Exhibit 10.1

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

DATED AS OF OCTOBER 31, 2005

BY AND AMONG

MODUSLINK CORPORATION, SALESLINK LLC AND

SALESLINK MEXICO HOLDING CORP. AS BORROWERS,

THE LENDERS

AND

LASALLE BANK NATIONAL ASSOCIATION,

AS AGENT FOR THE LENDERS

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A (§1.1)	Form of Master Letter of Credit Agreement
Exhibit B (§2.2 )	Form of Second Amended and Restated Revolving Credit Note
Exhibit C (§2.11(A)(vii))	Form of Opinion of Borrowers’ Counsel
Exhibit D (§2.11(A)(ix))	Form of Amended and Restated ModusLink Pledge Agreement
Exhibit E (§2.11(A)(x))	Form of Amended and Restated Intercreditor (Subordination) Agreement
Exhibit F (§2.11(C))	Form of Landlord Waiver
Exhibit G (§7.2(C)(ii))	Form of Financial Condition and Compliance Certificate
Exhibit H (§7.2)(C)(iv))	Form of Borrowing Base Certificate

SCHEDULES

Schedule 1.1.1	Commercial Tort Claims
Schedule 1.1.2	Eligible Collateral Locations
Schedule 1.1.3	Existing Permitted Debt
Schedule 1.1.4	Existing Permitted Liens
Schedule 2.1	Revolving Credit Commitments
Schedule 6.1(B)	Fictitious Names
Schedule 6.1(I)	Litigation; Indebtedness; Guarantees
Schedule 6.1(K)	Collateral
Schedule 6.1(R)	Subsidiaries
Schedule 6.1(T)	Collateral
Schedule 6.1(V)	Intellectual Property

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is made as of the 31st day of October, 2005 by and among MODUSLINK CORPORATION, a Delaware corporation (“ModusLink”), SALESLINK LLC, a Delaware limited liability company (“SalesLink”) and SALESLINK MEXICO HOLDING CORP., a Delaware corporation (“SalesLink Mexico”) (each herein called a “Borrower” and collectively, the “Borrowers”), the lenders party hereto (herein collectively called the “Lenders” and each individually called a “Lender”) and LASALLE BANK NATIONAL ASSOCIATION, as a Lender and as Agent for Lenders.

WHEREAS, Lenders and Borrowers are parties to that certain First Amended and Restated Loan and Security Agreement dated as of December 31, 2004, as amended by (i) that certain Consent and First Amendment to First Amended and Restated Loan and Security Agreement dated as of June 30, 2005 and (ii) that certain Second Amendment to First Amended and Restated Loan and Security Agreement dated as of September 30, 2005 (the “Existing Loan Agreement”);

WHEREAS, Borrowers desire to refinance the debt owed to Lenders under the Existing Loan Agreement (the “Existing Debt”), and Lenders are willing to refinance the Existing Debt upon the terms and conditions set forth in this Agreement; and

WHEREAS, in conjunction with refinancing the Existing Debt, Borrowers desire to borrow additional funds and obtain other financial accommodations from Lenders, and Lenders are willing to make certain loans and provide other financial accommodations to Borrowers upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extension of credit previously, now or to be made to or for the benefit of Borrowers by Lenders, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS.

1.1	Definitions. When used in this Agreement, the following terms shall have the following meanings:

“Accounts” shall mean all accounts (including without limitation all right to payment for services rendered or goods sold or leased), contract rights, leases, chattel paper, instruments, life insurance policies, notes and documents, whether now owned or to be acquired by any Borrower.

“Account Debtor” shall mean any Person who is or who may become obligated to any Borrower under, with respect to, or on account of an Account.

“Accounts and Inventory Report” shall mean a report delivered to Agent by Borrowers, in accordance with Section 7.2(C)(iv)(a), consisting of (i) a trial balance of all Accounts existing as of the last day of the month preceding the date of such Accounts and Inventory Report, specifying for each Account Debtor obligated on the Accounts, such Account Debtor’s name and outstanding balance, (ii) an aging of such Accounts, (iii) a list of all billings booked in advance as of such day, (iv) an inventory listing and (v) any other information reasonably required by Agent.

“Affiliate” shall mean any and all Persons which, in the reasonable judgment of Agent, directly or indirectly, own or control, are controlled by or are under common control with a Borrower, and any and all Persons from whom, in the reasonable judgment of Agent, a Borrower has not or is not likely to exhibit independence of decision or action. For the purpose of this definition and where otherwise applicable herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, no Borrower shall be deemed to be an Affiliate of any other Borrower.

“Agent” shall mean LaSalle in its capacity as administrative, collateral and documentation agent for all of the Lenders and not in its individual capacity, and its successor appointed pursuant to Section 9.9.

“Agent-Related Persons” shall mean Agent and any successor agent arising under Section 9.9, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and its Affiliates.

“Aggregate Revolving Credit Commitment” shall mean the combined Revolving Credit Commitments of Lenders then in effect, which initially shall be $55,000,000, as such amount may be increased pursuant to this Agreement.

“Allocable Amount” shall have the meaning ascribed to it in Section 11.7.

“Ancillary Agreements” shall mean all Security Documents and all agreements, instruments and documents, including without limitation, notes, guaranties, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, environmental indemnity agreement, subordination agreements, trust account agreements and all other written matter whether previously, now, or to be executed by or on behalf of a Borrower or any other Person or delivered to Agent or any Lender with respect to this Agreement.

“Applicable Margin” shall mean the percentage interest rate per annum based upon the Senior Leverage Ratio set forth in the Compliance Certificate delivered by Borrowers to Lender pursuant to Section 7.2(C)(ii), as indicated in the following chart:

Senior Leverage Ratio	Prime Margin	LIBOR Margin	Letter of Credit Margin
Greater than or equal to 2.50:1.00	0%	1.75%	1.75%
Greater than or equal to 1.50:1.00, but less than 2.50:1.00	0%	1.50%	1.50%
Less than 1.50:1.00	0%	1.25%	1.25%

“Assignment Agreement” shall have the meaning ascribed to it in Section 10.2.

“Availability” shall mean at any time, the lesser of (i) the Aggregate Revolving Credit Commitment and (ii) the Borrowing Base, as determined on the basis of the most recent Borrowing Base Certificate.

“Balance Sheet Leverage Ratio” shall mean as of any day the ratio of (i) the consolidated Indebtedness minus the aggregate amount outstanding pursuant to the CMGI Notes to (ii) consolidated Tangible Capital Funds.

“Borrowing Base” shall have the meaning ascribed to it in Section 2.1.

“Borrowing Base Certificate” shall have the meaning ascribed to it in Section 7.2(C)(iv)(b).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which (i) commercial banks in the State of Illinois or the Commonwealth of Massachusetts or (ii) the New York Stock Exchange, are required or authorized by law to remain closed; provided that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Buy Back Agreement” shall mean an agreement between a Borrower and a customer of such Borrower pursuant to which such customer agrees to purchase from such Borrower any Inventory that is in excess of such Borrower’s then current requirements or which is obsolete, at a price that is not less than 100% of the original purchase price of such Inventory.

“Capital Expenditures” shall mean for any period, the sum of all expenditures during that period that are or are to be included in “additions to property, plant or equipment” or a comparable item in the statement of cash flows of each Borrower, net of the amount of any reimbursement payments made to any Borrower by any third party, other than any Affiliate of a Borrower, in connection with any such expenditures.

“Capital Funds” shall mean the total of (i) each Borrower’s shareholder or member equity, as applicable, plus (ii) Subordinated Debt of each Borrower, both determined on a consolidated basis in accordance with generally accepted accounting principals consistently applied.

“Capitalized Lease Obligations” shall mean for any period the amounts payable with respect to leases of tangible or intangible property of any character, however denoted, which is required by generally accepted accounting principles to be reflected as a liability on the face of the balance sheet.

“Cash and Cash Equivalents” shall mean cash and other instruments that can be promptly, and in no event less than two (2) Business Days, converted into cash without the payment of a material monetary penalty or other material cost.

“Cash Collateral Account” shall mean a deposit account maintained with Agent, which deposit account and all the funds deposited therein will be subject to a first priority security interest in favor of Agent, for its benefit and the benefit of Lenders, upon such terms as are required by Agent, into which Borrowers deposit funds required to be deposited by them pursuant to Section 2.13(B), Section 3.2(B) and Section 8.1(B). Borrowers shall not have access to funds deposited in the Cash Collateral Account.

“Cash Collateralized Letter of Credit” shall mean those Letters of Credit that are secured by Borrowers’ deposits to the Cash Collateral Account as required pursuant to Section 2.13(B), Section 3.2(B) and Section 8.1(B).

“Charges” shall mean all national, federal, state, county, city, municipal, or other governmental (including, without limitation, the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, Liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Liabilities, (iii) Borrowers’ employees, payroll, income or gross receipts, (iv) Borrowers’ ownership or use of any of its assets or (v) any other aspect of Borrowers’ respective businesses.

“Closing” shall have the meaning ascribed to it in Section 2.11(A).

“CMGI” shall mean CMGI, Inc., a Delaware corporation.

“CMGI Notes” shall mean (i) that certain Secured Demand Note dated as of August 2, 2004 executed by Obligor in favor of Creditor in the principal amount of $25,000,000, (ii) that certain Secured Promissory Note dated as of December     , 2004 executed by Obligor in favor of Creditor in the principal amount of $10,000,000 and (iii) that certain Secured Promissory Note dated as of December     , 2004 executed by Obligor in favor of Creditor in the principal amount of $17,151,705 and (iv) any other promissory notes executed by any Borrower in favor of CMGI.

“Collateral” shall mean all of the Property and interests in Property described in Section 4.1 and all other Property and interests in Property which shall, from time to time, secure any part of the Liabilities.

“Commercial Tort Claims” shall mean commercial tort claims of any Borrower, including those specifically identified on Schedule 1.1.1 to this Agreement, as it may be amended from time to time.

“Commitment” means, for each Lender, its Revolving Credit Commitment then in effect.

“Commitment Increase Option” shall have the meaning ascribed to it in Section 2.3(B).

“Compliance Certificate” shall have the meaning ascribed to it in Section 7.2(C)(ii).

“Default” shall mean any event or condition which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

“Dollars” and the symbol “$” shall mean the lawful currency of the United States of America.

“EBITDA” shall mean with reference to any period (i) consolidated net income (or net deficit) of Borrowers and their respective Subsidiaries for such period as computed in accordance with generally accepted accounting principles consistently applied, plus (ii) (a) Interest Expense without duplication, it being understood that Interest Expense shall not include interest that is paid in kind for such period, (b) all amounts deducted in arriving at such net income (or net deficit) in respect of federal, state and local income taxes for such period, (c) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of such Persons, (d) all restructuring charges recognized by Borrowers during Borrowers’ fiscal year 2006 up to a maximum amount of $8,000,000 and during each fiscal year of Borrowers thereafter, up to a maximum of $6,500,000 which are related to any transactions consented to by the Lenders.

“Eligible Collateral Location” shall mean the locations identified on Schedule 1.1.2 attached hereto, together with such other locations as to which Agent may, from time to time, agree, subject to Section 4.6 and such reasonable conditions as Agent may determine appropriate, including the execution and filing of appropriate financing statements and the obtaining of any lien waivers from any bailee, warehouseman, landlord, mortgagee or similarly situated Person who may have a Lien in or upon any Inventory at such location.

“Eligible Inventory” means the aggregate amount of all Inventory (including raw materials) of Borrowers and their Subsidiaries that is subject to a Buy Back Agreement, valued on the first-in, first-out method of inventory valuation, less any inventory:

(i) which is damaged, or not of merchantable quality, or has any defects that would affect the market value of such inventory; or

(ii) which is located in Minnesota or New Jersey, unless a Borrower has qualified to do business in such State and has filed appropriate notices of business activities reports (or other appropriate filings) with the appropriate state authorities for the then current year; or

(iii) which is consigned, in transit or the subject of a bill in lading or other title document; or

(iv) which is not located at an Eligible Collateral Location; or

(v) which Agent in its reasonable discretion determines not to treat as Eligible Inventory, including without limitation due to age, type, category or quantity (Agent shall notify Borrowers of any such determination within a reasonable time after it has been made); or

(vi) which fails to meet or violates any warranty, representation or covenant contained in this Agreement or any related document or instrument relating to such Inventory; or

(vii) which is subject to any Lien or security interest except in favor of Agent; or

(viii) which is produced in violation of the Fair Labor Standards Act or is packaging or shipping material or general supplies; or

(ix) which is not in good condition or does not meet in all material respects all material standards imposed by any Person having regulatory authority over such goods or their use and/or sale, is damaged, is not currently saleable in the normal course of business or is saleable but requires repairs, repackaging or other cost and expense (other than normal and customary stocking costs).

Borrowers agree that work in process inventory shall not be included in Eligible Inventory. Notwithstanding anything to the contrary herein, no Inventory owned by any Borrower or Subsidiary located outside of the United States shall be Eligible Inventory until such time as Agent shall have received evidence satisfactory to it, in its reasonable discretion, of the creation, perfection and the relative priority of a security interest in such Inventory in favor of Agent including an opinion of counsel to that effect acceptable to Agent in its reasonable discretion.

“Eligible Receivables” means the aggregate amount of all accounts of each Borrower and its Subsidiaries arising in the ordinary course of such Borrower’s or Subsidiary’s business as presently conducted, valued at the lowest of invoice (adjusted for credits, returns or the like), book value or the amount reasonably expected by such Borrower or Subsidiary to be collected from the particular Account Debtor(s), less any accounts and related amounts:

(i) which remain fully or partially unpaid for more than ninety (90) days after their respective invoice dates except as contemplated by (xvi) below; or

(ii) which are not due and payable in full in accordance with such Borrower’s credit and collection policy as disclosed by such Borrower to Agent; provided that regardless of the terms of such credit and collection policy, no Eligible Receivable shall have a payment term which is greater than sixty (60) days from the date of its related invoice; or

(iii) which are owed by a particular Account Debtor if fifty percent (50%) or more of the balance owing by such Account Debtor has not been paid within 90 days of the invoice date; or

(iv) with respect to which the Account Debtor is another Borrower or is a partner, shareholder, director, officer, employee, or agent of any such Borrower or is a Subsidiary or other Affiliate; or

(v) with respect to which payment by the Account Debtor is or may be conditional, and accounts commonly known as “bill and hold” or accounts with a similar or like arrangement; or

(vi) with respect to which the Account Debtor is not a resident or citizen of or otherwise located in the United States of America, or with respect to which the Account Debtor is not subject to service of process in the United States of America, unless such Borrower has furnished Agent with a letter of credit or account receivable insurance in at least the amount of the account acceptable as to form, substance and issuer to Agent in its sole discretion; notwithstanding the foregoing, up to $7,500,000 of Tilburg Receivables shall be considered Eligible Receivables if, but for this subsection (vi), such Tilburg Receivables would otherwise be considered Eligible Receivables; or

(vii) with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless all necessary steps are taken to comply with the Assignment of Claims Act of 1940, as amended, and all other necessary steps to perfect Agent’s security interest in such account have been completed to Agent’s satisfaction; or

(viii) with respect to which such Borrower is or may become liable to the Account Debtor for goods sold or services rendered by such Account Debtor to Borrower; or

(ix) with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor thereof or with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the Account Debtor; or

(x) arising from a “sale on approval” or “sale or return”; or

(xi) which are subject to any Lien or security interest except in favor of Agent, or are “bonded” or similar accounts; or

(xii) which are owed by an Account Debtor which has a dispute with such Borrower, or as to which any adverse claim, dispute or litigation relates (including without limitation any claim that any amounts are not owed to such Borrower), but only in the amount of such adverse claim, dispute or litigation; or

(xiii) which are owed by an Account Debtor which is located in Minnesota or New Jersey, unless such Borrower has qualified to do business in such State and has filed appropriate notices of business activities reports (or other appropriate filings) with the appropriate state authorities for the then current year; or

(xiv) which are owed by an Account Debtor which (a) has filed a petition or (b) is subject to an involuntary petition under any section or chapter of the United States Bankruptcy Code or any similar law or regulation or has made a general assignment for the benefit of its creditors; or

(xv) which fails to meet or violates any warranty, representation or covenant (subject to any applicable grace or cure period) contained in this Agreement or any related document or instrument relating directly to Accounts; or

(xvi) which Agent deems, in its reasonable discretion, to be doubtful in their collection.

Notwithstanding anything to the contrary herein, (i) except as otherwise provided in subsection (vi) above, no Accounts which are owed to any Subsidiary that is not a resident of the United States shall be Eligible Receivables until such time as Agent shall have received evidence satisfactory to it, in its reasonable discretion, of the creation, perfection and the relative priority of a security interest in such Accounts in favor of

Agent including an opinion of counsel to that effect acceptable to Agent in its reasonable discretion and (ii) if the aggregate amount of all Accounts owed by a particular Account Debtor exceed 37.5% of Eligible Receivables after giving effect to subsections (i)-(xvi) above, than all Accounts in excess of such amount shall be excluded as Eligible Receivables.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

“Equipment” shall mean all of Borrowers’ and their respective Subsidiaries’ now owned and to be acquired equipment and fixtures, including without limitation, furniture, machinery, vehicles and trade fixtures, together with any and all accessories, parts, appurtenances, substitutions and replacements.

“Equipment Debt” shall mean up to $5,000,000 in consolidated Indebtedness of Borrowers related to Borrowers’ equipment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall mean the occurrence or existence of any one or more of the events described in Section 8.1.

“Financials” shall mean those financial statements of Borrowers and their respective Subsidiaries delivered to Agent pursuant to Section 7.2(C).

“Fixed Charge Coverage Ratio” shall mean for any period the ratio of (i) the aggregate amount of (a) EBITDA for such period minus (b) Capital Expenditures for such period to (ii) the aggregate amount of (x) Interest Expense for such period plus (y) payments made by Borrowers to CMGI with respect to Subordinated Debt for such period plus (z) payments made by Borrowers with respect to Capitalized Lease Obligations for such period.

“General Intangibles” shall mean all contract rights, choses in action, general intangibles, causes of action and all other intangible personal property of Borrowers and their respective Subsidiaries of every kind and nature (other than Accounts) now owned or to be acquired by Borrowers and their respective Subsidiaries. Without in any way limiting the generality of the foregoing, General Intangibles specifically includes, without limitation, all corporate or other business records, deposit accounts, inventions, designs, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade secrets, goodwill, copyrights, registrations, licenses, leasehold interests, franchises and tax refund claims owned by a Borrower or its Subsidiaries and all letters of credit, banker’s acceptances, guarantee claims, security interests or other security held by or granted to a Borrower or its Subsidiaries to secure payment by an Account Debtor of any Accounts, letter of credit rights, payment intangibles, supporting obligations, Commercial Tort Claims, software and such other assets as Agent determines to be intangible in its sole and absolute discretion.

“Indebtedness” shall mean all of Borrowers’ or their respective Subsidiaries’ liabilities, obligations and indebtedness to all Persons of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed or otherwise, previously, now or to be owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes (i) the Liabilities, (ii) all obligations or liabilities of any Person that are secured by any Lien, claim, encumbrance, or security interest upon property owned by a Borrower or a Subsidiary, even though such Borrower or such Subsidiary has not assumed or become liable for the payment thereof, (iii) all obligations or liabilities created or arising under any lease of real or personal property (including Capitalized Lease Obligations, but excluding operating leases), or conditional sale or other title retention agreement with respect to property used or acquired by a Borrower or a Subsidiary, even though the rights and remedies of the lessor, seller or lender, thereunder are limited to repossession of such property, (iv) all unfunded pension fund obligations and liabilities and (v) deferred Taxes.

“Indebtedness for Borrowed Money” shall mean for any Person (without duplication) (i) all Indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including but not limited to the issuance of debt securities), (ii) all Indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than sixty (60) days past due), (iii) all Indebtedness secured by any Lien upon property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Indemnified Liabilities” shall have the meaning ascribed to it in Section 9.7.

“Intercreditor (Subordination) Agreement” shall mean the Amended and Restated Intercreditor (Subordination) Agreement described in Section 2.11(A)(xi).

“Interest Expense” shall mean for any period the sum of all interest charges on Indebtedness (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of Borrowers and their respective Subsidiaries for such period determined in accordance with generally accepted accounting principles.

“Interest Payment Date” shall mean: (i) (a) with respect to any Prime Rate Loan, the first Business Day of each calendar month and the date of any conversion of such Prime Rate Loan into a LIBOR Loan and (b) with respect to any LIBOR Loan, the last day of the applicable Interest Period; and (ii) for Prime Rate Loans and LIBOR Loans accrued interest shall be payable upon (a) the Revolving Credit Termination Date and (b) the date on which each such Loan is paid in full or otherwise satisfied.

“Interest Period” shall mean with respect to any LIBOR Loan (a) initially, the period commencing on the initial date of borrowing as set forth in the Notice of Borrowing or the conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two or three months thereafter, as selected by Borrowers in the Notice of Borrowing or Notice of Conversion and (b) thereafter, each period commencing on and including the first day of the next Interest Period applicable to such LIBOR Loan and ending one, two or three months thereafter, as selected by Borrowers in the Notice of Continuance described in Section 2.7(B); provided that the foregoing provisions relating to Interest Periods are subject to the following:

(i) If any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day except if the result of such extension would be for such Interest Period to end in another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period of a LIBOR Loan made pursuant to the Revolving Credit Facility that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

(iii) if Borrowers fail to give notice of the length of the Interest Period they request with respect to the LIBOR Loan, Borrowers shall be deemed to have selected a LIBOR Loan of one (1) month; and

(iv) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate” shall mean the interest rate determined in accordance with Section 2.4.

“Inventory” shall mean all goods, inventory, merchandise, finished goods, component goods, packaging materials and other personal property including, without limitation, goods in transit, wherever located and whether now owned or to be acquired by any Borrower or any Subsidiary which is or may at any time be held for sale or lease, furnished under any contract of service or held as raw materials, work in process, supplies or materials used or consumed in Borrowers’ and their respective Subsidiaries’ business, and all such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by a Borrower. The parties hereto agree that all goods in possession of any Borrower in such Borrower’s capacity as a bailee shall not be considered Inventory hereunder.

“Issuance Request” shall have the meaning ascribed to it in Section 2.13(E).

“Issuing Lender” shall mean LaSalle in its capacity as issuer of any Letter of Credit.

“LaSalle” shall mean LaSalle Bank National Association.

“Letter of Credit” shall mean any letter of credit issued by the Issuing Lender for the account of a Borrower in accordance with Section 2.13.

“Letter of Credit Expiry Date” shall mean, with respect to any Letter of Credit, the date which is the earlier of (i) one (1) year after the date of issuance thereof or (ii) one (1) year after the Revolving Credit Termination Date.

“Letter of Credit Fees” shall have the meaning ascribed to it in Section 2.13(G).

“Letter of Credit Obligations” shall mean, as at the time of determination thereof, the sum of (a) the Reimbursement Obligations then outstanding and (b) the aggregate then undrawn face amount of the then outstanding Letters of Credit.

“Liabilities” shall mean all of Borrowers’ and their respective Subsidiaries’ liabilities, obligations and indebtedness to Agent or any Lender of any and every kind and nature, whether primary, secondary, direct, absolute, contingent, fixed or otherwise (including, without limitation, interest, charges, expenses, attorneys’ fees and other sums chargeable to a Borrower or its Subsidiaries by Agent or any Lender, future advances made to or for the benefit of a Borrower and obligations of performance), whether arising under this Agreement, under any of the Ancillary Agreements or acquired by Agent or any Lender from any other source, whether previously, now or to be owing, arising, due, or payable from a Borrower or its Subsidiaries to Agent or any Lender, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law or otherwise.

“LIBOR Loan” shall mean any Loan (or portion thereof) bearing interest at the LIBOR Rate, as designated by Borrowers in a Notice of Borrowing, Notice of Conversion or Notice of Continuance.

“LIBOR Rate” shall mean a rate of interest equal to the per annum rate of interest at which United States dollar deposits in an amount comparable to the principal balance of Loans and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of each Interest Period, as displayed in the Bloomberg Financial Markets system, or other authoritative source selected by Agent in its sole discretion, divided by a number determined by subtracting from 1.00 the maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency liabilities, such rate to remain fixed for such Interest Period. Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

“Lien” means any mortgage, pledge or lease of, security interest in or lien, charge, restriction or encumbrance on any Property of the Person involved in favor of or which secures any obligation to, any other Person.

“Loan” shall mean any advance made by Lenders to Borrowers under the Revolving Credit Facility.

“Loan Fee” shall mean $90,000.00.

“Long Term Debt” shall mean any Indebtedness with a maturity of over one year from any date of determination.

“Master Letter of Credit Agreement” shall mean with respect to the issuance of Letters of Credit, a Master Letter of Credit Agreement substantially in the form of Exhibit A hereto as such form may be amended by LaSalle from time to time.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Borrowers taken as a whole, (b) a material impairment of the ability of any Borrower to perform any of its obligations under this Agreement or any Ancillary Agreement or (c) a material adverse effect upon any substantial portion of the Collateral or upon the legality, validity, binding effect or enforceability against any Borrower of this Agreement or any Ancillary Agreement.

“ModusLink Pledge Agreement” shall mean the Amended and Restated ModusLink Pledge Agreement described in Section 2.11(A)(x).

“Non-Funding Lender” shall have the meaning ascribed to it in Section 3.1(B).

“Notes” shall mean, collectively, each Second Amended and Restated Revolving Credit Note to be executed and delivered by Borrowers to each Lender on the Closing and which are described in Section 2.2.

“Notice of Borrowing” shall mean a Notice of Borrowing described in Section 2.5.

“Notice of Continuance” shall mean a Notice of Continuance described in Section 2.7(B).

“Notice of Conversion” shall mean a Notice of Conversion described in Section 2.7(A).

“Participant” shall mean any Person, now or at any time or times to be, participating with any Lender in the Loans made by such Lender to Borrowers pursuant to this Agreement and the Ancillary Agreements.

“Percentage” shall mean, as to any Lender, the percentage (calculated to the ninth decimal place) which such Lender’s Revolving Credit Commitment is of the Aggregate Revolving Credit Commitments, as reflected in the records of Agent. If the Revolving Credit Commitments have terminated, such Lender’s “Percentage” of the Revolving Credit Commitments shall be deemed to be the percentage which the aggregate amount of such Lender’s outstanding Revolving Credit Loans to Borrowers plus all Reimbursement Obligations of Borrowers to such Lender is of the aggregate amount of all of Lenders’ outstanding Revolving Credit Loans to Borrowers plus the aggregate amount of all Reimbursement Obligations of Borrowers to all of the Lenders.

“Permitted Debt” shall mean:

(i) the Liabilities;

(ii) current unsecured Indebtedness arising in the ordinary course of business of Borrowers and their respective Subsidiaries, including trade payables, utility costs, payroll and benefit obligations, accrued tax liabilities and other non-extraordinary accounts payable but excluding Indebtedness for Borrowed Money;

(iii) the Subordinated Debt;

(iv) Indebtedness incurred by Borrowers to any Person at a time no Default or Event of Default exists constituting Capitalized Lease Obligations;

(v) the Equipment Debt; and

(vi) such other Indebtedness outstanding on the date hereof and described on Schedule 1.1.3 attached hereto.

“Permitted Liens” shall mean:

(i) Liens and encumbrances in favor of Agent, whether granted under or established by this Agreement, the Ancillary Agreements or otherwise;

(ii) subject to Section 7.4, Liens for taxes, assessments or other governmental charges incurred by a Borrower or its Subsidiaries in the ordinary course of business and for which no interest, late charge or penalty is attaching or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books;

(iii) Liens, not delinquent, incurred by a Borrower or its Subsidiaries in the ordinary course of business created by statute in connection with worker’s compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;

(iv) Liens incurred by a Borrower or its Subsidiaries in favor of mechanics, materialmen, carriers, warehousemen, landlords or repairmen or other like statutory or common law Liens securing obligations incurred in good faith in the ordinary course of business that are not overdue for a period of more than fifteen (15) days or which are being contested in good faith;

(v) pledges and deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vi) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the property of any Borrower or Subsidiary or materially interfere with the ordinary conduct of the business of any Borrower or Subsidiary;

(vii) Liens and encumbrances related to Equipment Debt; and

(viii) any existing Liens and encumbrances identified in Schedule 1.1.4 hereto to secure Indebtedness outstanding as of the date hereof.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department).

“Post-Termination Letter of Credit” shall the meaning ascribed to it in Section 2.13(B)(ii).

“Prime Rate” shall mean the rate per annum equal to the prime rate of interest announced by LaSalle from time to time as its “prime rate.” Changes in interest charged under this Agreement on Prime Rate Loans, shall take effect on the date of each change in the Prime Rate, without further notice from LaSalle. The Prime Rate is not necessarily the lowest rate of interest charged by LaSalle in connection with extensions of credit.

“Prime Rate Loan” shall mean any Loan (or portion thereof) bearing interest at the Prime Rate, as designated by Borrowers in the Notice of Borrowing, Notice of Conversion or Notice of Continuance.

“Property” shall mean any and all rights, titles and interests in and to any and all property whether real or personal, tangible (including cash) or intangible and wherever situated and whether now owned or hereafter acquired.

“Reimbursement Obligations” shall mean all amounts owed by any Borrower to the Issuing Lender or any other Lender (whether or not evidenced by any note or instrument), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, representing the principal of and interest on payments made by the Issuing Lender or any other Lender under or in connection with any Letter of Credit, including but not limited to, all unpaid drawings, fees, premiums, expenses, attorneys’ fees, accountants’ fees, capital adequacy charges, increased costs and similar costs and expenses owed or payable under this Agreement or any Letters of Credit, including but not limited to, the fees set forth in Section 2.13.

“Reportable Event” shall have the meaning ascribed to it in Section 6.1(O).

“Required Lenders” shall mean Lenders (other than Non-Funding Lenders) having aggregate percentages of (i) so long as there are fewer than three Lenders, all Lenders or (ii) if there are three or more Lenders, 66-2/3% or more, or if the Commitments have been terminated 66-2/3% of the aggregate outstanding principal amount of the outstanding Loans and Reimbursement Obligations.

“Revolving Credit Commitment” shall mean with respect to each Lender (i) initially, the amount set forth opposite such Lender’s name in Schedule 2.1 under the heading “Initial Revolving Credit Commitments” and (ii) if the Borrowers exercise the Commitment Increase Option pursuant to the terms of Section 2.3(B) hereto, the amount set forth opposite such Lender’s name in Schedule 2.1 under the heading “Final Revolving Credit Commitments.”

“Revolving Credit Facility” shall have the meaning ascribed to it in Section 2.1.

“Revolving Credit Termination Date” shall mean October 31, 2008.

“Security Documents” shall mean this Agreement, that certain First Amended and Restated Trademark Security Agreement dated as of December 31, 2004 by and between the Agent (as agent for the Lenders) and ModusLink and all other agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, notices of assignment, schedules, assignments, mortgages and other written matter necessary or requested by Agent to create, perfect and maintain perfected Agent’s security interest in the Collateral.

“Senior Debt” shall mean as of any measurement date the aggregate amount of (i) all outstanding Loans under the Revolving Credit Facility and (ii) the Letter of Credit Obligations.

“Senior Leverage Ratio” shall mean as of any measurement date the ratio of (i) consolidated Senior Debt to (ii) consolidated EBITDA calculated on a trailing twelve month basis.

“Solvent” shall mean with respect to any Person on a particular date, that on such date (a) the fair salable value of its property is greater than the fair present value of its liabilities (including for purposes of this definition all liabilities whether reflected on a balance sheet prepared or otherwise and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) the present fair salable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability (less any insurance proceeds and proceeds from any third party indemnity that can reasonably be expected to be collected to offset such actual or matured liability).

“Special Collateral” shall have the meaning ascribed to it in Section 4.3.

“Subordinated Debt” shall mean all Indebtedness which is expressly subordinated to Agent, including without limitation, Indebtedness subordinated by the Amended and Restated Intercreditor (Subordination) Agreement, containing subordination provisions which are satisfactory to Agent in its sole discretion.

“Subsidiary” shall mean any corporation, partnership, limited liability company or other legal entity of which a Borrower owns directly or indirectly 50% or more of the outstanding voting stock or interests, or of which a Borrower has effective control by contract or otherwise.

“Tangible Capital Funds” shall mean (i) the total of each Borrower’s shareholder or member equity, as applicable, plus (ii) the aggregate amount outstanding pursuant to the CMGI Notes, both determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied minus the sum of (a)

all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, cash value of life insurance policies, loan origination fees, goodwill, patents, trademarks, trade names, copyrights, franchises, rights to refunds from Taxes and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets, and (b) prepaid assets and assets designated as “other” on Borrowers’ consolidated balance sheet, all determined on a consolidated basis.

“Taxes” shall mean for any fiscal year the federal, state, local and foreign taxes payable by each Borrower and their Subsidiaries.

“Tilburg Receivables” shall mean all accounts receivable of Hewlett-Packard Company, a Delaware corporation owed to ModusLink B.V., a corporation organized under the laws of the Netherlands, f/k/a Modus Media International B.V. (“ModusLink B.V.”) or ModusLink Tilburg B.V., a corporation organized under the laws of the Netherlands, f/k/a SalesLink International B.V., f/k/a Logistical Processing B.V. (“Tilburg B.V.”) which result from the operations of ModusLink B.V. or Tilburg B.V. in Tilburg, Netherlands and Apeldoorn, Netherlands as indicated on the most recent Borrowing Base Certificate.

“UCC” shall have the meaning ascribed to it in Section 1.3.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with generally accepted accounting principles.

1.3 Other Terms. All other terms, whether or not capitalized, contained in this Agreement which are not otherwise defined in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code of the State of Illinois (the “UCC”) in effect from time to time, to the extent the same are used or defined therein.

1.4 Interpretation. In this Agreement and each Ancillary Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by such documents, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(iii) reference to either gender includes the other gender;

(iv) reference to any agreement (including this Agreement and the Schedules and Exhibits and the Ancillary Agreements) documents or instruments means such agreement, document or instrument as amended, modified, supplemented or replaced from time to time in accordance with the terms thereof and, if applicable, the terms hereof and the Ancillary Agreements, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

(v) reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder;

(vi) reference to any Article, Section, paragraph, clause, other subdivision, Schedule or Exhibit means such Article, Section, paragraph, clause or other subdivision of this Agreement or Schedule or Exhibit to this Agreement;

(vii) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(ix) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references herein to any Subsidiary shall apply only during such times as a Borrower has any Subsidiary.

1.5 Multiple Borrowers. The term “Borrowers” refers to more than one corporation. The Borrowers hereby designate ModusLink to act on behalf of the Borrowers for all purposes under this Agreement, including, without limitation, the requesting of Loans hereunder, and the reduction of any Commitment. Notice when given to ModusLink shall be sufficient notice to the Borrowers. Any document delivered to ModusLink shall be considered delivered to each of the Borrowers.

2. LOANS; GENERAL TERMS.

2.1 Revolving Line of Credit. Each Lender with a Revolving Credit Commitment, severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make available for Borrowers’ use, from time to time until the Revolving Credit Termination Date, upon request of the Borrowers in accordance with Section 2.5, certain Loans under a revolving line of credit (the “Revolving Credit Facility”) in an aggregate amount not to exceed at any time outstanding the then applicable Revolving Credit Commitment of such Lender; provided that the aggregate amount of Loans plus

Letter of Credit Obligations under the Revolving Credit Facility outstanding at any one time shall not exceed the lesser of:

(A) the Aggregate Revolving Credit Commitment then in effect; and

(B) (i) 80% of Eligible Receivables plus (ii) 50% of Eligible Inventory (such amount referred to herein as the “Borrowing

Base”).

During such period and subject to Section 3.2(B), the Revolving Credit Facility may be utilized by borrowing, repaying and reborrowing the Loans thereunder.

2.2 Evidence of Debt. The Revolving Credit Facility and the Loans made by each Lender to Borrowers thereunder shall be evidenced by a Revolving Credit Note payable to the order of such Lender, which note shall be in the form attached hereto as Exhibit B.

2.3 Loan Accounts; Commitment Increase Option; Amount and Maintenance of Loans; Interest Rate Not Determined.

(A) Loan Account. Agent, on behalf of Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding, and such record shall, absent demonstrable error be conclusive evidence of the amount of the Loans made by Lenders to Borrowers and the interest and payments thereon. Any failure to record or any error in doing so shall, however, limit or otherwise affect the obligation of Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans.

(B) Commitment Increase Option. Provided that no Default or Event of Default has occurred and is continuing and subject to the terms and conditions of this Agreement, Borrowers may elect to increase the Aggregate Revolving Credit Commitment to $60,000,000, but not less than $60,000,000, by delivery to Agent at least ten (10) Business Days’ prior to the effectiveness thereof, of irrevocable written notice of such election, which notice must be in form and substance acceptable to Agent (a “Commitment Increase Option”). After the exercise of such Commitment Increase Option, the Aggregate Revolving Credit Commitment shall remain at $60,000,000 until the Revolving Credit Termination Date.

(C) Amount and Maintenance of Loans. The Loans may be made and maintained as (i) Prime Rate Loans, (ii) LIBOR Loans, or (iii) a combination of Prime Rate Loans and LIBOR Loans. The aggregate principal amount of each LIBOR Loan, whether new, converted or continued, shall not be less than $500,000. More than one borrowing may occur on the same date, but at no time shall there be outstanding more than five LIBOR Loans in the aggregate. The amount of any Loan is also subject to the limits contained in Section 2.1. No Loan shall be made at any time a Default or Event of Default shall exist.

(D) Inability to Determine Interest Rate. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers) that currency deposits in the amount of such LIBOR Loan are not generally available in the London Interbank market, or that the rate at which such currency deposits are being offered will not adequately and fairly reflect the cost to Agent of maintaining the principal amount of such LIBOR Loan during such Interest Period, Agent shall promptly, after such determination shall have been made, give facsimile notice of such determination to Borrowers and Lenders, and, until Agent shall notify Borrowers and Lenders that the circumstances giving rise to such notice no longer exist, any request by Borrowers for the making of, conversion to or continuation of a LIBOR Loan shall be deemed to be a request for a Prime Rate Loan. Agent shall use its reasonable efforts to notify Borrowers of a change in the circumstances causing the LIBOR Loan to be unavailable but shall not incur any liability for any failure so to notify Borrowers.

2.4 Interest Rate. Unless otherwise provided in a writing evidencing such Liabilities, Borrowers agree, jointly and severally, to pay Agent, for the benefit of each Lender, interest on the outstanding principal balance of the Loans from time to time at a rate equal to (i) with respect to Prime Rate Loans, the Prime Rate and (ii) with respect to LIBOR Loans, the LIBOR Rate plus the Applicable Margin. The records of Agent as to the interest rate applicable to a particular advance shall be binding and conclusive absent manifest error. Interest shall be payable from the date of such advance of the Loan to the day of repayment of such advance. Interest shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable as provided in Section 3.2. Agent, for the ratable benefit of each Lender, reserves the right to charge Borrowers’ checking account(s) for accrued interest on the applicable Interest Payment Date. In no contingency or event whatsoever shall the rate or amount of interest paid by Borrowers under this Agreement or any of the Ancillary Agreements exceed the maximum amount permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable. In the event that such a court determines that Agent or any Lender has received interest under this Agreement or under any Ancillary Agreement in excess of the maximum amount permitted by such law, (i) Agent or such Lender shall apply such excess to any unpaid principal owed by Borrowers to such Lender under the Revolving Credit Facility or, if the amount of such excess exceeds the unpaid balance of such principal on the Revolving Credit Facility, such Lender shall promptly refund such excess interest to Borrowers and (ii) the provisions of this Agreement shall be deemed amended to provide for such permissible rate. All sums paid, or agreed to be paid, by Borrowers which are, or to be may be construed to be, compensation for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, spread and allocated throughout the term of all such indebtedness until the indebtedness is paid in full.

2.5 Borrowing Procedures. In order to effect a Loan under the Revolving Credit Facility, an authorized officer of each of the Borrowers shall give Agent irrevocable written notice (in form and substance acceptable to Agent) or irrevocable telephone notice (immediately confirmed by such written notice by facsimile) not later than 11:00 a.m., Chicago time, on (i) the proposed borrowing date in the case of Prime Rate Loans and (ii) the second

Business Day prior to the proposed borrowing date in the case of LIBOR Loans (the “Notice of Borrowing”). Borrowers hereby authorize Agent and each Lender to extend advances and make Loans to Borrowers based on written or telephone notice from an authorized officer of Borrowers. Each Notice of Borrowing shall specify the principal amount of the Loan to be made pursuant to such borrowing and the date of such borrowing (which shall be a Business Day), that the Loans are under the Revolving Credit Facility, whether the Loans being made pursuant to such borrowing are to be maintained as Prime Rate Loans or LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto. Promptly after receipt of such request, Agent shall advise each Lender thereof. Not later than 2:30 p.m., Chicago time, on the date of a proposed borrowing, each Lender shall provide Agent, at the principal office of Agent in Chicago, with immediately available funds equal to such Lender’s pro rata share of the borrowing, and subject to receipt by Agent of the documents required under Section 2.11(B) with respect to such borrowing, if any are required, Agent shall pay over such funds received by it to Borrowers on the requested borrowing date.

2.6 General Provisions.

(A) One Loan. All Loans and advances by each Lender to Borrowers under this Agreement and the Ancillary Agreements shall constitute one loan and all indebtedness and obligations of Borrowers to all of the Lenders under this Agreement and the Ancillary Agreements shall constitute one general obligation secured by the Collateral. The parties hereto acknowledge that this Agreement constitutes a replacement of the Existing Loan Agreement, and all references to the Existing Loan Agreement shall be deemed a reference to this Agreement.

(B) Events of Default. Each Lender may, in its sole discretion, refrain from making any Loans or extensions of credit to Borrowers under this Agreement or any Ancillary Agreement after the occurrence and during the continuation of an Event of Default.

2.7 Conversion Options; Continuance.

(A) Conversion Requirements. Provided that no Default or Event of Default has occurred and is continuing and subject to the terms and conditions of this Agreement, Borrowers may elect from time to time to convert a Prime Rate Loan, or any portion thereof, to a LIBOR Loan by Borrowers giving Agent at least two Business Days’ prior irrevocable written notice of conversion, which notice must be in form and substance acceptable to Agent and received by Agent prior to 11:00 a.m. (Chicago time) (the “Notice of Conversion”). If the date on which a Prime Rate Loan is to be converted to a LIBOR Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day, and during the period from such date to such succeeding Business Day, such Prime Rate Loan shall bear interest as if it were a Prime Rate Loan. All or any part of outstanding borrowings may be converted as provided herein. Subject to the terms and conditions of this Agreement, Borrowers may convert a LIBOR Loan into a Prime Rate Loan by Borrowers giving Agent a Notice of Conversion not later than 11:00 a.m. (Chicago time) on the desired conversion date. Promptly upon receipt of each Notice of Conversion, Agent shall advise each Lender thereof.

(B) Continuance. Any LIBOR Loan may be continued as such, in whole or in part, upon the expiration of an Interest Period with respect thereto if Borrowers gives Agent irrevocable written notice of continuance which notice must be in form and substance acceptable to Agent and received by Agent prior to 11:00 a.m. (Chicago time), at least two Business Days prior to the date of expiration of the Interest Period expiring with respect to the LIBOR Loan which is requested to be continued, specifying (i) the LIBOR Loan, or portion thereof, requested to be continued; (ii) the date of expiration of the Interest Period expiring with respect to the LIBOR Loan, or portion thereof, which is requested to be continued; and (iii) the length of the Interest Period with respect to such LIBOR Loan, or portion thereof, after the continuation thereof (the “Notice of Continuance”); provided that no LIBOR Loans may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period for such Loan. If Borrowers do not comply with the notice provisions of this clause (B), such LIBOR Loan shall be automatically converted to a Prime Rate Loan upon the expiration of the Interest Period with respect thereto. Promptly upon receipt of each Notice of Continuance, Agent shall advise each Lender thereof.

(C) Restatement of Representations and Warranties. Any Notice of Conversion or Notice of Continuance delivered pursuant to this Section 2.7 shall be deemed to be a representation that all of the representations and warranties of Borrowers contained in this Agreement shall then be true and correct as if made on such date, except to the extent that such representations and warranties expressly relate to an earlier date, and that no Default or Event of Default shall have occurred and be continuing.

2.8 Requirements of Law.

(A) Increased Costs. Notwithstanding any other provisions herein, in the event that the introduction of or any change in any law, rule, regulation, treaty or directive or in the interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality or regulatory body:

(i) subjects such Lender to any tax of any kind whatsoever with respect to this Agreement, the Notes, the Ancillary Agreement or the Loans made hereunder, or changes the basis of taxation of payments to such Lender of principal, interest or any other amount payable hereunder (except for changes in the rate of tax imposed on the overall net income of such Lender by the United States, any state or subdivision thereof);

(ii) imposes, modifies, holds applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (which is not otherwise included in the determination of the LIBOR Rate hereunder); or

(iii) imposes on any Lender or the London interbank market any other condition affecting this Agreement or the LIBOR Loans made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making, continuing or maintaining or participating in LIBOR Loans, or to reduce any amount receivable thereunder or to increase the withholding taxes payable then, in any such case, Borrowers agree, jointly and severally, to pay such Lender, within fifteen (15) days after demand by such Lender, any additional amounts necessary to compensate such Lender on an after-tax basis for such additional cost or reduced amount receivable or increased withholding taxes payable which such Lender deems to be material as determined by such Lender with respect to this Agreement, the Notes, the other Ancillary Agreements or the Loans made hereunder.

(B) Capital Adequacy. In the event that any Lender shall have determined that the adoption of any law, rule, regulation, treaty or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or application of any of the foregoing or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality or regulatory body, does or shall have the effect of reducing the rate of return on such Lender’s or its parent’s capital as a consequence of its obligations under this Agreement to a level below that which such Lender or such parent could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such parent’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Borrowers of a written request therefor, Borrowers agree, jointly and severally, to pay to such Lender, within fifteen (15) days after its demand, such additional amount or amounts as will compensate such Lender or such parent on an after-tax basis for such reduction; provided that such Lender is charging such amounts to similarly situated borrowers.

(C) Certificate for Claim. If any Lender or its parent becomes entitled to claim any additional amounts pursuant to this Section 2.8, it shall promptly notify Borrowers, Agent and the other Lenders of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail any additional amounts payable pursuant to the foregoing sentence submitted by such Lender or its parent shall be conclusive and binding on Borrowers in the absence of manifest error. The provisions of this Section 2.8 shall survive the repayment of the Loans and the termination of this Agreement.

(D) No Waiver. Failure on the part of any Lender or its parent to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such party’s right to demand compensation with respect to such period or any other period. The protection of this Section 2.8 shall be available to such party regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed; provided that if such party shall have recouped any amount therefore paid to it by Borrowers under this Section 2.8, such Lender shall pay to Borrowers an amount equal to the net recoupment so received by such party, as determined in good faith by such party.

(E) Replacement of Lenders. If any Lender determines in accordance with Section 2.9 that, due to illegality, it is unable to make or maintain a LIBOR Loan or requests compensation under this Section 2.8, or if any Lender becomes a Non-Funding Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.2), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of Agent, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and unpaid Reimbursement Obligations), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under this Section 2.8 such assignment will result in a reduction of such compensation.

2.9 Illegality. Any Lender may make or maintain LIBOR Loans at or for the credit of any branch, subsidiary or affiliate office inside or outside the United States or any international banking facility within the United States, as such Lender may elect from time to time. Notwithstanding any other provisions herein, if any law, rule, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to maintain LIBOR Loans as contemplated by this Agreement, the agreement of such Lender to make or maintain LIBOR Loans shall terminate and all outstanding LIBOR Loans shall be converted automatically to Prime Rate Loans, on the last day of the then current Interest Period or within such earlier period as required by law.

2.10 Indemnity. Borrowers agree, jointly and severally, to indemnify any Lender and to hold such Lender harmless from any cost, loss or expense which such Lender may sustain or incur as a consequence of (i) Borrowers making a payment or prepayment of principal or interest on any LIBOR Loan (including, without limitation, through a conversion to the same or a different type of Loan or pursuant to Sections 2.3(C) and 2.9 above) on a day which is not the last day of an Interest Period with respect thereto, (ii) any failure by Borrowers to borrow or convert any Loan hereunder after a Notice of Borrowing or Notice of Conversion has been given (in the case of LIBOR Loans), (iii) default by Borrowers in making any prepayment after Borrowers have given a notice of prepayment and (iv) any acceleration of the maturity of the

Loans in accordance with the terms of this Agreement, including, but not limited to, any such reasonable cost, loss or expense arising in liquidating the Loans and from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain the Loans hereunder. The provisions of this Section 2.10 shall survive the repayment of the Loans and the termination of this Agreement.

2.11 Conditions Precedent. The obligations of each Lender to make Loans hereunder are subject to the following conditions precedent:

(A) Effectiveness of Agreement. On or prior to the effective date of this Agreement (hereinafter called the “Closing”), Borrowers shall have delivered or caused to be delivered to Agent, each in form and substance satisfactory to Agent, the following:

(i) The Notes, which shall be duly executed by each Borrower;

(ii) Certified (as of the date of the Closing) copies of resolutions of each Borrower authorizing the execution, delivery and performance of this Agreement, the Notes, and each other document to be delivered pursuant hereto;

(iii) Certificates (dated the date of the Closing) (a) of each of ModusLink’s and SalesLink Mexico’s corporate secretary (or assistant secretary or other officer serving a similar function and authorized to execute such certificate) as to the incumbency and signatures of the officers of each of ModusLink and SalesLink Mexico signing this Agreement, the Notes and each other document to be delivered by ModusLink and SalesLink Mexico pursuant to this Agreement and (b) of SalesLink’s secretary (or other officer serving a similar function and authorized to execute such certificate) as to the incumbency and signatures of the officers of SalesLink signing this Agreement, the Notes and each other document to be delivered by SalesLink pursuant to this Agreement.

(iv) A copy of (a) each of ModusLink’s and SalesLink Mexico’s certificate of incorporation and by-laws, together with a certificate (dated the date of the Closing) of each of ModusLink’s and SalesLink’s corporate secretary (or assistant secretary or other officer serving a similar function and authorized to execute such certificate), as applicable, to the effect that such certificate and by-laws have not been amended since the date each document became effective and (b) SalesLink’s certificate of formation and operating agreement, together with a certificate (dated the date of the Closing) of SalesLink’s secretary (or other officer serving a similar function and authorized to execute such certificate) to the effect that such certificate and operating agreement have not been amended since the date each document became effective;

(v) For each Borrower, certificates, as of the most recent dates practicable, of the Secretary of State of such Borrower’s state of organization and the Secretary of State of each state in which each Borrower is qualified as a foreign corporation or limited liability company, or in which it intends to do business following the receipt of proceeds of the Loans, as to the good standing of such Borrower;

(vi) Uniform Commercial Code, tax lien, bankruptcy and judgment searches concerning each Borrower from all offices and jurisdictions deemed appropriate by Agent in Agent’s sole discretion, showing no other filing of record with respect to the Collateral granted hereunder other than any financing statement filed by Agent;

(vii) An opinion of counsel to Borrowers in substantially the form of Exhibit C attached hereto;

(viii) Certificates of insurance in the form set forth in Section 7.6 or otherwise acceptable to Agent;

(ix) An Amended and Restated ModusLink Pledge Agreement (a “ModusLink Pledge Agreement”) in the form of Exhibit D attached hereto;

(x) An Amended and Restated Intercreditor (Subordination) Agreement (an “Intercreditor (Subordination) Agreement”) in the form of Exhibit E attached hereto;

(xi) Payment by Borrowers to the Agent, for the ratable benefit of Lenders, of the Loan Fee.

(xii) Such other documents as Agent shall reasonably determine to be necessary or desirable.

(B) Additional Advances. At the time of (1) the effectiveness of this Agreement and (2) of each disbursement under the Revolving Credit Facility after the effectiveness of this Agreement:

(i) Each Borrower must be in full compliance with all of the terms and conditions of this Agreement and the Ancillary Agreements, and no Default or Event of Default shall have occurred and be continuing;

(ii) No material adverse change shall have occurred in the business, assets, operations, financial or other condition of any Borrower or in Borrowers collective ability to pay the Loans since the date of this Agreement or since the Closing, as applicable;

(iii) Each Borrower shall have good and marketable title to and ownership of the Collateral owned by it. The Collateral shall be free from any security interest, Lien or encumbrance except the Permitted Liens and no financing statement concerning the Collateral, excepting any filed on behalf of Agent and those listed on Schedule 1.1.4, is on file in any public office;

(iv) Each of the representations and warranties set forth in Section 6 shall be true and correct as of such time; and

(v) After giving effect to the requested advance, the aggregate principal amount of all Loans outstanding under the Revolving Credit Facility shall not exceed the then current Availability.

(C) Landlord Waivers. Borrowers agree, (i) for sixty (60) days from the date hereof, to use commercially reasonable best efforts to obtain a duly and fully executed Landlord Waiver with respect to each Eligible Collateral Location in the form of Exhibit F attached hereto or otherwise acceptable to Agent (a “Landlord Waiver”) and (ii) to use commercially reasonable efforts to obtain a duly executed Landlord Waiver for each Eligible Collateral Location for which an Landlord Waiver has not been obtained thereafter.

2.12 Non-Use Fee. Borrowers agree, jointly and severally, to pay to Agent, for the ratable benefit of Lenders, with respect to the Revolving Credit Facility, for the period commencing on the date hereof and continuing through the Revolving Credit Termination Date, a non-use fee at the rate of 0.35% per annum on the amount of the average daily unused portion of the Aggregate Revolving Credit Commitment. Such non-use fee shall be payable by Borrowers, jointly and severally, in arrears on the last Business Day of each calendar quarter and on the Revolving Credit Termination Date. The non-use fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

2.13 Letters of Credit.

(A) Issuance of Non-Cash Collateralized Letters of Credit. From and after the date hereof, upon the execution by Borrowers and the Issuing Lender of a Master Letter of Credit Agreement in form and substance acceptable to the Issuing Lender, the Issuing Lender agrees, upon the terms and conditions set forth in this Agreement, to issue at the request and for the account of Borrowers or any designee of Borrowers, one or more Letters of Credit; provided that the Issuing Lender shall not be under any obligation to issue, and shall not issue, any Letter of Credit if (a) any order, judgment or decree of any governmental authority with jurisdiction over the Issuing Lender shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of Letters of Credit in particular or shall impose upon the Issuing Lender with respect to any Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to the Issuing Lender as of the date of this Agreement and which the Issuing Lender in good faith deems material to it (the Issuing Lender shall promptly notify Borrowers of any event which, in the judgment of the Issuing Lender, would preclude the issuance of a Letter of Credit pursuant to this clause);

(b) one or more of the conditions to such issuance contained in Section 2.11 is not then satisfied; or (c) after giving effect to such issuance, the aggregate outstanding amount of the Letter of Credit Obligations would exceed the Aggregate Revolving Credit Commitment. Except with respect to a Cash Collateralized Letter of Credit, in no event shall: (a) the aggregate amount of the Letter of Credit Obligations at any time exceed the Aggregate Revolving Credit Commitment; (b) the sum at any time of (1) the aggregate amount of Letter of Credit Obligations and (2) the aggregate principal balance of all outstanding Loans issued pursuant to the Revolving Credit Facility exceed the then current Availability; (c) the expiration date of any Letter of Credit (including, without limitation, Letters of Credit issued with an automatic “evergreen” provision providing for renewal absent advance notice by Borrowers or the Issuing Lender), or the date for payment of any draft presented thereunder and accepted by the Issuing Lender, be later than the Letter of Credit Expiry Date; and (d) the sum at any time of the aggregate amount of Letter of Credit Obligations exceed $20,000,000.00.

(B) Issuance of Cash Collateralized Letters of Credit.

(i) Pre-Termination Cash Collateralized Letters of Credit. In the event Borrowers request the issuance of any Letter(s) of Credit with that would, if issued, result in the sum of (1) the aggregate amount of Letter of Credit Obligations and (2) the aggregate principal amount of Loans outstanding under the Revolving Credit Facility to exceed the then current Availability, Borrowers may request that the Issuing Lender issue a Cash Collateralized Letter of Credit provided that Borrowers, jointly and severally, deposit cash in an amount equal to such excess in the Cash Collateral Account at least five (5) Business Days prior to the issuance of any such Cash Collateralized Letter of Credit. To the extent that one or more Cash Collateralized Letter(s) of Credit expire (and are not drawn upon) and are not extended or are otherwise terminated without any continuing liability to Agent, the Issuing Lender or Lenders, which results in the sum of (i) the aggregate principal amount of Loans outstanding under the Revolving Credit Facility plus (ii) the aggregate amount of Letter of Credit Obligations being equal to or less than the Availability as of such date, Agent shall refund the cash held in the Cash Collateral Account with respect to such Cash Collateralized Letter of Credit to the Borrowers within five (5) Business Days less any Letter of Credit Fees applicable thereto. In addition, following any such deposit of cash in the Cash Collateral Account, at any time and from time to time that the sum of (i) the aggregate principal amount of Loans outstanding under the Revolving Credit Facility plus (ii) the aggregate principal amount of Letter of Credit Obligations becomes equal to or less than the sum of (x) the Availability plus (y) the amount of cash held in the Cash Collateral Account as of such date, Agent shall refund to the Borrowers within (5) Business Days a sum of cash held in the Cash Collateral Account equal to such excess less any Letter of Credit Fees applicable thereto. Any deposit made to the Cash Collateral Account pursuant to this Section 2.13(B)(i) shall be used exclusively to facilitate the issuance of Cash Collateralized Letters of Credit requested hereunder and shall not affect the Availability or Borrowing Base.

(ii) Post-Termination Letters of Credit. In the event any Letter of Credit issued under Section 2.13(A) or 2.13(B)(i) exists on, and has an expiration date that is later than the Revolving Credit Termination Date (each a “Post-Termination Letter of Credit”), at least five (5) Business Days prior to the Revolving Credit Termination Date, Borrowers, jointly and severally, shall deposit in the Cash Collateral Account available funds free and clear of all Liens in an amount equal to the face amount of such Post-Termination Letter of Credit. In no event may a Post-Termination Letter of Credit be renewed or include an automatic “evergreen” provision providing for renewal. Upon the expiration of any such Post-Termination Letter of Credit, Agent shall refund to the Borrowers within five (5) Business Days after such expiration any undrawn funds deposited pursuant to this Section 2.13(B)(ii) associated with such Post-Termination Letter of Credit less any Letter of Credit Fees applicable thereto. Any deposit made to the Cash Collateral Account pursuant to this Section 2.13(B)(ii) shall not affect the Availability or Borrowing Base.

(C) Participating Interests. Immediately upon the issuance by the Issuing Lender of a Letter of Credit in accordance with Section 2.13(A) or Section 2.13(B), each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Lender, without recourse, representation or warranty, an undivided participation interest equal to its Percentage of the face amount of such Letter of Credit and each draw paid by the Issuing Lender thereunder, including, without limitation any Cash Collateralized Letter of Credit or Post Termination Letter of Credit. Each Lender’s obligation to pay its proportionate share of all draws under the Letters of Credit (including, without limitation, any Cash Collateralized Letter of Credit or Post Termination Letter of Credit), absent gross negligence or willful misconduct by the Issuing Lender in honoring any such draw, shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.

(D) Letter of Credit Reimbursement Obligations.

(i) (a) Borrowers, jointly and severally, agree to pay to the Issuing Lender (1) on each date that any amount is drawn under each Letter of Credit a sum (and interest on such sum as provided in clause (2) below) equal to the amount so drawn plus all other charges and expenses with respect thereto or in the applicable Master Letter of Credit Agreement and (2) interest on any and all amounts remaining unpaid under this Section 2.13 until payment in full at the Prime Rate plus 2.00% per annum. Borrowers agree to pay to the Issuing Lender the amount of all Reimbursement Obligations owing in respect of any Letter of Credit immediately when due, under all circumstances, including, without limitation, any of the following circumstances: (w) any lack of validity or enforceability of this Agreement or any Ancillary Agreements executed pursuant hereto; (x) the existence of any claim, set-off, defense or other right which Borrowers may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrowers and the beneficiary named in any Letter of Credit); (y) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined in good faith complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect; or (z) the surrender or material impairment of any security for the performance or observance of any of the terms hereof.

(ii) Notwithstanding any provisions to the contrary in any Master Letter of Credit Agreement, Borrowers agree, jointly and severally, to reimburse the Issuing Lender for amounts which the Issuing Lender pays under such Letter of Credit no later than the time specified in this Agreement. If Borrowers do not pay any such Reimbursement Obligations when due, Borrowers shall be deemed to have immediately requested that Lenders make a Prime Rate Loan under this Agreement in a principal amount equal to such unreimbursed Reimbursement Obligations. Agent shall promptly notify Lenders of such deemed request and, without the necessity of compliance with the requirements of Sections 2.1 and 2.11, each Lender shall make available to Agent its Loan in the manner prescribed for Prime Rate Loans. The proceeds of such Loans shall be paid over by Agent to the Issuing Lender for the account of Borrowers in satisfaction of such unreimbursed Reimbursement Obligations, which shall thereupon be deemed satisfied by the proceeds of, and replaced by, such Prime Rate Loan.

(iii) If the Issuing Lender makes a payment on account of any Letter of Credit and is not concurrently reimbursed therefore by Borrowers and if for any reason a Prime Rate Loan may not be made pursuant to Section 2.13(D)(ii), then as promptly as practical during normal banking hours on the date of its receipt of such notice or, if not practicable on such date, not later than noon (Chicago time) on the Business Day immediately succeeding such date of notification, each Lender shall deliver to Agent for the account of the Issuing Lender, in immediately available funds, the purchase price for such Lender’s interest in such unreimbursed Reimbursement Obligations, which shall be an amount equal to such Lender’s pro-rata share of such payment. Each Lender shall, upon demand by the Issuing Lender, pay the Issuing Lender interest on such Lender’s pro-rata share of such draw from the date of payment by the Issuing Lender on account of such Letter of Credit until the date of delivery of such funds to the Issuing Lender by such Lender at a rate per annum, computed for actual days elapsed based on a 360-day year, equal to the federal funds rate for such period; provided that such payments shall be made by such Lender only in the event and to the extent that the Issuing Lender is not reimbursed in full by Borrowers for interest on the amount of any draw on the Letters of Credit.

(iv) At any time after the Issuing Lender has made a payment on account of any Letter of Credit and has received from any other Lender such Lender’s pro-rata share of such payment, the Issuing Lender shall, forthwith upon its receipt of any reimbursement (in whole or in part) by Borrowers for such payment, or of any other amount from Borrowers or any other Person in respect of such payment (including, without limitation, any payment of interest or penalty fees and any payment under any collateral account agreement of the Borrowers or any Ancillary Agreements executed pursuant hereto but excluding any transfer of funds from any other Lender pursuant to Section 2.13(D)(ii)), transfer to such other Lender such other Lender’s ratable share of such reimbursement or other amount; provided that interest shall accrue for the benefit of such Lender from the time the Issuing Lender has made a payment on account of any Letter of Credit; provided further that, in the event that the receipt by the Issuing Lender of such reimbursement or other amount is found to have been a transfer in fraud of creditors or a preferential payment under the Bankruptcy Code or is otherwise required to be returned, such Lender shall promptly return to the Issuing Lender any portion thereof previously transferred by the Issuing Lender to such Lender, but without interest to the extent that interest is not payable by the Issuing Lender in connection therewith.

(E) Procedure for Issuance. Prior to the issuance of each Letter of Credit, and as a condition of such issuance, including, without limitation any Cash Collateralized Letter of Credit or Post-Termination Letter of Credit, Borrowers shall deliver to the Issuing Lender (with a copy to Agent) a Master Letter of Credit Agreement signed by the Borrowers, together with such other documents or items as may be required pursuant to the terms thereof, and the proposed form and content of such Letter of Credit shall be reasonably satisfactory to the Issuing Lender. Except as provided in Section 2.13(B), each Letter of Credit shall be issued no earlier than two (2) Business Days after delivery of the foregoing documents, which delivery may be by Borrowers to the Issuing Lender by facsimile transmission, telex or other electronic means followed by delivery of executed originals within five days thereafter. The documents so delivered shall be in compliance with the requirements set forth in Section 2.13(A) or Section 2.13(B), as the case may be, and shall specify therein (i) the stated amount of the Letter of Credit requested, (ii) the effective date of issuance of such requested Letter of Credit, which shall be a Business Day, (iii) the date on which such requested Letter of Credit is to expire, (iv) the entity for whose benefit the requested Letter of Credit is to be issued, which shall be a Borrower, (v) the aggregate amount of Letter of Credit Obligations which are outstanding and which will be outstanding after giving effect to the requested Letter of Credit issuance and (vi) that the requested Letter of Credit is to be a Cash Collateralized Letter of Credit, if applicable. The delivery of the foregoing documents and information shall constitute an “Issuance Request” for purposes of this Agreement. Subject to the terms and conditions of Section 2.13(A) or Section 2.13(B), as the case may be, and provided that the applicable conditions set forth in Section 2.11 hereof have been satisfied, the Issuing Lender shall, on the requested date, issue a Letter of Credit on behalf of Borrowers in accordance with the Issuing Lender’s usual and customary business practices. In addition, any amendment of an existing Letter of Credit shall be deemed to be an issuance of a new Letter of Credit and shall be subject to the requirements set forth above. The Issuing Lender shall give Agent prompt written notice of the issuance of any Letter of Credit.

(F) Nature of Lenders’ Obligations.

(i) As between Borrowers and Lenders, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, Lenders shall not be responsible for (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) the failure of the beneficiary of a Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Issuing Lender in order to draw upon such Letter of Credit (other than a failure to satisfy documentary conditions to drawing where payment of the Letter of Credit despite such failure would constitute gross negligence or willful misconduct of the Issuing Lender); (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, facsimile transmission, telex or otherwise; (e) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (f) any consequences arising from causes beyond control of the Issuing Lender.

(ii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth (including in Section 2.13(D)), any action taken or omitted by the Issuing Lender under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put Agent or any Lender under any resulting liability to Borrowers or relieve Borrowers of any of its obligations hereunder to the Issuing Lender or any such Person.

(G) Compensation for Letters of Credit. Borrowers shall pay to Agent (for the benefit of the Issuing Lender and the other Lenders) on the first Business Day of each calendar quarter, in arrears, any processing, issuance, amendment or other similar fees customarily charged in connection with Letters of Credit, together with the Issuing Lender’s out-of-pocket costs of issuing and servicing letters of credit plus an amount equal to the product of (i) the face amount of each Letter of Credit issued and (ii) the Applicable Margin (the “Letter of Credit Fees”). All Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

3.	PAYMENTS.

3.1	Making of Payments.

(A) All payments and prepayments of principal, or interest on, the Notes shall be made by Borrowers to Agent in immediately available funds for the account of the holders of the Notes pro rata according to the respective unpaid amounts of principal or interest, as the case may be, owed to such holders. Payment of the Loan Fee and all payments of non-use fees shall be made by Borrowers to Agent for the account of Lenders pro-rata according to their respective Percentages. All such payments shall be made to Agent at its office in Chicago, not later than 12:30 p.m. Chicago time, on the date due, and funds received after that hour shall be deemed to have been received by Agent on the next succeeding Business Day. Agent shall, on the Business Day a payment is deemed to be received in collected funds by it, remit to each Lender or other holder of a Note its share of such payment.

(B) Unless Borrowers or a Lender, as the case may be, notify Agent prior to the date on which it is scheduled to make payment to Agent of (i) in the case of a Lender, the proceeds of a Loan under the Revolving Credit Facility or (ii) in the case of Borrowers, a payment of principal, interest or fees to Agent for the account of Lenders, that it does not intend to make such payment, Agent may assume that such payment has been made. Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If Borrowers have not in fact made such payment to Agent, Lenders shall, on demand by Agent, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to the federal funds rate for such day. If any Lender has not in fact made such payment to Agent (such a Lender herein called a “Non-Funding Lender”), such Non-Funding Lender or Borrowers shall, on demand by Agent, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Non-Funding Lender, an amount equal to $200 plus the federal funds effective rate for such day or (ii) in the case of payment by Borrowers, the interest rate applicable to the relevant Loan (it being understood and agreed that prior to making a request pursuant to this clause (ii) Agent will use its best efforts to request that Lenders (other than a Non-Funding Lender) reallocate such amount among Lenders (other than a Non-Funding Lender) subject to Section 2.1.

3.2	Payment Terms.

(A) General. All of the Liabilities shall be paid to Agent at the address set forth in Section 10.10. Subject to the remainder of this Section 3.2 and Section 8.2, the Liabilities will be payable as follows:

(i) accrued interest shall be payable in arrears on the applicable Interest Payment Date;

(ii) fees, costs, expenses and similar charges shall be payable as and when provided for in this Agreement or the Ancillary Agreements; and

(iii) the then outstanding principal balance of the Revolving Credit Facility shall be payable in full on the Revolving Credit Termination Date.

Except as otherwise set forth herein (including, but not limited to Section 2.10 hereof), Borrowers may prepay all or any portion of the Loans upon notice from Borrowers to Agent at least one (1) day before the date of prepayment, without penalty or premium, at any time and from time to time; provided that all prepayments of principal shall include interest accrued to the date of prepayment on the principal amount being prepaid. After maturity (whether upon acceleration or otherwise) of any Liabilities, accrued interest on such Liabilities shall be payable upon demand.

Borrowers shall have the right to terminate this Agreement provided that the Liabilities have been repaid in full, by prepayment in accordance with this Section 3.2(A) or otherwise, provided that Borrowers shall deliver to Agent written notice of such termination at least three (3) Business Days before such termination shall take effect.

(B) Mandatory Prepayment. Borrowers shall not permit the sum of (i) the aggregate amount of Letter of Credit Obligations plus (ii) the aggregate principal amount of Loans outstanding at any time to exceed the then current Availability. Borrowers agree, jointly and severally, to make such payments to Agent on the Loans which are necessary to cure any such excess within two (2) Business Days after the occurrence thereof. To the extent that any payment made under the previous sentence is insufficient to cause the Letter of Credit Obligations to be equal to or less then the Availability, Borrowers agree, jointly and severally, to immediately deposit with Agent an amount of cash equal to the entire Letter of Credit Obligation with respect to one or more Letters of Credit which are causing the deficiency (which, for this purpose, shall be deemed to be Cash Collateralized Letters of Credit) in the Cash Collateral Account. To the extent that one or more Cash Collateralized Letter(s) of Credit expire (and are not drawn upon) and are not extended or are otherwise terminated without any liability to Agent, the Issuing Lender or Lenders, which results in the sum of (i) the aggregate principal amount of Loans outstanding plus (ii) the aggregate amount of Letter of Credit Obligations being equal to or less than the Availability as of such date, Agent shall refund the cash held in the Cash Collateral Account with respect to such Cash Collateralized Letter of Credit to the Borrowers within five (5) Business Days less any

Letter of Credit Fees applicable thereto. In addition, following any such deposit of cash in the Cash Collateral Account, at any time and from time to time that the sum of (i) the aggregate principal amount of Loans outstanding plus (ii) the aggregate principal amount of Letter of Credit Obligations becomes equal to or less than the sum of (x) the Availability plus (y) the amount of cash held in the Cash Collateral Account as of such date, Agent shall refund to the Borrowers within (5) Business Days a sum of cash held in the Cash Collateral Account equal to such excess less any Letter of Credit Fees applicable thereto. No Lender shall be under an obligation to make Loans or to issue any Letter of Credit during the period that any such excess described in the first sentence of this Section 3.2(B) exists or would result from the making of an additional Loan under the Revolving Credit Facility or issuing an additional Letter of Credit.

3.3	Lockbox; Collection of Accounts and Payments.

(A) Lockbox. Borrowers shall maintain a special account as a lockbox in Borrowers’ names with Agent, upon such terms as are required by Agent, to which Borrowers and their domestic Subsidiaries will cause all Account Debtors to send all remittances on Accounts and all customers party to Buy Back Agreements to send all remittances related to any purchases by such customers pursuant to such Buy Back Agreements. If received directly by a Borrower or a domestic Subsidiary, such Borrower or domestic Subsidiary will immediately deposit in such special account all remittances and proceeds of the Collateral in the identical form in which such payment was made, whether by cash or check. Borrowers agree that upon the occurrence and during the continuation of a Default or an Event of Default, all payments made to such special account or otherwise received by Agent, whether on the Accounts, on any Buy Back Agreement or as proceeds of any other Collateral or otherwise, will be the sole and exclusive property of Agent for the benefit of Agent and Lenders and will be applied on account of the Liabilities. So long as no Default or an Event of Default has occurred and is continuing, Borrowers shall be entitled to direct the use of the funds maintained in such special account in accordance with the terms of this Agreement. Two (2) Business Days after Agent’s receipt of good funds, Agent will credit (conditional upon final collection) all payments received through the special account to the Liabilities. Each Borrower, its Subsidiaries and any Affiliates, shareholders, directors, officers, employees, agents of such Borrower and its Subsidiaries and all Persons acting for or in concert with such Borrower shall, acting as trustee for Agent, receive, as the sole and exclusive property of Agent for the benefit of Agent and Lenders, any monies, checks, notes, drafts or any other payments relating to or proceeds of Accounts, Buy Back Agreements or other Collateral which come into their possession or under their control and immediately upon receipt, shall remit the same or cause the same to be remitted, in kind, to Agent, at Agent’s address set forth in Section 10.10. Borrowers agree, jointly and severally, to pay to Agent any and all reasonable fees, costs and expenses (if any) which Agent incurs in connection with opening and maintaining the special account and depositing for collection by Agent any check or item of payment received or delivered to Agent on account of the Liabilities.

(B)	Limitation of Liability.

(i) Agent shall have no liability to Borrowers other than that imposed upon it by law for its failure to exercise ordinary care with respect to the lockbox established hereunder. Establishment of and substantial compliance with the procedures set forth herein or in other documents related to the lockbox by Agent shall be deemed to constitute the exercise of ordinary care. A mere inadvertence or honest mistake of judgment will not constitute a failure to exercise ordinary care, and in no case will be deemed wrongful. Agent shall not be liable for consequential, indirect or special damages, even if it has been advised of the possibility that they exist. Agent shall have no liability for mail not bearing a complete and proper address.

(ii) Agent shall not be liable for failure to perform any services under this Agreement within the time provided therefore in the event and to the extent that such failure arises out of war, terrorism, civil commotion, an act of God, accident, interruption of power supplies or other utility or service, strikes or lockouts, delay in transportation, legislative action, government regulations or interferences, or any other event beyond Agent’s control.

(iii) In the event Agent becomes involved in controversies or litigation with any third party or parties involving or relating to the services provided for herein to Borrowers, Borrowers agree, jointly and severally, to indemnify Agent against any claims, costs, damages and liabilities, including reasonable attorneys’ fees and court costs incurred by or asserted against Agent to or by such third party or parties, excluding claims, costs, damages and liabilities resulting from Agent’s gross negligence or willful misconduct. This indemnity shall survive the termination of this Agreement.

3.4 Application of Payments and Collections. Subject to the rights of the Borrowers to direct funds under Section 3.3(A), Borrowers irrevocably waive the right to direct the application of payments and collections received by Agent and/or any Lender from or on behalf of Borrowers, and Borrowers agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections against the Liabilities in such manner as Agent may deem appropriate, notwithstanding any entry by Agent upon any of its books and records. To the extent that Borrowers make a payment or payments to Agent or Agent receives any payment or proceeds of the Collateral for Borrowers’ benefit, which payment(s) or proceeds are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or proceeds received, the Liabilities intended to be satisfied shall be revived and shall continue in full force and effect, as if such payments or proceeds had not been received by Agent. Interest shall be payable out of the first collections received with respect to any proceeds of Collateral.

3.5 Records. All advances to Borrowers, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by Agent in its internal data control systems showing the date, amount and reason for each such debit or credit.

3.6 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

4.	COLLATERAL; GENERAL TERMS.

4.1 Security Interest. To secure the prompt payment to each Lender of the Liabilities, each Borrower grants to Agent, for the benefit of Agent and Lenders, a continuing security interest in and to all of such Borrower’s Property including the following Property and interest in Property of such Borrower, whether now owned or existing or to be acquired or arising and wherever located: (i) all Accounts, Inventory, Equipment, General Intangibles, tax refunds, chattel paper, instruments, letters of credit, investment property, including, without limitation, stocks, bonds, interests in limited liability companies, partnership interests, securities, certificates of deposit, mutual fund shares, securities entitlements, including, without limitation, all of each Borrower’s rights to any securities account, any free credit balance or other money owing by any securities intermediary with respect to such account, all securities and commodities held by Agent or any of its Affiliates, all commodity contracts held by any Borrower and all commodity accounts held by any Borrower, documents and documents of title evidencing or issued with respect to any of the foregoing; (ii) all of such Borrower’s deposit accounts (general or special) with and credits and other claims against Agent or any Lender; (iii) all of such Borrower’s now owned or to be acquired monies, and any and all other property of such Borrower now or to be coming into the actual possession, custody or control of Agent, any Lender or any agent or affiliate of any Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); (iv) all insurance proceeds of or relating to any of the foregoing; (v) all of such Borrower’s books and records, including without limitation customer lists, credit files, computer programs, printouts and other materials, relating to any of the foregoing; (vi) the Cash Collateral Account; and (vii) all accessions and additions to, substitutions for, and replacements, products and proceeds of any of the foregoing.

4.2 Disclosure of Security Interest. Each Borrower shall make appropriate entries upon its financial statements and books and records disclosing Agent’s security interest in the Collateral of such Borrower.

4.3 Special Collateral. Immediately upon receipt by a Borrower of any Collateral that is evidenced or secured by an agreement, chattel paper, instrument or document, including, without limitation, promissory notes, documents of title and warehouse receipts (the “Special Collateral”), such Borrower shall deliver the original thereof to Agent or to such agent of Agent as Agent shall designate, together with appropriate endorsements, or other specific evidence (in form and substance acceptable to Agent) of assignment thereof to Agent.

4.4 Further Assurances. Each Borrower hereby irrevocably authorizes Agent at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of each such Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed or (ii) as being of an equal or lesser scope or within greater detail and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Borrower is an organization, the type of organization and any organization identification number issued to such Borrower and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Borrower agrees to furnish any such information to Agent promptly upon request. Each Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, previously filed by Agent in any jurisdiction.

4.5 Inspection. Each Borrower agrees to permit Agent and its duly authorized representatives and agents, upon prior notice, during normal business hours, and if no Default or Event of Default has occurred and is continuing, no more than once per calendar year, to visit and inspect any of the Collateral of such Borrower, corporate books and financial records of such Borrower, to examine and make copies of the books of accounts and other financial records of such Borrower, and to discuss the affairs, finances and accounts of such Borrower with, and to be advised as to the same by, its officers, employees and independent public accounts (and by this provision such Borrower hereby authorizes such accountants to discuss with Agent the finances and affairs of such Borrower); provided that after the occurrence of and during the continuance of an Event of Default, such inspections may occur during normal business hours without notice and at such times and intervals as Agent may designate.

4.6 Location of Collateral. Borrowers’ chief executive office, principal places of business and all other offices and locations of the Collateral and books and records related thereto (including, without limitation, computer programs, printouts and other computer materials and records concerning the Collateral) are set forth on Schedule 1.1.2. Borrowers shall not remove their respective books and records or the Collateral from any Eligible Collateral Location (except to another Eligible Collateral Location and except for removal of items of Inventory upon sale in accordance with Section 5.6) and shall not change the location of their chief executive office, open any new offices (provided that an employee of any Borrower working from such employee’s home shall not be deemed to be opening a new office) or relocate any of their respective books and records or the Collateral except within the continental United States of America with at least thirty (30) days’ prior written notice thereof to Agent.

4.7 Agent’s Payment of Claims Asserted Against Borrowers. Agent may, but shall not be obligated to, at any time or times, in its sole discretion, and without waiving any Event of Default or waiving or releasing any obligation, liability or duty of Borrowers under this Agreement or the Ancillary Agreements, pay, acquire or accept an assignment of any security interest, Lien, claim or other encumbrance asserted by any Person against the Collateral. All sums paid by Agent under this Section 4.7, including all costs, fees (including without limitation reasonable attorney’s and paralegals’ fees and court costs), expenses and other charges relating thereto, shall be payable by Borrowers, jointly and severally, to Agent on demand and shall be additional Liabilities secured by the Collateral.

4.8 Letter of Credit Rights. If any Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of such Borrower, such Borrower shall promptly notify Agent thereof and, at the request and option of Agent, such Borrower shall, pursuant to an agreement in form and substance satisfactory to Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for Agent to become the transferee beneficiary of the letter of credit, with Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement.

4.9 Commercial Tort Claims. If any Borrower shall at any time hold or acquire a Commercial Tort Claim, the Borrower shall immediately notify Agent in writing signed by such Borrower of the details thereof and grant to Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.10 Electronic Chattel Paper and Transferable Records. If any Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Borrower shall promptly notify Agent thereof and, at the request of Agent, shall take such action as Agent may reasonably request to vest in Agent control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. Agent agrees with Borrowers that Agent will arrange, pursuant to procedures reasonably satisfactory to Agent and so long as such procedures will not result in Agent’s loss of control, for such Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or §16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Borrower with respect to such electronic chattel paper or transferable record.

4.11 Continuation of Security Interest. Borrowers agree and confirm that nothing in this Agreement shall be construed to release, cancel, terminate or otherwise adversely affect all or any part of any Lien or other encumbrance granted with respect to the loans under the Existing Loan Agreement and such security shall continue to secure the Liabilities.

5. COLLATERAL; ACCOUNTS AND COLLATERAL MAINTENANCE.

5.1 Verification of Accounts and Inventory. Any of Agent’s officers, employees or agents shall have the right, at any time or times following the occurrence and during the continuation of a Default or an Event of Default, in Agent’s or Borrowers’ name or in the name of a firm of independent certified public accountants acceptable to Agent, during normal business hours, to verify the validity, amount or any other matters relating to any Accounts and Inventory by mail, telephone, telecopy or otherwise, provided that Agent’s officers, employees or agents give one (1) day advance notice to any party subject to Agent’s account verification activities that are conducted on the premises of such party.

5.2 Assignments, Records and Accounts and Inventory Report. Each Borrower shall keep accurate and complete records of its Accounts. Borrowers shall deliver to Agent, upon demand, a copy of (and after the occurrence of and during the continuance of an Event of Default, the original of) all documents relating to the Accounts and such other matters and information relating to the status of then existing Accounts as Agent shall reasonably request.

5.3 Notice Regarding Disputed Accounts. Borrowers shall give Agent prompt notice of any dispute in excess of $5,000,000 in respect of any Account. Each such notice shall identify any such disputed Account and disclose with respect thereto, in reasonable detail, the reason for the dispute, all claims related thereto and the amount in controversy. Agent shall promptly notify each Lender of receipt of such a notice.

5.4 Sale or Encumbrance of Accounts. No Borrower shall, without the prior written consent of Agent, sell, transfer, grant a security interest in or otherwise dispose of or encumber any of its Accounts to any Person other than Agent, except for the Permitted Liens.

5.5 Equipment. Each Borrower shall keep and maintain in good operating condition (normal wear and tear excepted), and repair and make all necessary replacements and renewals to, the Equipment so that the value and operating efficiency thereof shall at all times be maintained and preserved, and keep such Equipment only at an Eligible Collateral Location.

5.6 Notice of Loss; Prohibition on Sale or Disposition. Borrowers shall immediately notify Agent of any material loss or depreciation in value of the Collateral. Borrowers shall not sell, transfer or otherwise dispose of any Collateral; provided that until notice is given by Agent to Borrowers, Borrowers may sell Inventory in the ordinary course of business substantially in the same manner as now conducted, but a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by a Borrower; provided further that Borrowers may transfer Collateral other than Inventory so long as the aggregate sales price of such Collateral sold during any 12 month period shall not exceed $5,000,000.

5.7 Compliance with Buy Back Agreements. Each Borrower shall fully comply with all terms and conditions of any Buy Back Agreements to which such Borrower is a party.

6. WARRANTIES AND REPRESENTATIONS.

6.1 General Warranties and Representations. Each Borrower warrants and represents to Agent and Lenders that:

(A) (i) ModusLink is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and its state issued organizational identification number is 2831732, (ii) SalesLink is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and its state issued organizational identification number is 2721217 and (iii) SalesLink Mexico is a corporation duly organized, existing and in good standing under the laws of the state of Delaware and its state issued organizational number is 3111152. Each Borrower is qualified or licensed as a foreign corporation to do business in all other states in which the laws thereof require such Borrower to be so qualified or licensed except where a lack of such qualification or licensing will not have a Material Adverse Effect on the business, operations or financial condition of such Borrower;

(B) Such Borrower has not used, during the five (5) year period preceding the date of this Agreement, and on the date hereof does not intend to use, any other corporate or fictitious name, except as disclosed in Schedule 6.1(B);

(C) Such Borrower has the right and power and is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and the Ancillary Agreements;

(D) The execution, delivery and performance by such Borrower of this Agreement and the Ancillary Agreements shall not, by its execution or performance, the lapse of time, the giving of notice or otherwise, constitute a violation of any applicable law, rule, regulation, judgment, order or decree applicable to such Borrower or its assets or constitute a breach of any provision contained in such Borrower’s charter or by-laws or contained in any material agreement, instrument, indenture or other document to which such Borrower is now a party or by which it or any of its property is bound;

(E) Such Borrower’s use of the proceeds of any advances made by each Lender hereunder are, and will continue to be, legal and proper corporate uses (duly authorized by its board of directors, in accordance with any applicable law, rule or regulation) and such uses are consistent with all applicable laws, rules and regulations, as in effect as of the date hereof;

(F) Such Borrower has, and is current and in good standing with respect to, all material governmental approvals, permits, certificates, inspections, consents and franchises necessary to conduct and to continue to conduct its business and its intended business and to own or lease and operate its properties as now owned or leased and operated by it;

(G) None of such approvals, permits, certificates, consents or franchises contains any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as such Borrower;

(H) Such Borrower now has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is now able to pay its debts as they mature and such Borrower now owns property the fair saleable value of which is greater than the amount required to pay such Borrower’s debts;

(I) Except as disclosed in the Financials, (i) there is no litigation, suit, action, proceeding, inquiry or investigation pending or, to the best of such Borrower’s knowledge, threatened against such Borrower which if unfavorably determined would materially adversely affect the transactions contemplated hereby, or such Borrower’s property, assets, operations or condition (financial or otherwise) (except as shown on Financials and on Schedule 6.1(I)) and (ii) such Borrower has no Indebtedness and has not guaranteed the obligations of any other Person (except for Permitted Debt);

(J) (i) There are no strikes, work stoppages, labor disputes decertification petitions, union organizing efforts, grievances or other claims pending or, to such Borrower’s knowledge, threatened in writing, between such Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which, in the aggregate, would not have a Material Adverse Effect on such Borrower and (ii) to the best of such Borrower’s knowledge, such Borrower has no obligation under any collective bargaining agreement or any material employment agreement. To such Borrower’s knowledge, there is no organizing activity pending or threatened in writing by any labor union or group of employees. There are no representation proceedings pending or threatened with the National Labor Relations Board or other applicable governmental authority, and no labor organization or group of employees has made a pending demand for recognition. There are no material complaints or charges pending or, to such Borrower’s knowledge, threatened to be filed with any governmental authority or arbitrator based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by such Borrower of any individual or group of individuals which, if decided adversely to such Borrower, would have a Material Adverse Effect on such Borrower;

(K) Such Borrower has good, indefeasible and merchantable title to and ownership of its Collateral, free and clear of all Liens, claims, security interests and other encumbrances, except those of Agent and Permitted Liens;

(L) Such Borrower is not in violation of any applicable statute, rule, regulation or ordinance of any governmental entity, including, without limitation, the

United States of America, any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, in any respect materially and adversely affecting the Collateral or such Borrower’s business, property, assets, operations or condition, financial or other;

(M) Such Borrower is not in default under any indenture, loan agreement, mortgage, material lease, trust deed, deed of trust or other similar agreement relating to the borrowing of monies to which it is a party or by which it or any of its Property is bound;

(N) The Financials fairly present in all material respects the assets, liabilities and financial condition and results of operations of such Borrower and such other Persons as are described therein as of the stated dates; there are no omissions or other facts or circumstances which are or may be material and there (i) has been no material and adverse change in the assets, liabilities or financial or other condition of such Borrower or any such Person since the date of the Financials and (ii) exists no equity or long term investments in or outstanding advances to any Person not reflected in the Financials;

(O) No Borrower has received a notice to the effect that it is not in full compliance with any of the requirements of ERISA and the regulations promulgated thereunder and, to the best of its knowledge, there exists no event described in Section 4043 of ERISA, excluding subsections 4043(b)(2) and 4043(b)(3) (a “Reportable Event”);

(P) Such Borrower has filed all federal, state and local tax returns and other reports (taking into account any extension of time to file granted to or obtained on behalf of Borrower), or has been included in consolidated returns or reports filed by an Affiliate, which such Borrower is required by law, rule or regulation to file and all Charges that are due and payable have been paid, except for Charges being contested in good faith and for which adequate reserves are being maintained;

(Q) Such Borrower’s execution and delivery of this Agreement and the Ancillary Agreements do not directly or indirectly violate or result in any violation of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System (12 CFR 221, 207, 220 and 224, respectively) and Borrower does not own or intend to purchase or carry any “margin security,” as defined in such Regulations;

(R) Except as set forth on Schedule 6.1(R), as of the date of this Agreement such Borrower has no Subsidiaries and does not own an equity interest in any other Person;

(S) Such Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility of any material amount of its Accounts or General Intangibles;

(T) None of such Borrower’s Collateral has been pledged or sold to any other Person or otherwise encumbered, such Borrower is the owner of its Collateral free of all Liens and encumbrances except those of Agent and except for the Permitted Liens and no financing statement has been filed concerning the Collateral, except any filed on behalf of Agent and those relating to Permitted Liens;

(U) To the best of such Borrower’s knowledge, each property (including underlying ground water), operation and facility that such Borrower operates or controls is in compliance with all statutes, judicial or administrative orders, licenses, permits and governmental rules and regulations applicable to them, including, without limitation, Environmental Laws, the noncompliance with which is reasonably likely to have a Material Adverse Effect on the financial condition, continued operations or Property of such Borrower;

(V) Such Borrower possesses adequate copyrights, patents, trademarks, trade secrets and computer software to conduct its business and all such intellectual property (other than computer software and trade secrets) in the possession of such Borrower as of the date of this Agreement is listed on Schedule 6.1(V); and

(W) Neither such Borrower nor any Affiliate of such Borrower is in any way associated with or related to The Lake Group, Inc., d/b/a Pacific Direct, Lake Graphics and Elan Resources, which filed bankruptcy in the Northern District of California Case No. 93-30351.

6.2 Account Warranties and Representations. Each Borrower warrants and represents to Agent and each Lender that such Agent and such Lender may rely on all statements, warranties and representations made by such Borrower on or with respect to any Accounts and Inventory Report and, unless otherwise indicated in writing by such Borrower, that:

(A) Such Borrower’s Accounts are genuine, are in all respects what they purport to be, are not reduced to a judgment and, if evidenced by any instrument, item of chattel paper, agreement, contract or documents, are evidenced by only one executed original instrument, item of chattel paper, agreement, contract or document, which original has been endorsed and delivered to Agent;

(B) Such Borrower’s Accounts represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any related documents;

(C) The amounts shown on any Accounts and Inventory Report, and all invoices and statements delivered to Agent with respect to any Account, are actually and absolutely owing to such Borrower and are not contingent for any reason;

(D) Except as may be disclosed on such Accounts and Inventory Report, there are no setoffs, counterclaims or disputes existing or asserted with respect to any Accounts included on an Accounts and Inventory Report, and such Borrower has not made any agreement with any Account Debtor for any deduction from such Account, except for discounts or allowances allowed by such Borrower in the ordinary course of its business for prompt payment, which discounts and allowances have been disclosed to Agent and are reflected in the calculation of the invoice related to such Account;

(E) To the best of such Borrower’s knowledge, there are no facts, events or occurrences which in any way impair the validity or enforcement of any of the Accounts or tend to reduce the amount payable thereunder from the amount of the invoice shown on any Accounts and Inventory Report, and on all contracts, invoices and statements delivered to Agent with respect thereto;

(F) To the best of such Borrower’s knowledge, all Account Debtors are Solvent and had the capacity to contract at the time any contract or other document giving rise to or evidencing the Accounts was executed; and

(G) To the best of such Borrower’s knowledge, there are no proceedings or actions which are threatened in writing or pending against any Account Debtor which might result in any material adverse change in such Account Debtor’s financial or other condition.

6.3 Automatic Warranty and Representation and Reaffirmation of Warranties and Representations. Each request for a Loan made by Borrowers pursuant to this Agreement or the Ancillary Agreements shall constitute (i) an automatic warranty and representation by Borrowers to Agent and each Lender that there does not then exist a Default or an Event of Default and (ii) a reaffirmation as of the date of such request of all of the warranties and representations of each Borrower contained in this Agreement and in the Ancillary Agreements.

6.4 Survival of Warranties and Representations. Each Borrower covenants, warrants and represents to Agent and each Lender that all representations and warranties of such Borrower contained in this Agreement and the Ancillary Agreements shall be true at the time of such Borrower’s execution of this Agreement and the Ancillary Agreements, and shall survive the execution, delivery and acceptance by the parties and the closing of the transactions described in this Agreement.

7.	COVENANTS AND CONTINUING AGREEMENTS.

7.1 Financial Covenants.

(i) Balance Sheet Leverage Ratio. Borrowers shall maintain, as of the last day of each fiscal quarter following the date of this Agreement through and including the date of termination of this Agreement, a Balance Sheet Leverage Ratio of not more than 2.75:1.0.

(ii) Minimum Capital Funds. Borrowers shall maintain Capital Funds of not less than $330,000,000 as of the last day of each fiscal quarter following the date of this Agreement.

(iii) Fixed Charge Coverage Ratio. From the date of this Agreement until the Revolving Credit Termination Date, Borrowers and their Subsidiaries (on a consolidated basis) shall maintain a minimum Fixed Charge Coverage Ratio of 2.50:1.0 as of the last day of each fiscal quarter. The Fixed Charge Coverage Ratio shall be calculated on a trailing twelve month basis.

7.2 Affirmative Covenants. Each Borrower covenants, unless at any time the Required Lenders shall otherwise expressly consent in writing, it shall:

(A) Fees and Costs. Pay to Agent on demand, any and all reasonable fees, costs or expenses which Agent or any Lender incurs arising out of or in connection with (i) the forwarding to Borrowers, or any other Person on behalf of Borrowers, by Agent of proceeds of Loans made to Borrowers pursuant to this Agreement and (ii) the depositing for collection by Agent, of any check or item of payment received or delivered to Agent on account of the Liabilities;

(B) Insurance. At its sole cost and expense, keep and maintain the Collateral, its other assets and its business insured in such amounts and against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks (including business interruption) as is ordinarily insured against by other owners or users of such properties in similar businesses and notify Agent promptly of any event or occurrence causing a material loss or decline in value of the Collateral and the estimated (or actual, if available) amount of such loss or decline;

(C) Financial Reports. Keep books of account and prepare financial statements and furnish to Agent and each Lender the following (all of the foregoing and following to be kept and prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Financials, unless Borrowers’ independent certified public accountants concur in any changes therein and such changes are disclosed to Agent and are consistent with then generally accepted accounting principles):

(i) as soon as available, but not later than ninety (90) days after the close of each fiscal year of Borrowers, (a) financial statements of Borrowers and Subsidiaries prepared on a consolidated basis (including a balance sheet, statement of income and retained earnings and cash flow, all with supporting footnotes) as at the end of such year and for the year then ended, all in reasonable detail as requested by Agent and audited by a firm of independent certified public accountants of recognized standing selected by Borrowers and approved by Agent, together with an unqualified opinion thereon from such certified public accountants and (b) internally prepared financial statements of Borrowers and Subsidiaries prepared on a consolidated basis by business line for the last quarter of such fiscal year of Borrowers, together with a calculation sheet related thereto, signed by an authorized officer of each Borrower;

(ii) as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter of Borrowers a Financial Condition and Compliance Certificate (“Compliance Certificate”) in the form of Exhibit G attached hereto for such period;

(iii) as soon as available, but no later than thirty (30) days after the end of each month of each fiscal year of Borrowers, internally prepared consolidated financial statements of Borrowers and Subsidiaries (including a balance sheet, statement of income and retained earnings and cash flow) as at the end of and for the portion of Borrowers’ fiscal year then elapsed, all in reasonable detail as requested by Agent and certified by Borrowers’ principal financial officer as prepared in accordance with generally accepted accounting principles and fairly presenting in all material respects the financial position and results of operations of Borrowers and Subsidiaries for such period (subject to normal year-end audit adjustments and omission of footnotes);

(iv) within thirty (30) days after the last day of each month of each fiscal year of Borrowers, (a) an Accounts and Inventory Report; provided that in the event loans outstanding under the Revolving Credit Facility are less than $5,000,000, Borrowers shall not be required to provide the information set forth in (iv) of the definition of Accounts and Inventory Report and (b) a properly completed and executed certificate (“Borrowing Base Certificate”), in the form of Exhibit H attached hereto or in such other form as Agent deems acceptable, setting forth a calculation of the Borrowing Base as at the last day of such month;

(v) as soon as available upon request of Agent, but no later than thirty (30) days after such request, pro forma financial projections for Borrowers and Subsidiaries prepared on a consolidated basis for the then current fiscal quarter;

(vi) prior to the beginning of each fiscal year, annual projections for Borrowers and Subsidiaries prepared on a consolidated basis for the upcoming fiscal year;

(vii) such other data and information (financial and otherwise) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral, Borrowers’ or any Affiliate’s financial condition or results of its operations, or the financial condition of any Person who is a guarantor of any of the Liabilities;

(D) Litigation and Other Events. Notify Agent, promptly upon such Borrower’s learning of: (i) the institution or threat of any litigation, suit, action, inquiry, investigation or administrative proceeding which, if adversely determined, could reasonably be expected to materially and adversely affect the operations, financial condition or business of such Borrower or any Affiliate or which may affect Agent’s security interest in the Collateral; (ii) the occurrence of an Event of Default or Default; (iii) any Borrower’s use of any other corporate or fictitious name other than as currently used; (iv) any Borrower’s formation of any Subsidiary; or (v) any Borrower’s obtaining any copyrights, patents, trademarks and similar intellectual property;

(E) Bank Accounts; Compensating Balances. Maintain all of its primary bank accounts and its primary banking relationship with Agent. Without affecting such obligation to maintain such balances, if such Borrower fails to maintain such balances, then on the last day of such calendar quarter of each year such Borrower shall pay to Agent in arrears, immediately upon demand, a reasonable fee in lieu of balances as determined by Agent which may be charged at Agent’s option to any bank account of any Borrower with Agent. Neither the maintenance of balances nor payment of any fees shall obligate Agent or any Lender to make any advances under the Revolving Credit Facility. Any balances in bank accounts and fees shall compensate, and be deemed to compensate, Agent for the cost incurred by Agent in being prepared to respond to requests for credit under the Revolving Credit Facility and for costs incurred by Agent in processing and servicing such accounts;

(F) Reserve Costs. Upon demand by Agent or by any Lender, reimburse Agent or such Lender for any reasonable additional costs incurred by Agent or such Lender if at any time after the date of this Agreement any law, regulation, treaty or any change in any law, regulation, treaty or the interpretation thereof by any governmental agency, central bank or other fiscal, monetary or other authority having jurisdiction of Agent or such Lender shall impose, modify or deem applicable any reserve (except reserve requirements taken into account by Agent or such Lender in calculating the Interest Rate) and/or special deposit requirement against Agent or such Lender or impose any other condition with respect to the loans or other financial accommodations the result of which is to increase the cost to Agent or such Lender in making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by Agent or such Lender with respect to the Liabilities. Such Borrower’s reimbursement obligation shall apply only to those costs which directly result from the imposition of such requirement and shall begin as of the date of any such change in law, treaty, rule or regulation. Notwithstanding the preceding, such Borrower shall not be required to pay any such additional costs which could be avoided by Agent or such Lender with the exercise of reasonable conduct and diligence;

(G) Existence and Status. Maintain and preserve and cause each Subsidiary to maintain and preserve its existence as a limited partnership, limited liability company or corporation, as applicable, in its state of formation and all rights, privileges, licenses, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its business in the ordinary course as conducted from time to time. Such Borrower shall not take any action or suffer any action to be taken by others and will not permit any Subsidiary to take any action or suffer any action which will alter, change or destroy its status as a limited partnership, limited liability company or corporation;

(H) Use of Proceeds. Use proceeds of the Loans as follows: to finance working capital of Borrowers and their Subsidiaries (whether within or outside of the United States);

(I) Environmental Covenant. (a) Use and operate and cause each Subsidiary to use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all hazardous substances and waste in material compliance with all applicable Environmental Laws; (b) immediately notify Agent and each Lender and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its, or any Subsidiary’s, facilities and properties or compliance with Environmental Laws, and shall (i) promptly cure and have dismissed with prejudice to the satisfaction of Agent any actions and proceedings relating to compliance with Environmental Laws or (ii) contest any such actions or proceedings in good faith by appropriate proceedings and establish adequate reserves therefor; and (c) provide such information and certifications which Agent may reasonably request from time to time to evidence compliance with this subsection;

(J) Field Audits. Each fiscal year, Borrowers shall permit Agent, during normal business hours and upon no less than three (3) Business Days’ notice, to inspect the Inventory, other tangible assets and/or other business operations of each Borrower and its Subsidiaries, to perform appraisals of the Equipment of each Borrower and its Subsidiaries, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral, the results of which must be satisfactory to the Bank in the Bank’s reasonable discretion. All such inspections or audits by the Bank shall be at the Borrowers’ expense (which shall be reasonable), provided that so long as no Default or Event of Default has occurred and is continuing, Borrowers shall not be required to reimburse Agent for inspections or audits more frequently than once each twelve-month period. The Borrowers acknowledge that the next field audit conducted by Agent pursuant to this Section 7.2(J) may occur prior to April     , 2006 at Agent’s sole discretion; and

(K) Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure that no person who owns a controlling interest in or otherwise controls such Borrower is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders, (c) without limiting clause (a) above, comply with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay prior to delinquency, all taxes and other governmental charges against it or any Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Borrower to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any Collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

7.3 Negative Covenants. Each Borrower covenants that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it shall not:

(A) Capital Expenditures. Collectively with the other Borrowers, make Capital Expenditures in an amount greater than $35,000,000 in any fiscal year;

(B) Mergers and Acquisitions. (i) Liquidate, dissolve or merge or consolidate with or acquire any Person, (ii) permit any Subsidiary to liquidate, dissolve or merge or consolidate with or acquire any Person or (iii) lose control (as such term is defined in the definition of “Affiliate”) of any Subsidiary, except that any Borrower may merge or consolidate with any other Borrower;

(C) Investments. (i) Except in respect of other Borrowers and other than in the ordinary course of its business, make any investment in the securities of any Person other than to a Subsidiary as permitted under Section 7.2(H) or (ii) use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any margin stock (such Borrower will furnish to Agent upon request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of the Federal Reserve Board);

(D) Loans. Make any loans or other advances of money (other than salary) to any other Borrower, or any Affiliate, officers, directors, employees or agents of Affiliates or such Borrower or to any other Person, except for (i) such loans or advances to employees in the ordinary course of business consistent with past practice or (ii) loans or advances to any other Borrower that are subordinated to the Liabilities on terms satisfactory to Agent;

(E) Capital Structure and Business. Make any material change in such Borrower’s capital structure or in any of its business objectives, purposes and operations;

(F) Affiliate Transactions. Enter into, or be a party to, any transaction with any Affiliate or partner, shareholder, director or officer of such Borrower or an Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to such Borrower than could be obtained in a comparable arm’s length transaction with a Person not an Affiliate or partner, shareholder, director or officer of such Borrower or an Affiliate;

(G) Adverse Transactions. (i) Enter or permit any Subsidiary to enter into any transaction which materially and adversely affects the Collateral or such Borrower’s ability to repay Agent or any Lender the Liabilities or (ii) permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto, except in accordance with such Borrower’s current credit collection policy as disclosed to Agent and each Lender or in accordance with such Borrower’s past practices in the ordinary course of business;

(H) Guarantees. Except with respect to guarantees issued by ModusLink in connection with vendor contracts entered into by any Subsidiary in the ordinary course of business which could not reasonably be expected to have a Material Adverse Effect, guarantee or otherwise, in any way, become liable with respect to the obligations or liabilities of any other Person, except by endorsement of instruments or items of payment for deposit to the general account of such Borrower or for delivery to Agent on account of the Liabilities;

(I) Other Liens; Transfer of Assets. Except for Permitted Liens and as otherwise expressly permitted in this Agreement or in the Ancillary Agreements, pledge, mortgage, grant a security interest in or permit to exist a Lien on, encumber, assign, sell, lease, license or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, any of such Borrower’s assets or permit any domestic Subsidiary to pledge, mortgage, grant a security interest in or permit to exist a Lien on, encumber, assign, sell or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution or otherwise, any of such Subsidiary’s assets;

(J) Other Indebtedness. Incur or permit any domestic Subsidiary to incur any Indebtedness other than Permitted Debt;

(K) Asset Purchase. Collectively with the other Borrowers, make any purchase or otherwise acquire or permit any domestic Subsidiary to acquire all or substantially all or a substantial portion of the assets of any Person (or any division or line of business of any Person) in excess of $5,000,000 in any fiscal year.

(L) Organic Documents. Amend or otherwise modify any material term of its certificate of limited partnership or agreement of limited partnership or charter and by-laws or other organic document, as applicable, in effect on the date hereof or on the date of its later formation except for amendments, modifications or waivers that are not adverse in any way to Agent or Lenders;

(M) Restriction on Redemptions and Dividend Distributions. (i) Directly or indirectly purchase, redeem or otherwise acquire or retire any interest of any shareholder of such Borrower, (ii) make or declare any partial or full liquidating distributions to any shareholder of such Borrower with respect to such shareholder’s interest in such Borrower or (iii) make or declare any dividends or distributions to such Borrower’s equity holders;

(N) Restrictions on Activities for SalesLink Mexico. Until such time as SalesLink Mexico shall provide Agent with evidence of insurance required by Section 7.2(B) hereof, SalesLink Mexico shall conduct no operations other than to hold the stock certificates of any Subsidiary of SalesLink Mexico; or

(O) Payments to CMGI. Make any payment to CMGI for the account of any accrued intercompany payables or pursuant to the CMGI Notes; provided, however, that if no Default or Event of Default exists and, after giving effect to any such payment to CMGI, the Borrowers would have a positive cash flow as reflected on the Financials determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, such Borrower may make payments to CMGI for the account of accrued intercompany payables or pursuant to the applicable provisions of the CMGI Notes, both in accordance with the Intercreditor (Subordination) Agreement.

(P) Negative Pledge of Ownership Interests. Pledge, mortgage, grant a security interest in or permit to exist a Lien on, encumber, assign, sell, lease, license or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, any of such Borrower’s ownership interests in any Subsidiary of such Borrower (whether in the form of shares of stock, limited liability company interests, or otherwise).

7.4 Contesting Charges. Notwithstanding anything to the contrary in this Agreement, a Borrower may dispute any Charges without prior payment thereof, so long as such non-payment will not cause a Lien except a Permitted Lien to attach to such Borrower’s assets, and provided that such Borrower shall give Agent and each Lender prompt notice of such dispute and shall be diligently contesting the same in good faith and by an appropriate proceeding and there is no danger of a loss or forfeiture of any of the Collateral and provided further that, if such disputed Charges are potentially or actually in excess of $10,000 in the aggregate, such Borrower shall give Agent and each Lender such additional collateral and assurances as Agent and such Lender, in their sole discretion, deems necessary under the circumstances, immediately upon demand by Agent and such Lender.

7.5 Payment of Charges. Subject to the provisions of Section 7.4, a Borrower shall pay promptly when due all of the Charges. In the event such Borrower, at any time or times, shall fail to pay the Charges or to promptly obtain the satisfaction of such Charges, such Borrower shall promptly so notify Agent and each Lender and Agent and such Lender may, without waiving or releasing any obligation or liability of such Borrower under this Agreement or any Event of Default, in its sole discretion, at any subsequent time or times, make such payment or any part thereof (but shall not be obligated so to do), or obtain such satisfaction and take any other action which Agent or such Lender deems advisable. All sums so paid by Agent or any Lender and any expenses, including reasonable attorneys’ fees, court costs, expenses and other related charges, shall be payable by such Borrower to Agent or such Lender upon demand and shall be additional Liabilities.

7.6 Insurance; Payment of Premiums. All policies of insurance on the Collateral or otherwise required under this Agreement shall be in form and amount satisfactory to Agent and with insurers reasonably recognized as adequate by Agent. Borrowers shall deliver to Agent the original (or a certified copy) of each policy of insurance, or, in lieu thereof, certificates of such policies of insurance satisfactory to Agent, and evidence of payment of all premiums therefor and shall deliver renewals of all such policies to Agent at least thirty (30) days prior to their expiration dates. Such policies of insurance shall contain an endorsement, in form and substance acceptable to Agent, showing all losses payable to Agent for the benefit of each Lender. Such endorsement shall provide that the insurance companies will give Agent at least thirty (30) days’ prior written notice before any such policy shall be altered or canceled and that no act or default of Borrowers or any other Person shall affect the right of Agent to recover under such policy in case of loss or damage. Each Borrower hereby directs all insurers under such policies to pay all proceeds directly to Agent after the occurrence of an Event of Default. Each Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as such Borrower’s true and lawful attorney and agent-in-fact for the purpose of making, settling and adjusting claims under such policies (provided that Agent shall consult with such Borrower prior to finally making, settling or adjusting claims under such policies), endorsing the name of such Borrower in writing or by stamp on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies. If such Borrower shall fail to obtain or maintain any of the policies required by this Section 7.6 or to pay any premium relating thereto, then Agent or any Lender, without waiving or releasing any obligation or Event of Default by such Borrower hereunder, may (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action which Agent or such Lender deems advisable. All sums so disbursed by Agent or any Lender, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable by Borrowers to Agent or such Lender upon demand and shall be additional Liabilities.

7.7 Survival of Obligations Upon Termination of Agreement. Except as otherwise expressly provided for in this Agreement and in the Ancillary Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement or the Ancillary Agreements shall in any way affect or impair the powers, obligations, duties, rights, and liabilities of Borrowers or Agent or any Lender in any way with respect to (i) any transaction or event occurring prior to such termination or cancellation, (ii) the Collateral or (iii) any of the undertakings, agreements, covenants, warranties and representations of Borrowers or Agent or any Lender contained in this Agreement or the Ancillary Agreements. All such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation.

8. EVENTS OF DEFAULT; RIGHTS AND REMEDIES.

8.1 Event of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

(A) (i) Borrowers fail to pay, within five (5) days after the same shall be due and payable or be declared due and payable, any part of the Liabilities or (ii) a Borrower is in default in the payment of Indebtedness in the aggregate in excess of $2,500,000 beyond any applicable cure period or (iii) any Subsidiary is in default on its Indebtedness in the aggregate in excess of $2,500,000 beyond any applicable cure period; or

(B) Borrowers or any guarantor of the Liabilities fails or neglects to perform, keep or observe (i) any term, provision, condition or covenant contained in Sections 7.1, 7.2 or 7.3 of this Agreement and such failure continues unremedied for a period of ten (10) days or (ii) any other term, provision, condition or covenant contained in this Agreement or in the Ancillary Agreements, which is required to be performed, kept or observed by a Borrower or guarantor, and such failure continues unremedied for a period of ten (10) days. Notwithstanding the foregoing, the applicable cure period for the Events of Defaults set forth in this Section 8.1(B) shall be ninety (90) days provided that (a) Borrowers have deposited Cash or Cash Equivalents in the Cash Collateral Account in an amount equal to the outstanding principal amount of the Loans as of the date of such deposit within ten (10) days of the initial occurrence of such Event of Default and (b) Borrowers maintain a balance in the Cash Collateral Account of not less than the outstanding principal amount of the Loans until such Event of Default has been cured; or

(C) The occurrence of any default (subject to any applicable cure periods) under (i) any of the Ancillary Agreements or (ii) any document evidencing or securing any Subordinated Debt with a principal amount in excess of $2,500,000; or

(D) Any statement, warranty, representation, report, financial statement or certificate made or delivered by a Borrower, any of its officers, employees or agents, to Agent or any Lender is not true and correct in any material respect on the date it was made or delivered or deemed re-made; or

(E) There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $2,500,000; or

(F) The Collateral or any of Borrowers’ other assets or any assets of any domestic Subsidiary are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within ten (10) days; or an application is made by any Person for the appointment of a receiver, trustee, or custodian for any of the Collateral or any of Borrowers’ other assets or any assets of any domestic Subsidiary and the same is not dismissed within sixty (60) days after such application; or

(G) An application is made by a Borrower for the appointment of a receiver, trustee or custodian for any of the Collateral or any of such Borrower’s other assets; or an application is made by any domestic Subsidiary or any guarantor of the Liabilities, for the appointment of a receiver, trustee or custodian for any of such domestic Subsidiary’s or such guarantor’s assets; or any case or proceeding is filed by or against a Borrower, any domestic Subsidiary or any such guarantor for its dissolution, liquidation, or termination; or a Borrower ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; or

(H) A notice of Lien, levy or assessment is filed of record with respect to all or any substantial portion of a Borrower’s assets or any domestic Subsidiary’s assets by the United States, or any department, agency or instrumentality, or by any state, county, municipal or other governmental agency including, without limitation, the Pension Benefit Guaranty Corporation, or any taxes or debts owing to any of the foregoing becomes a Lien or encumbrance upon the Collateral or any of a Borrower’s other assets or upon any domestic Subsidiary’s assets and such Lien or encumbrance is not released within sixty (60) days after its creation; or

(I) Judgment(s) is or are rendered against a Borrower or any domestic Subsidiary in the aggregate in excess of $2,500,000 and such Person fails to either discharge the judgment or commence appropriate proceedings to appeal such judgment(s) within the applicable appeal period or, after such appeal is filed, such Person fails to diligently prosecute such appeal or such appeal is denied; or

(J) A petition under any section or chapter of the United States Bankruptcy Code or any similar law or regulation is filed by or against a Borrower, any domestic Subsidiary or any guarantor of the Liabilities, and, if filed against a Borrower, any domestic Subsidiary or any such guarantor, is not dismissed within sixty (60) days after filing; or a Borrower, any domestic Subsidiary or any such guarantor makes an assignment for the benefit of its creditors; or a Borrower or any domestic Subsidiary becomes insolvent, fails generally to pay its debts as they become due or admits its inability to pay its debts as they become due; or

(K) If any Borrower adopts a profit sharing or pension plan governed by ERISA, and such Borrower fails within fifteen (15) days after the occurrence of any of the following events, to furnish Agent and each Lender with appropriate notice thereof: (i) the happening of a Reportable Event with respect to any profit sharing or pension plan governed by ERISA (such notice shall contain the statement of the chief financial officer of a Borrower setting forth details as to such Reportable Event and the action which such Borrower proposes to take with respect thereto and a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation), (ii) the termination of any such plan, (iii) the appointment of a trustee by an appropriate United States District Court to administer any such plan or (iv) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee to administer any such plan; or

(L) If any Borrower adopts a profit sharing or pension plan governed by ERISA, and such Borrower fails to: (i) notify Agent and each Lender promptly upon receipt by such Borrower of any notice of the institution of any proceeding or other actions which may result in the termination of any profit sharing or pension plan; or (ii) acquire and maintain, when available, the contingent employer liability coverage insurance provided for under Section 4023 of ERISA in an amount satisfactory to the Required Lenders; or

(M) This Agreement or any Ancillary Agreement shall be repudiated or become unenforceable or incapable of performance, in whole or in part; or

(N) Any Person(s) presently not in control of a Borrower shall obtain control directly or indirectly of such Borrower.

8.2 Effect of Event of Default. If (a) any Event of Default described in Section 8.1(J) shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and all Notes shall become immediately due and payable, all without presentment, demand, protest or notice of any kind, or any action by Agent or any of the Lenders; and (b) any other Event of Default shall occur (other than an Event of Default described in Section 8.1(J)), Agent may (and upon written request of the Required Lenders, shall) declare the Commitments (if they have not theretofore terminated) to be terminated and all Notes to be due and payable, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and all Notes shall become immediately due and payable, all without presentment, demand, protest or notice of any kind. Agent shall promptly advise Borrowers and each Lender of any such declaration, but failure to do so shall not impair the effect of such declaration.

8.3 Remedies. Upon and after the occurrence of an Event of Default, Agent shall have all of the following rights and remedies:

(A) All of the rights and remedies of a secured party under the Illinois Uniform Commercial Code or other applicable law, all of which rights and remedies shall be cumulative and non-exclusive, to the greatest extent permitted by law, and in addition to any other rights and remedies contained in this Agreement and in any of the Ancillary Agreements;

(B) The right to (i) peacefully enter upon the premises of each Borrower or any other place or places where the Collateral is located and kept, without any obligation to pay rent to such Borrower or any other person, through self-help and without judicial process or first obtaining a final judgment or giving such Borrower notice and opportunity for a hearing on the validity of Agent’s and each Lender’s claim, and remove the Collateral from such premises and places, for such time as Agent and each Lender may require to collect or liquidate the Collateral and/or (ii) require each Borrower to assemble and deliver the Collateral to Agent at a place to be designated by Agent;

(C) The right to (i) open each Borrower’s mail and collect any and all amounts due from Account Debtors, (ii) notify Account Debtors that the Accounts have been assigned to Agent and that Agent has a security interest therein and (iii) direct such Account Debtors to make all payments due from them upon the Accounts, including the Special Collateral, directly to Agent or to a lock box designated by Agent. Agent shall promptly furnish each Borrower with a copy of any such notice sent and each Borrower hereby agrees that any such notice in Agent’s sole discretion, may be sent on Agent’s stationery, in which event, each Borrower shall, upon demand, co-sign such notice with Agent; and

(D) The right to sell, lease or to otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as provided in Section 8.4, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. At any such sale or sales of the Collateral, the Collateral need not be in view of those present and attending the sale, nor at the same location at which the sale is being conducted. Agent shall have the right to conduct such sales on each Borrower’s premises or elsewhere and shall have the right to use each Borrower’s premises without charge by Borrowers or their Affiliates for such sales for such time or times as Agent may see fit, subject to the rights of any landlord to such premises. Agent is granted a license or other right to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and each Borrower’s rights under all licenses and all franchise agreements shall inure to Agent’s benefit but Agent shall have no obligations thereunder. Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may setoff the amount of such price against the Liabilities. The proceeds realized from the sale of any Collateral shall be applied as set forth in Section 8.7. If any deficiency shall arise, Borrowers shall remain liable to Agent and each Lender for the amount of such deficiency.

8.4 Notice. Each Borrower agrees that any notice required to be given by Agent or any Lender of a sale, lease, other disposition of any of the Collateral or any other intended action by Agent or such Lender, which is personally delivered to such Borrower or which is deposited in the United States mail, postage prepaid and duly addressed to such Borrower at the address set forth in Section 10.10, at least ten (10) days prior to any such public sale, lease or other disposition or other action being taken, or prior to the time after which any private sale of the Collateral is to be held, shall constitute commercially reasonable and fair notice to such Borrower.

8.5 Default Interest Rate. To compensate Agent and each Lender for additional unreimbursed costs resulting from the occurrence of an Event of Default, including without limitation, acts associated with the uncertainty of future funding and additional supervisory and administrative efforts, upon the occurrence of and during the continuance of an Event of Default and after notice thereof is given to Borrowers at the direction of the Required Lenders, the Liabilities shall continue to bear interest, calculated daily on the basis of a 360-day year at the per annum rate set forth in Section 2.4 above, plus additional post-default interest of two percent (2%) per year until the Liabilities are paid in full.

8.6 Preservation of Rights. No delay or omission of Agent or any Lender to exercise any right under this Agreement or any Ancillary Agreement shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of Borrowers to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of this Agreement or any Ancillary Agreement whatsoever shall be valid unless in writing signed by the Required Lenders, and then only to the extent in such writing specifically set forth. All remedies contained in this Agreement or any Ancillary Agreement or by law afforded shall be cumulative and all shall be available to Agent and Lenders until the Liabilities have been paid in full.

8.7 Distributions. Agent shall distribute all proceeds and other amounts received by it with respect to Collateral:

First, to the payment of any amounts owed to it under Section 10.3 or under any Ancillary Agreement executed pursuant hereto and any expenses incurred by Agent in connection with the maintenance, preservation or protection of any Collateral;

Second, to all Lenders pro rata according to the then outstanding amount of Liabilities held by each such Lender; and

Third, if any balance remains after the Liabilities have been paid in full, to Borrowers.

Each Lender shall apply any payment so received from Agent,

First, to unpaid accrued interest, if any, on its Liabilities until paid in full;

Second, to the unpaid premium, if any, on its Liabilities;

Third, to the unpaid principal of its Liabilities until paid in full; and

Fourth, to its other Liabilities;

provided that any Lender which receives any payment on account of the Borrowers’ contingent obligations under a Letter of Credit shall hold such payment as cash collateral for such contingent obligation (and shall have no obligation to pay interest thereon), and, following any reduction of the stated amount of such Letter of Credit or termination thereof, shall return to Agent for distribution pursuant to this Section 8.7 any amounts in excess of the Borrowers’ contingent obligations not used to reimburse such Lender.

8.8 Method of Adjustment. If any Lender shall obtain any payment with respect to its Liabilities in excess of its (or their) pro rata share pursuant to Section 8.7, it shall be deemed to have received such excess on behalf of all Lenders and shall promptly deliver such excess to Agent for distribution in accordance with Section 8.7. If for any reason payments to Agent in the preceding sentence shall be determined by Agent to be improper or not advisable, then such Lender shall purchase from each Lender receiving less than its pro rata share, such participation in its Liabilities as shall be necessary for such purchasing Lender to share the excess payment received pro rata with such other Lenders; provided that if all or any portion of such excess payment be thereafter recovered from such purchasing Lender, the purchase shall be rescinded to the extent of such recovery, but without interest or premium; and, provided further that the nonperformance by any Lender of its obligation under this Section 8.8 shall not excuse any other Lender hereunder.

9. AGENT.

9.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Ancillary Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Ancillary Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Ancillary Agreement, Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Ancillary Agreement or otherwise exist against Agent.

9.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Ancillary Agreement by or through its agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.3 Liability of Agent. No Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Ancillary Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrowers or any Affiliate of Borrowers, or any officer thereof, contained in this Agreement or in any other Ancillary Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Ancillary Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Ancillary Agreement, or for any failure of the Borrowers or any other party to any Ancillary Agreement to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Ancillary Agreement, or to inspect the properties, books or records of Borrowers or any of Borrowers’ Subsidiaries or Affiliates.

9.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Ancillary Agreement unless it shall first receive such advice or concurrence of the Required Lenders and, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Ancillary Agreement in accordance with a request or consent of the Required Lenders (unless the consent of all Lenders is required in such case, in which case unanimous consent of Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders. For purposes of determining compliance with the conditions specified in Section 2.11 or in any comparable provision of any amendment hereto, each Lender that has executed this Agreement or such amendment shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter either sent by an Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

9.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify Lenders of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

9.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and their Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the Ancillary Agreements, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers which may come into the possession of any of the Agent-Related Persons.

9.7 Indemnification. Lenders shall indemnify upon demand any Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), pro rata, from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to Agent or any Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees of attorneys for Agent) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Ancillary Agreement, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. To the extent that Agent or any Agent-Related Person shall thereafter be reimbursed by or on behalf of Borrowers for any amount paid by the Banks pursuant to this Section 9.7, such Person shall reimburse each Lender for its ratable share of any such amount. The undertaking in this Section 9.7 shall survive the expiration or termination of the Commitments and payment of the Loans and other liabilities of Borrowers hereunder and the resignation or replacement of Agent. For the purposes of this Section 9.7, “Indemnified Liabilities” shall mean: any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable fees of attorneys for Agent) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Agent Related Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Agent Related Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including (i) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Agent-Related Person, any Lender or any of their respective officers, directors, employees, counsel, agents or attorneys-in-fact is a party thereto.

9.8 Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue Letters of Credit for the account of, accept deposits from and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates as though it were not Agent hereunder and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, Agent or its Affiliates may receive information regarding Borrowers or their Affiliates (including information that may be subject to confidentiality obligations in favor of Borrowers or such Subsidiaries) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans, Agent and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though such Agent were not an Agent, and the terms Lender and Lenders include Agent and its Affiliates, to the extent applicable, in their individual capacities.

9.9 Successor Agent. Agent may resign as the Agent upon 30 days’ notice to Lenders. If Agent resigns under this Agreement, the Required Lenders shall, with the prior written consent of Borrowers, appoint from among Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and with the prior written consent of Borrowers, a successor agent from among Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term Agent shall mean such successor agent and the retiring Agent’s appointment, powers and duties as an Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement. If no successor agent has accepted appointment as an Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of an Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10. MISCELLANEOUS.

10.1 Appointment of Agent as Each Borrower’s Lawful Attorney-In-Fact. Each Borrower irrevocably designates, makes, constitutes and appoints Agent (and all persons designated by Agent) as such Borrower’s true and lawful attorney and agent-in-fact and Agent, or Agent’s agent, may, without notice to such Borrower:

(A) At any time after the occurrence of and during the continuance of an Event of Default, endorse by writing or stamp each Borrower’s name on any checks, notes, drafts or any other payment relating to and/or proceeds of the Collateral which come into the possession of Agent or under Agent’s control and deposit the same to the account of Agent for application to the Liabilities;

(B) At any time after the occurrence of and during the continuance of an Event of Default, in each Borrower’s or Agent’s name: (i) demand payment of the Collateral; (ii) enforce payment of the Collateral, by legal proceedings or otherwise; (iii) exercise all of each Borrower’s rights and remedies with respect to the collection of the Collateral; (iv) settle, adjust, compromise, extend or renew the Accounts and the Special Collateral; (v) settle, adjust or compromise any legal proceedings brought to collect the Collateral; (vi) if permitted by applicable law, sell or assign the Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (vii) satisfy and release the Accounts and Special Collateral; (viii) take control, in any manner, of any item of payment or proceeds referred to in Section 3.3; (ix) prepare, file and sign each Borrower’s name on any proof of claim in bankruptcy or similar document against any Account Debtor; (x) prepare, file and sign each Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Collateral; (xi) do all acts and things necessary, in Agent’s sole discretion, to fulfill each Borrower’s obligations under this Agreement; (xii) endorse by writing or stamp the name of each Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Collateral; and (xiii) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Collateral to which each Borrower has access; and

(C) At any time after the occurrence of and during the continuance of an Event of Default, notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Agent and receive, open and dispose of all mail addressed to each Borrower.

10.2 Modification of Agreement; Sale of Notes; Participations. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Notes, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall extend or increase the amount of the Commitments, extend the final maturity of the Notes, reduce the principal thereof (other than pursuant to Section 2.1), reduce the fees hereunder or the rate of interest payable with respect to the Notes, reduce the aggregate Percentage required to effect an amendment, modification, waiver or consent, reduce the amount of or extend the date for the mandatory payments on the Notes, modify the definition of Borrowing Base, amend this Section 10.2 or permit any assignment by Borrowers of their obligations or rights hereunder or amend any covenants contained in Sections 7.1, 7.2 or 7.3, without the consent of the Required Lenders in each instance. No provision of this Agreement relating to Agent shall be amended, modified or waived without the consent of Agent. No provision of Section 2.13 shall be amended, modified or waived without the consent of the Issuing Lender. No Borrower may sell, assign, transfer or otherwise dispose of all or any portion of this Agreement or the Ancillary Agreements, including, without limitation, such Borrower’s right, title, interest, remedies, powers, or duties. Each Borrower consents to any Lender’s participation, sale, assignment, transfer or other disposition, at any time or times, of this Agreement or the Ancillary Agreements, including, without limitation, such Lender’s right, title, interest, remedies, powers, or duties. Each Borrower consents to any Lender’s pledge of its rights under this Agreement, any Note issued hereunder or any Ancillary Agreement to the Federal Reserve Bank. Any Lender shall have the right to sell, assign or transfer all or part of any Note to one or more banks or other financial institutions, or to grant participations to one or more banks or other financial institutions, in or to any Loan hereunder and any Note held by such Lender upon three (3) days prior written notice to Borrowers (and if no Default or Event of Default has occurred and is continuing with the prior written consent of Borrowers) and Agent together with, in the case of assignments only, execution and delivery to Agent and the Borrowers of an Assignment Agreement in the form acceptable to Agent in its reasonable discretion (“Assignment Agreement”) and payment of a $5,000 fee to Agent for processing such assignment. Borrowers hereby consent to the disclosure of any information obtained by Agent or any Lender in connection herewith to any bank or other financial institution to which any Lender now or hereafter has sold, assigned or transferred, or sold or proposed to sell, assign or transfer, all or any part of any Note or any participation interest in any Loan or Note. Upon the sale, transfer or assignment of all or a portion of any Note pursuant to one or more Assignment Agreements, Borrowers shall, upon the request of the assigning Lender, execute a new note or notes in a form substantially similar to the Note or Notes so replaced. Each such transferee shall be deemed to be a Lender under this Agreement. Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder prior to the receipt by Agent and Borrowers of written notice of such transfer. Each Lender represents that it is the present intention of such Lender to acquire each Note drawn to its order for its own account and not with a view to the distribution or sale thereof, subject, nevertheless, to the necessity that such Lender remain in control at all times of the disposition of property held by it for its own account; it being understood that the foregoing representation shall not affect the character of the Loans as commercial lending transactions.

10.3 Attorneys’ Fees and Expenses; Agent and Each Lender’s Out-of-Pocket Expenses. If, at any time or times, whether prior or subsequent to the date of this Agreement and regardless of the existence of a Default or an Event of Default, Agent and each Lender incurs reasonable legal or other costs and expenses or employs counsel, accountants or other professionals for advice or other representation or services in connection with:

(A) The preparation, negotiation and execution of this Agreement, all Ancillary Agreements, any amendment of or modification of this Agreement or the Ancillary Agreements;

(B) Any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, a Borrower or any other Person) in any way relating to the Collateral, this Agreement, the Ancillary Agreements or Borrowers’ affairs;

(C) Any attempt to enforce any rights of Agent or any Lender against a Borrower or any other Person which may be obligated to Agent or such Lender by virtue of this Agreement or the Ancillary Agreements, including, without limitation, the Account Debtors;

(D) Any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any of the Collateral; or

(E) Any inspection, verification, protection, collection, sale, liquidation or other disposition of any of the Collateral, including without limitation, Agent’s periodic field audits and audits of a Borrower’s books and records;

then, in any such event, the reasonable attorneys’ and paralegals’ fees and expenses arising from such services and all reasonably incurred expenses, costs, charges and other fees of or paid by Agent (or any Lender after the occurrence of and during the continuation of an Event of Default) in any way or respect arising in connection with or relating to any of the events or actions described in this Section 10.3 shall be payable by Borrowers, jointly and severally, to Agent (or any Lender after the occurrence of and during the continuation of an Event of Default) upon demand and shall be additional Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include accountants’ fees, costs and expenses; court costs, fees and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; courier charges; telegram and telecopy charges.

10.4 No Setoff; Right to Charge Accounts. All payments due to Agent or any Lender shall be made in immediately available funds, without setoff or counterclaim. At Agent’s or any Lender’s sole discretion, Agent or such Lender may charge against any demand account of a Borrower all or any part of the Liabilities which are due and payable.

10.5 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.6 Parties; Entire Agreement. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the respective successors and assigns of each Borrower, Agent and each Lender. Each Borrower’s successors and assigns shall include, without limitation, a trustee, receiver or debtor-in-possession of or for such Borrower. Nothing contained in this Section 10.6 shall be deemed to modify Section 10.2. This Agreement is the complete statement of the agreement by and among Borrowers, Agent and each Lender and supersedes all prior negotiations, understandings and representations between them with respect to the subject matter of this Agreement.

10.7 Conflict of Terms. The provisions of the Ancillary Agreements are incorporated in this Agreement by this reference. Except as otherwise provided in this Agreement and except as otherwise provided in the Ancillary Agreement, by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any Ancillary Agreement, the provision contained in this Agreement shall govern and control.

10.8 Waiver by Borrowers. Except as otherwise provided for in this Agreement, each Borrower waives (i) presentment, demand and protest, notice of protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which such Borrower may in any way be liable and hereby ratifies and confirms whatever Agent or such Lender may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or Agent’s or any Lender’s replevy, attachment or levy upon the Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of Agent’s or any Lender’s remedies; and (iii) the benefit of all valuation, appraisement, extension and exemption laws. Each Borrower acknowledges that it has been advised by its own counsel with respect to this Agreement and the transactions evidenced by this Agreement.

10.9 Waiver and Governing Law. THE LOANS EVIDENCED HEREBY HAVE BEEN MADE, AND THIS AGREEMENT HAS BEEN DELIVERED, AT CHICAGO, ILLINOIS, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS. EACH BORROWER (i) WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS; (ii) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN COOK COUNTY, ILLINOIS, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS; (iii) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT SUCH BORROWER MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING; (iv) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE

CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (v) AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST AGENT, ANY LENDER OR ANY OF AGENT’S OR LENDER’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR PROPERTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS IN ANY COURT OTHER THAN ONE LOCATED IN COOK COUNTY, ILLINOIS. EACH BORROWER WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN SECTION 10.10. SHOULD SUCH BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SERVED WITHIN THIRTY (30) DAYS AFTER THE RECEIPT THEREOF, IT SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING IN THIS PARAGRAPH SHALL AFFECT OR IMPAIR LENDER’S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR LENDER’S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST SUCH BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.10 Notice. Except as otherwise provided in this Agreement, any notice required shall be in writing and shall be deemed to have been validly served, given or delivered upon (i) delivery in person, by messenger or overnight courier service, (ii) the day after transmission by facsimile, (iii) or five (5) Business Days after deposit in the United States certified or registered mails, with proper postage prepaid, addressed to the party to be notified as follows:

(a) If to Agent, at:

LaSalle Bank National Association

135 South LaSalle

Chicago, Illinois 60603

Attention: David Bacon

Fax: (312) 904-0409

with a copy to:

Ungaretti & Harris LLP

3500 Three First National Plaza

Chicago, Illinois 60602

Attention: Gary I. Levenstein

Fax: (312) 977-4405

(b) If to Borrowers, at:

ModusLink Corporation

SalesLink LLC

SalesLink Mexico Holding Corp.

c/o ModusLink Corporation

1100 Winter Street, Suite 4600

Waltham, Massachusetts 02451

Attention: Chief Financial Officer

Fax: (617) 886-4550

with a copy to:

BRL Law Group LLC

31 St. James Avenue

Boston, Massachusetts 02116

Attention: Thomas B. Rosedale

Fax: (617) 399-6930

(c) If to any Lender, addressed to such Lender at the address shown below its signature as its domestic office addressor to such other address or facsimile number as each party may designate for itself by like notice.

10.11 Section Titles, Etc. The section titles and table of contents, if any, contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. All Exhibits and Schedules which are referred to herein or attached hereto are incorporated by reference.

10.12 Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Borrowers, the Borrowers shall execute therefor a new Note with the same principal amount, containing identical terms and provisions. If there shall be delivered to the Borrowers (a) evidence to its satisfaction of the destruction, loss or theft of any Note and (b) such security or indemnity as may be required by them to hold the Borrowers and any agent of the Borrowers harmless, then, in the absence of notice to the Borrowers that such Note has been acquired by a bona fide purchaser, the Borrowers shall execute and deliver, in lieu of any such destroyed, lost or stolen Note or in exchange for such Note, a new Note with the same principal amount, containing identical terms and provisions. Upon the issuance of any new Note under this Section 10.12, the Borrowers may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith. Every new Note, issued pursuant to this Section 10.12 in lieu of any destroyed, lost or stolen Note, shall constitute an original contractual obligation of the Borrowers, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement.

10.13 Customer Identification—USA Patriot Act Notice. Each Lender and LaSalle (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or LaSalle, as applicable, to identify each Borrower in accordance with the Patriot Act.

11. CROSS-GUARANTY.

11.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and each Lender and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Liabilities owed or hereafter owing to Agent and each Lender by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 11 shall not be discharged until payment and performance, in full, of the Liabilities has occurred, and that its obligations under this Section 11 shall be absolute and unconditional, irrespective of, and unaffected by, the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Ancillary Agreement or any other agreement, document or instrument to which any Borrower is or may become a party; the absence of any action to enforce this Agreement (including this Section 11) or any other Ancillary Agreement or the waiver or consent by Agent and each Lender with respect to any of the provisions thereof; the existence, value or condition of, or failure to perfect its Lien against, any security for the Liabilities or any action, or the absence of any action, by Agent and each Lender in respect thereof (including the release of any such security); the insolvency of any Borrower; or any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Liabilities guaranteed hereunder.

11.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or any Lender to marshal assets or to proceed in respect of the Liabilities guaranteed hereunder, against any other party or against any security for the payment and performance of the Liabilities before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and each Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the Ancillary Agreements and that, but for the provisions of this Section 11.2 and such waivers, Agent and Lenders would decline to enter into this Agreement.

11.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 11.3 are for the benefit of Agent and each Lender and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or any Lender, the obligations of such other Borrower under this Agreement and the Ancillary Agreements.

11.4 Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, and except as set forth in Section 11.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Liabilities any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Liabilities are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and each Lender and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 11, and that Agent, each Lender and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 11.4.

11.5 Election of Remedies. If Agent or any Bank may, under applicable law, proceed to realize its benefits under this Agreement or any Ancillary Agreement giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 11. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Liabilities. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or this Agreement or any Ancillary Agreements, Agent or such Lender may bid all or less than the amount of the Liabilities and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Liabilities. The amount of the successful bid at any such sale, whether Agent, such Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Liabilities shall be conclusively deemed to be the amount of the Liabilities guaranteed under this Section 11, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

11.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 11 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and (ii) the amount that could be claimed by Agent and Lenders from such Borrower under this Section 11 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 11.7.

11.7 Contribution with Respect to Guaranty Obligations. To the extent that any Borrower shall make a payment under this Section 11 of all or any of the Liabilities (other than Loans made directly to that Borrower) (a “Guarantor Payment”) that exceeds the amount such Borrower would otherwise have paid if each Borrower had paid the aggregate Liabilities satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Liabilities and termination of the Commitments) such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 11 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. This Section 11.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 11.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including this Section 11.7. Nothing contained in this Section 11.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing. The rights of the indemnifying Borrowers against other Borrower under this Section 11.7 shall be exercisable upon the full and indefeasible payment of the Liabilities and the termination of the Commitments.

11.8 Liability Cumulative. The liability of Borrowers under this Section 11 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and each Lender under this Agreement and the Ancillary Agreements to which such Borrower is a party or in respect of any Liabilities or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[signature page attached]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

BORROWERS:

MODUSLINK CORPORATION a Delaware corporation		SALESLINK LLC a Delaware limited liability company

By: /s/ Thomas Oberdorf		By: /s/ Thomas Oberdorf
Name:	Thomas Oberdorf	Name: Thomas Oberdorf
Title:	Chief Financial Officer and Treasurer	Title: Chief Financial Officer and Treasurer

SALESLINK MEXICO HOLDING CORP. a Delaware corporation

By: /s/ Thomas Oberdorf
Name:	Thomas Oberdorf
Title:	Treasurer

LENDERS:

LASALLE BANK NATIONAL ASSOCIATION, as a Lender and as Agent

By: /s/ David Bacon
Name:	David Bacon
Title:	Vice President

Address LaSalle Bank National Association 135 South LaSalle Chicago, Illinois 60603 Attention: David Bacon Fax: (312) 904-0409

CITIZENS BANK OF MASSACHUSETTS, as a Lender

By: /s/ Amy LeBlanc Hackett
Name: Amy LeBlanc Hackett
Title: VP

Address Citizens Bank of Massachusetts 53 State Street 8th Floor Boston, Massachusetts 02109 Attention: Amy LeBlanc Hackett Fax: (617) 742-9548

Exhibit A (§1.1)

Form of Master Letter of Credit Agreement

MASTER LETTER OF CREDIT AGREEMENT

Dated as of December 31, 2004

THIS MASTER LETTER OF CREDIT AGREEMENT (this “Agreement”) is issued by the undersigned applicant (the “Applicant”) in favor of LaSalle Bank National Association (together with its affiliates as set forth in Section 11.8, the “Bank”).

The Applicant may from time to time request that the Bank issue letters of credit for the account of the Applicant. The Applicant agrees that, except as provided below, any such letter of credit shall be subject to the terms and provisions of this Agreement, and the Applicant further agrees with and for the benefit of the Bank as follows:

SECTION 1 CERTAIN DEFINITIONS. When used herein the following terms shall have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):

Application means, at any time, an application (which shall be in writing, including by facsimile, or made by electronic transmission) for a letter of credit to be issued by the Bank, specifying (a) the requested issuance date, the amount, the beneficiary and the expiration date of such letter of credit, (b) the documentary requirements for drawing thereunder and (c) such other information as the Bank may reasonably request.

Business Day means any day on which the Bank is open for commercial banking business at its principal office in Chicago, Illinois.

Event of Default means any of the events described in Section 9.1.

Item means any draft, order, instrument, demand or other document drawn or presented, or to be drawn or presented, under any Letter of Credit.

ISP means at any time the most recent International Standby Practices issued by the Institute for International Banking Law & Practice, Inc.

Letter of Credit means any letter of credit issued (including any letter of credit issued prior to the date hereof) by the Bank for the account of the Applicant (including any letter of credit issued jointly for the account of the Applicant and any other Person), in each case as amended or otherwise modified from time to time, but excluding any letter of credit that is issued pursuant to an Application which expressly provides that such letter of credit is not issued pursuant to this Agreement. A letter of credit issued by the Bank pursuant to an Application from the Applicant (either individually or together with any other Person) shall be a Letter of Credit hereunder even if another Person is named as the “Applicant” or “Account Party” in such letter of credit.

Liabilities means all obligations of the Applicant to the Bank and its successors and assigns, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, arising out of or in connection with this Agreement, any Letter of Credit, any Application or any instrument or document delivered in connection herewith or therewith.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prime Rate means the rate per annum established by the Bank from time to time as its “Prime Rate” for commercial customers. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

UCC means at any time the Uniform Commercial Code as in effect in the State of Illinois.

UCP means at any time the most recent Uniform Customs and Practice for Documentary Credits issued by the International Chamber of Commerce.

Unmatured Event of Default means any event which if it continues uncured will, with lapse of time or notice or both, constitute an Event of Default.

SECTION 2 LETTER OF CREDIT PROCEDURES.

2.1 Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement, the Bank may from time to time, in its sole and complete discretion, issue Letters of Credit for the account of the Applicant; provided that the terms and provisions of each Letter of Credit and the Application therefor shall be satisfactory to the Bank in its discretion.

2.2 Applications. Not later than three Business Days prior to the date of the proposed issuance of a Letter of Credit (or such later date as the Bank shall agree), the Applicant shall deliver an Application for such Letter of Credit to the Bank. An Application may be sent by facsimile, by United Sates mail, by overnight courier, by electronic transmission using the system provided by the Bank, by personal delivery or by any other means acceptable to the Bank.

2.3 Form of Letters of Credit. (a) The Applicant authorizes the Bank to set forth the terms of each Application in the Letter of Credit corresponding to such Application (and in any amendment thereto) in such language as the Bank deems appropriate, with such variations from such terms as the Bank may in its discretion determine to be necessary (which determination shall be conclusive) and not materially inconsistent with such Application. The Bank may, but shall not be obligated to, request the Applicant to review the form of a Letter of Credit prior to issuance thereof, in which case the Applicant shall be deemed to have approved the form of such Letter of Credit. With respect to any other Letter of Credit, the Applicant agrees that such Letter of Credit shall be conclusively presumed to be in proper form unless the Applicant notifies the Bank in writing of any inconsistency in such Letter of Credit within three Business Days of its issuance. Upon receipt of timely notice of any discrepancy in any Letter of Credit, the Bank will endeavor to obtain the consent of the beneficiary and any confirming bank for an appropriate modification to such Letter of Credit; provided that the Bank shall have no liability or responsibility for its failure to obtain such consent.

(b) The Applicant accepts the risk that a Letter of Credit will be interpreted or applied other than as intended by the Applicant to the extent such Letter of Credit (i) permits presentation at a place other than the place of issuance, (ii) permits application of laws or practice rules with which the Applicant is unfamiliar; (iii) includes ambiguous, inconsistent or impossible requirements, (iv) requires termination or reduction against a presentation made by the Applicant rather than the beneficiary or (v) fails to incorporate appropriate letter of credit practices rules.

2.4 Representations and Warranties. The delivery of each Application shall automatically constitute a representation and warranty by the Applicant to the Bank to the effect that on the requested date of issuance of such Letter of Credit, (a) the representations and warranties of the Applicant set forth in Section 4 shall be true and correct as of such requested date as though made on the date thereof and (b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing or will result from such issuance.

SECTION 3 REIMBURSEMENT OBLIGATIONS; RESPONSIBILITIES, ETC.

3.1 Reimbursement Obligations. The Applicant hereby agrees to reimburse the Bank forthwith upon demand in an amount equal to any payment or disbursement made by the Bank under any Letter of Credit or any time draft issued pursuant thereto, together with interest on the amount so paid or disbursed by the Bank from and including the date of payment or disbursement to but not including the date the Bank is reimbursed by the Applicant at a rate per annum equal to the Prime Rate from time to time in effect plus 2% (or, if less, the maximum rate permitted by applicable law). The obligation of the Applicant to reimburse the Bank under this Section 3 for payments and disbursements made by the Bank under any Letter of Credit or any time draft issued pursuant thereto shall be absolute and unconditional under any and all circumstances, including, without limitation, the following:

(a)	any failure of any Item presented under such Letter of Credit to strictly comply with the terms of such Letter of Credit;

(b)	the legality, validity, regularity or enforceability of such Letter of Credit or of any Item presented thereunder;

(c)	any defense based on the identity of the transferee of such Letter of Credit or the sufficiency of the transfer if such Letter of Credit is transferable;

(d)	the existence of any claim, set-off defense or other right that the Applicant may have at any time against any beneficiary or transferee of such Letter of Credit, the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

(e)	any Item presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(f)	honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(g)	waiver by the Bank of any requirement that exists for the Bank’s protection and not the protection of the Applicant or any waiver by the Bank which does not in fact materially prejudice the Applicant;

(h)	any payment made by the Bank in respect of an Item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if payment after such date is authorized by the ISP, the UCC or the UCP, as applicable; or

(i)	any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided that the Applicant shall not be obligated to reimburse the Bank for any wrongful payment or disbursement made by the Bank under any Letter of Credit as a result of any act or omission constituting gross negligence or willful misconduct on the part of the Bank.

3.2 Discrepancies. (a) The Applicant agrees that it will promptly examine any and all instruments and documents delivered to it from time to time in connection with any Letter of Credit, and if the Applicant has any claim of non-compliance with its instructions or of discrepancies or other irregularity, the Applicant will immediately (and, in any event, within three Business Days) notify the Bank thereof in writing, and the Applicant shall be deemed to have waived any claim against the Bank unless such notice is given within such time period. Without limiting the foregoing, if the Bank makes any payment or disbursement under a Letter of Credit and the Applicant does not send a notice to the Bank within three Business Days objecting to such payment or disbursement and specifying in reasonable detail the discrepancy or irregularity which is the basis for such objection, then the Applicant shall be precluded from making any objection to the Bank’s honor of the presentation with respect to which such payment or disbursement was made (but shall not be precluded from asserting any objection to any different presentation under the same or a different Letter of Credit).

(b) The Applicant’s acceptance or retention of any documents presented under or in connection with a Letter of Credit (including originals or copies of documents sent directly to the Applicant) or of any property for which payment is supported by a Letter of Credit shall ratify the Bank’s honor of the documents and absolutely preclude the Applicant from raising a defense or claim with respect to the Bank’s honor of the relevant presentation.

3.3 Documents. Unless specified to the contrary in the relevant Application, the Applicant agrees that the Bank and its correspondents: (a) may accept as complying with the applicable Letter of Credit any Item drawn, issued or presented under such Letter of Credit which is issued or purportedly issued by an agent, executor, trustee in bankruptcy, receiver or other representative of the party identified in such Letter of Credit as the party permitted to draw, issue or present such Item; and (b) may in its or their discretion, but shall not be obligated to, accept or honor (i) any Item which substantially complies with the terms of the applicable Letter of Credit; (ii) any Item which substantially complies under the laws, rules, regulations and general banking or trade customs and usages of the place of presentation, negotiation or payment; (iii) drafts which fail to bear any or adequate reference to the applicable Letter of Credit; (iv) any Item presented to the Bank after the stated expiration date of a Letter of Credit but within any applicable time period during which such Letter of Credit may be honored in accordance with the UCP, the UCC and/or the ISP, as applicable (and, in any event, any Item presented to the Bank on the Business Day immediately following the stated expiration date of any Letter of Credit, if such stated expiration date falls on a day which is not a Business Day); or (v) any Item which substantially complies with the requirements of the UCP, the UCC and/or the ISP, as applicable. In determining whether to pay under any Letter of Credit, the Bank shall have no obligation to the Applicant or any other Person except to confirm that the Items required to be delivered under such Letter of Credit appear to have been delivered and appear on their face to substantially comply with the requirements of such Letter of Credit. For purposes of the foregoing, an Item “substantially complies” unless there are discrepancies in the presentation which appear to be substantial and which reflect corresponding defects in the beneficiary’s performance in the underlying transaction. A discrepancy is not substantial if it is unrelated or immaterial to the nature or amount of the Applicant’s loss. For example, documents honored by the Bank that do not comply with the timing requirements of the Letter of Credit for presenting or dating any required beneficiary statement nonetheless substantially comply if those timing requirements are not material in determining whether the underlying agreement has been substantially performed or violated.

3.4 Exculpation. In addition to the exculpatory provisions contained in the UCP, the UCC and/or the ISP, as applicable, the Bank and its correspondents shall not be responsible for, and the Applicant’s obligation to reimburse the Bank shall not be affected by, (a) compliance with any law, custom or regulation in effect in the country of issuance, presentation, negotiation or payment of any Letter of Credit, (b) any refusal by the Bank to honor any Item because of an applicable law, regulation or ruling of any governmental agency, whether now or hereafter in effect, (c) any action or inaction required or permitted under the UCC, the UCP, the ISP or the United Nations Convention on Independent Guarantees and Stand-by Letters of Credit, in each case as applicable, or (d) any act or the failure to act of any agent or correspondent of the Bank, including, without limitation, failure of any such agent or correspondent to pay any Item because of any law, decree, regulation, ruling or interpretation of any governmental agency.

3.5 Risks. The Applicant assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit (it being understood that such assumption is not intended to, and shall not, preclude the Applicant from pursuing any right or remedy it may have against any such beneficiary or transferee). The Applicant further agrees that any action or omission by the Bank under or in connection with any Letter of Credit or any related Item, document or property shall, unless in breach of good faith, be binding on the Applicant and shall not put the Bank under any resulting liability to the Applicant. Without limiting the foregoing, the Applicant agrees that in no event shall the Bank be liable for incidental, consequential, punitive, exemplary or special damages.

3.6 Limitation on Bank’s Obligations. Without limiting any other provision herein, the Bank is expressly authorized and directed to honor any request for payment which is made under and in compliance with the terms of any Letter of Credit without regard to, and without any duty on the part of the Bank to inquire into, the existence of any dispute or controversy between any of the Applicant, the beneficiary of any Letter of Credit or any other Person, or the respective rights, duties or liabilities of any of them, or whether any facts represented in any Item presented under a Letter of Credit are true or correct. Furthermore, the Applicant agrees that the Bank’s obligation to the Applicant shall be limited to honoring requests for payment made under and in compliance with the terms of any Letter of Credit, and the Bank’s obligation remains so limited even if the Bank may have prepared or assisted in the preparation of the wording of any Letter of Credit or any Item required to be presented thereunder or the Bank may otherwise be aware of the underlying transaction giving rise to any Letter of Credit.

3.7 Automatic Renewal of Letters of Credit. IF ANY LETTER OF CREDIT CONTAINS ANY PROVISION FOR AUTOMATIC RENEWAL, THE APPLICANT ACKNOWLEDGES AND AGREES THAT THE BANK IS UNDER NO OBLIGATION TO ALLOW SUCH RENEWAL TO OCCUR AND ANY SUCH RENEWAL SHALL REMAIN WITHIN THE SOLE AND ABSOLUTE DISCRETION OF THE BANK. THE APPLICANT IRREVOCABLY CONSENTS TO THE AUTOMATIC RENEWAL OF EACH SUCH LETTER OF CREDIT IN ACCORDANCE WITH ITS TERMS IF THE BANK ALLOWS SUCH RENEWAL TO OCCUR; PROVIDED THAT THE APPLICANT SHALL HAVE THE RIGHT TO REQUEST THE BANK TO DISALLOW ANY SUCH RENEWAL ON THE CONDITION THAT THE APPLICANT SHALL GIVE THE BANK PRIOR WRITTEN NOTICE OF SUCH REQUEST NOT LESS THAN 30 DAYS PRIOR TO THE DEADLINE IMPOSED UPON THE BANK FOR NOTIFICATION TO THE BENEFICIARY OF NON-RENEWAL OF ANY SUCH LETTER OF CREDIT.

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SECTION 4 REPRESENTATIONS AND WARRANTIES. The Applicant represents and warrants to the Bank that:

(a)	Organization, etc. The Applicant is duly organized or formed, validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, and the Applicant is duly qualified and in good standing as a foreign entity authorized to do business in each other jurisdiction where, because of the nature of its activities or properties, such qualification is required.

(b)	Authorization; No Conflict. The execution and delivery by the Applicant of this Agreement and each Application, the issuance of Letters of Credit for the account of the Applicant hereunder and the performance by the Applicant of its obligations under this Agreement and the Applications are within the organizational powers of the Applicant, have been duly authorized by all necessary organizational action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with, or result in or require the imposition of any lien or security interest under, any provision of law or of the charter or by-laws of the Applicant or of any indenture, loan agreement or other contract, or any judgment, order or decree, which is binding upon the Applicant.

(c)	Validity and Binding Nature. This Agreement is, and upon delivery to the Bank each Application will be, the legal, valid and binding obligation of the Applicant, enforceable against the Applicant in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general application affecting the rights of creditors and to general principles of equity.

(d)	Approvals. No authorization, approval or consent of, or notice to or filing with, any governmental or regulatory authority is required to be made in connection with the execution and delivery by the Applicant of this Agreement or the issuance of any Letter of Credit for the account of the Applicant pursuant hereto.

SECTION 5 FEES. The Applicant agrees to pay the Bank all reasonable fees of the Bank (at the rates specified by the Bank from time to time in schedules delivered by the Bank to the Applicant) with respect to each Letter of Credit (including, without limitation, all fees associated with any amendment to, drawing under, banker’s acceptance pursuant to, or transfer of a Letter of Credit), such fees to be payable on demand by the Bank therefor.

SECTION 6 COMPUTATION OF INTEREST AND FEES. All interest and fees hereunder shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The interest rate applicable to Letter of Credit reimbursement obligations shall change simultaneously with each change in the Prime Rate.

SECTION 7 MAKING OF PAYMENTS. (a) All payments of principal of, or interest on, letter of credit reimbursement obligations, all payments of fees and all other payments hereunder shall be made by the Applicant in immediately available funds to the Bank at its principal office in Chicago not later than 12:30 P.M., Chicago time, on the date due, and funds received after that time shall be deemed to have been received by the Bank on the next Business Day. If any payment of principal, interest or fees falls due on a Saturday, Sunday or other day which is not a Business Day, then such due date shall be extended to the next Business Day, and additional interest shall accrue and be payable for the period of such extension.

(b) The Applicant irrevocably agrees that the Bank or any affiliate thereof may (but neither the Bank nor any such affiliate shall be obligated to) debit any deposit account of the Applicant in an amount sufficient to pay any fee, reimbursement obligation or other amount that is due and payable hereunder. The Bank or the applicable affiliate shall promptly notify the Applicant of any such debit (but failure of the Bank or any such affiliate to do so shall not impair the effectiveness thereof or impose any liability on the Bank or such affiliate).

(c) The Applicant shall reimburse the Bank for each payment under a Letter of Credit in the same currency in which such payment was made; provided that, if the Bank so requests (in its discretion), the Applicant shall reimburse the Bank in United States dollars for any payment under a Letter of Credit made in a foreign currency at the rate at which the Bank could sell such foreign currency in exchange for United States dollars for transfer to the place of payment of such payment or, if there is no such rate, the United States dollar equivalent of the Bank’s actual cost of settlement. The Applicant agrees to pay the Bank on demand in United States dollars such amounts as the Bank may be required to expend to comply with any and all governmental exchange regulations now or hereafter applicable to the purchase of foreign currency.

(d) All payments by the Applicant hereunder shall be made free and clear of and without deduction for any present or future income, excise or stamp taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Bank hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Applicant will

(i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii) promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(iii) pay to the Bank such additional amount as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank or on any payment received by the Bank hereunder, the Bank may pay such Taxes and the Applicant will promptly pay such additional amount (including any penalty, interest or expense) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had no such Taxes been asserted.

If the Applicant fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Applicant shall indemnify the Bank for any incremental Tax, interest, penalty or expense that may become payable by the Bank as a result of such failure.

SECTION 8 INCREASED COSTS. If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency,

(a)	affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank’s or such controlling corporation’s policies with respect to capital adequacy) the Bank determines that the amount of such capital is increased as a consequence of this Agreement or the Letters of Credit; or

(b)	imposes, modifies or deems applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank with respect to letters of credit, or imposes on the Bank any other condition affecting this Agreement or the Letters of Credit, and the Bank determines that the result of any of the foregoing is to increase the cost to, or to impose a cost on, the Bank of issuing or maintaining any Letter of Credit or of making any payment or disbursement under any Letter of Credit, or to reduce the amount of any sum received or receivable by the Bank under this Agreement;

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then within five Business Days after demand by the Bank (which demand shall be accompanied by a statement setting forth in reasonable detail the basis of such demand and a calculation thereof in reasonable detail), the Applicant shall pay directly to the Bank such additional amount as will compensate the Bank for such increased capital requirement, such increased cost or such reduction, as the case may be. Determinations and statements of the Bank pursuant to this Section 8 shall be conclusive absent manifest error, and the provision of this Section 8 shall survive termination of this Agreement.

SECTION 9 EVENTS OF DEFAULT AND THEIR EFFECT.

9.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

9.1.1 Non-Payment of Liabilities, etc. Default in the payment when due of any principal of or interest on any Liabilities; or default, and continuance thereof for five days after notice thereof from the Bank, in the payment when due of any fees or other amounts payable by the Applicant hereunder.

9.1.2 Bankruptcy, etc. The Applicant or any guarantor of the Liabilities shall become insolvent or admit in writing its inability to pay debts as they mature, or the Applicant or any such guarantor shall apply for, consent to or acquiesce in the appointment of a trustee or receiver, or in the absence of such application, consent or acquiescence, a trustee or receiver is appointed for the Applicant or any such guarantor, or any proceeding under any bankruptcy or insolvency law or any dissolution or liquidation proceeding is instituted by or against the Applicant or any such guarantor and, if instituted against the Applicant or such guarantor, remains for 30 days undismissed, or any writ of attachment is issued against any substantial portion of the Applicant’s or any such guarantor’s property and is not released within 30 days of service, or the Applicant or any such guarantor takes any action to authorize, or in furtherance of, any of the foregoing.

9.1.3 Other Agreements with Bank. Any default shall occur (subject to any applicable grace period) under any other agreement between the Applicant and the Bank or any of its affiliates (including any agreement under which the Applicant is a borrower and the Bank or any such affiliate and one or more other financial institutions are the lenders); or the Applicant shall fail to comply with or to perform (subject to any applicable grace period) any covenant set forth in any such other agreement as such covenant is in effect on the date hereof or is amended from time to time with the consent of the Bank (but without giving effect to the expiration or termination of any such agreement unless such agreement is replaced by another agreement to which the Bank is a party).

9.1.4 Representations and Warranties. Any representation or warranty made by the Applicant herein or in any writing furnished in connection with or pursuant to this Agreement shall be false or misleading in any material respect on the date made.

9.2 Effect of Event of Default. If any Event of Default described in Section 9.1.2 shall occur, all Liabilities shall immediately become due and payable and the Applicant shall immediately become obligated to deliver to the Bank cash collateral in an amount equal to the face amount of all outstanding Letters of Credit; and if any other Event of Default shall occur, the Bank may declare all Liabilities to be due and payable and may demand that the Applicant immediately deliver to the Bank cash collateral in an amount equal to the face amount of all outstanding Letters of Credit, whereupon all Liabilities shall become immediately due and payable and the Applicant shall immediately become obligated to deliver to the Bank cash collateral in an amount equal to the face amount of all outstanding Letters of Credit. The Bank shall promptly advise the Applicant of any such declaration, but failure to do so shall not impair the effect of such declaration. The Applicant hereby grants the Bank a security interest in all cash collateral delivered hereunder. All cash collateral shall be held by the Bank and applied to Liabilities arising in connection with any drawing under a Letter of Credit. After all Letters of Credit have been fully drawn, expired or been terminated, such cash collateral shall be applied by the Bank, first, to any remaining Liabilities and, then, to any other liabilities of the Applicant to the Bank, and any excess shall be delivered to the Applicant or as a court of competent jurisdiction may direct.

SECTION 10 SECURITY.

10.1 Grant of Security Interest. As security for the prompt payment and performance of all Liabilities, and in addition to any other security given to the Bank by separate agreement, the Applicant hereby grants to the Bank a continuing security interest in all of the following, whether now existing or hereafter arising; (i) all property shipped, stored or dealt with in connection with any Letter of Credit; and (ii) all drafts, documents, instruments, contacts (including, without limitation, shipping documents, warehouse receipts and policies or certificates of insurance), inventory, accounts, chattel paper and general intangibles, and all proceeds of the foregoing, arising from or in connection with any Letter of Credit, including, without limitation, any of the foregoing which is in the Bank’s actual or constructive possession or is in transit to the Bank or any of its affiliates, agents or correspondents (and regardless of whether such property has been released to the Applicant). The Applicant further agrees that the Bank or any of its affiliates may set off and apply to any of the Liabilities which are then due and payable (by acceleration or otherwise) any deposit of the Applicant at any time held by the Bank or any of its affiliates. The Applicant agrees that this Agreement (or a carbon or photographic copy hereof) may be filed as a financing statement to the extent permitted by law. The Applicant authorizes the Bank to file such financing statements as may be required by the Bank to perfect the security interest of the Bank hereunder. The Applicant also agrees that, on request by the Bank, the Applicant shall execute and deliver such financing statements and other documents or instruments as may be required by the Bank to perfect or maintain the security interest of the Bank hereunder.

10.2 Rights and Remedies. The Bank shall have all rights and remedies of a secured party under the UCC. If prior notice to the Applicant is required for any action, the Bank shall give the Applicant at least five days’ notice in writing of the time and place of the sale, disposition or other event giving rise to such required notice, and the Applicant agrees that such notice will be deemed commercially reasonable. Any property or document representing collateral may be held by the Bank in its name or in the name of the Bank’s nominee, all without prior notice. Proceeds of any sale or other disposition of collateral shall be applied, in order, to the expenses of retaking, holding and preparing the collateral for sale (including reasonable attorneys’ fees and legal expenses), and then to the obligations of the Applicant hereunder until paid in full. The Applicant shall be liable for any deficiency.

SECTION 11 GENERAL.

11.1 Waiver; Amendments. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.2 Notices. (a) Except as otherwise expressly provided herein, all notices hereunder shall be in writing (including facsimile and electronic transmission, which shall be considered original writings). Notices given by mail shall be deemed to have been given three Business Days after the date sent if sent by registered or certified mail, postage prepaid, to the applicable party at its address shown below its signature hereto or at such other address as such party may, by written notice received by the other party to this Agreement, have designated as its address for notices. Notices given by facsimile or electronic transmission shall be deemed to have been given when sent. Notices sent by any other means shall be deemed to have been given when received (or when delivery is refused).

(b) The Bank may rely on any writing (including any facsimile, any electronic transmission or any information on a computer disk or similar medium which may be reduced to writing), or any telephonic or other oral message or instruction (including, without limitation, any oral waiver of any discrepancy with respect to any Item), that the Bank believes in good faith to have been received from an authorized officer, employee or representative of the Applicant, and the Bank shall not be liable for any action taken in good faith with respect to any writing, message or instruction from an unauthorized person. The Bank shall not be under any duty to verify the identity of any person submitting any Application or other writing or making any other communication hereunder.

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Notwithstanding the foregoing, the Bank is not obligated to recognize the authenticity of any request to issue, amend, honor or otherwise act on any Letter of Credit that is not evidenced to the Bank’s satisfaction by a writing originally signed by a person the Applicant has certified is authorized to act for the Applicant hereunder or by a message or instruction authenticated to the Bank’s satisfaction.

11.3 Costs, Expenses and Taxes; Indemnification. (a) The Applicant agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Bank (including the reasonable fees and charges of counsel for the Bank) in connection with the enforcement of this Agreement. In addition, the Applicant agrees to pay, and to save the Bank harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the issuance of Letters of Credit hereunder, or the issuance of any other instrument or document provided for herein or delivered or to be delivered hereunder or in connection herewith.

(b) The Applicant agrees to indemnify the Bank and each of its affiliates and each of their respective officers, directors, employees and agents (each an “Indemnified Party”) against, and to hold each Indemnified Party harmless from, any and all actions, causes of action, suits, losses, costs, damages, expenses (including reasonable attorneys’ fees and charges, expert witness fees and other dispute resolution expenses) and other liabilities (collectively the “Indemnified Liabilities”) incurred by any Indemnified Party as a result of, or arising out of, or relating to, this Agreement or any Letter of Credit (and without regard to whether the applicable Indemnified Party is a party to any proceeding out of which such Indemnified Liabilities arise), except to the extent that a court of competent jurisdiction determines in a final, non-appealable order that any Indemnified Liability resulted directly from the gross negligence or willful misconduct of such Indemnified Party. Without limiting the generality of the foregoing sentence, the term “Indemnified Liabilities” includes any claim or liability in which an advising, confirming or other nominated bank, or a beneficiary requested to issue its own undertaking, seeks to be reimbursed, indemnified or compensated. If and to the extent the foregoing undertaking may be unenforceable for any reason, the Applicant agrees to make the maximum contribution to the payment of each of the Indemnified Liabilities which is permitted under applicable law.

(c) Without limiting clause (b), the Applicant agrees to indemnify the Bank, and to hold the Bank harmless from, any loss or expense incurred by the Bank as a result of any judgment or order being given or made for the payment of any amount due hereunder in a particular currency (the “Currency of Account”) and such judgment or order being expressed in a currency (the “Judgment Currency”) other than the Currency of Account and as a result of any variation having occurred in the rate of exchange between the date which such amount is converted into the Judgment Currency and the date of actual payment pursuant thereto. The foregoing indemnity shall constitute a separate and independent obligation of the Applicant.

(d) All obligations provided for in this Section 11.3 shall survive any termination of this Agreement.

11.4 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

11.5 Governing Law. This Agreement shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Except to the extent inconsistent with such state law or otherwise expressly stated in any Letter of Credit, each Letter of Credit and this Agreement also are subject to the terms of (i) with respect to matters relating to standby Letters of Credit and Applications therefor, the ISP, and (ii) with respect to matters relating to commercial Letters of Credit and Applications therefor, the UCP. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Applicant and rights of the Bank expressed herein shall be in addition to and not in limitation of those provided by applicable law.

11.6 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

11.7 Successors and Assigns. This Agreement shall be binding upon the Applicant and its successors and assigns, provided that the Applicant may not assign any of its rights or obligations hereunder without the prior written consent of the Bank.

11.8 Right of Bank to Act through Branches and Affiliates. The Bank may cause any Letter of Credit requested by the Applicant to be issued by a branch or affiliate of the Bank, and all references to the “Bank” herein or in any related document shall include each applicable branch or affiliate.

11.9 Foreign Assets Control Regulations. The Applicant certifies that no transaction in foreign commodities covered by any Application will be prohibited under the foreign assets control regulations of the United States Treasury Department and that any importation related to any Letter of Credit will conform with all applicable laws, rules and regulations.

11.10 Mitigation; Limitation of Liability. The Applicant agrees to take action to avoid or reduce the amount of any damages which may be claimed against the Bank. For example, (a) in the case of wrongful honor, the Applicant agrees to enforce its rights arising out of the underlying transaction (except to the extent that enforcement is impractical due to the insolvency of the beneficiary or other Person from whom the Applicant might otherwise recover), and (b) in the case of wrongful dishonor, the Applicant agrees to specifically and timely authorize the Bank to effect a cure and give written assurances to the beneficiary that a cure is being arranged. The Applicant’s aggregate remedies against the Bank for honoring a presentation or retaining honored documents in breach of the Bank’s obligations to the Applicant (whether arising under this Agreement, applicable letter of credit practice or law, or any other agreement or law) are limited to the aggregate amount paid by the Applicant to the Bank with respect to the honored presentation.

11.11 Subrogation. The Bank shall be subrogated (for purposes of defending against the Applicant’s claims and proceeding against others to the extent of any liability of the Bank to the Applicant) to the Applicant’s rights against any Person who may be liable to the Applicant on any underlying transaction, to the rights of any holder in due course or Person with similar status against the Applicant and to the rights of the beneficiary of any Letter of Credit or its assignee or any Person with similar status against the Applicant.

11.12 Co-Applicants. (a) If this Agreement is signed by two or more Persons (each a “Co-Applicant”), then the term “Applicant” shall mean each such Person and all such Persons shall be jointly and severally liable for all obligations of the “Applicant” hereunder and in respect of the Letters of Credit issued pursuant hereto. Any Co-Applicant shall have the right to issue all instructions relating to Letters of Credit (including, without limitation, instructions as to the disposition of documents and waiver of discrepancies) and to agree with the Bank upon any amendment, extension, renewal or modification of, or change in the amount of, any Letter of Credit, and such instructions and agreements shall be binding upon all Co-Applicants. Each Co-Applicant shall be bound by (i) any notice from the Bank to any other Co-Applicant, (ii) any other Co-Applicant’s settlement or release of any claim against the Bank arising under this Agreement and (iii) any default under this Agreement attributable to any other Co-Applicant.

(b) Each Co-Applicant agrees that if at any time all or any part of any payment theretofore applied by the Bank to any of the Liabilities is or must be rescinded or returned by the Bank for any reason whatsoever (including the insolvency, bankruptcy or reorganization of any Co-Applicant), such Liabilities shall, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Bank, and the obligations of such Co-Applicant with respect thereto shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Bank had not been made.

(c) The Bank may, from time to time, in its sole discretion and without affecting the obligation of any Co-Applicant, take any or all of the following actions: (a) retain or obtain the primary or secondary obligation of any other obligor, in addition to such Co-Applicant, with respect to any of the Liabilities, and take any security for the obligations of any such other obligor, (b) extend or renew any of

5

the Liabilities for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any other Co-Applicant or any obligation of any nature of any other obligor with respect to any of the Liabilities, (c) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (d) resort to such Co-Applicant for payment of any of the Liabilities when due, whether or not the Bank shall have resorted to any property securing any of the Liabilities or shall have proceeded against any other Co-Applicant or any other obligor primarily or secondarily obligated with respect to any of the Liabilities.

11.13 Continuation of Liability. Regardless of the expiry date of any Letter of Credit, the Applicant shall remain liable hereunder until the Bank is released from liability by every Person that is entitled to draw or demand payment under each Letter of Credit issued pursuant hereto.

11.14 Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY APPLICATION, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF COOK COUNTY, ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE BANK’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE APPLICANT HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF COOK COUNTY, ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION. THE APPLICANT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO (OR SUCH OTHER ADDRESS AS IT SHALL HAVE SPECIFIED IN WRITING TO THE BANK AS ITS ADDRESS FOR NOTICES HEREUNDER) OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE APPLICANT EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.15 Waiver of Jury Trial. EACH OF THE APPLICANT AND, BY ISSUING ANY LETTER OF CREDIT, THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY APPLICATION, INSTRUMENT, DOCUMENT, AMENDMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Delivered at Chicago, Illinois, as of the day and year first above written.

[Applicant]

By

Title

By

Title

Address:

Attention:

Facsimile:

[Second Applicant, if applicable]

By

Title

By

Title

Address:

Attention:

Facsimile:

[Signature Page Attached].

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MODUSLINK CORPORATION	SALESLINK LLC
a Delaware corporation	a Delaware limited liability company

By:	By:

Name:	Name:

Title:	Title:

SALESLINK MEXICO HOLDING CORP.
a Delaware corporation

By:

Name:

Title:

Exhibit B (§2.2)

Form of Second Amended and Restated Revolving Credit Note

SECOND AMENDED AND RESTATED

REVOLVING CREDIT NOTE

$35,000,000.00	Chicago, Illinois
October , 2005

On or before the Revolving Credit Termination Date, FOR VALUE RECEIVED, the undersigned (“Borrowers”) promise to pay to the order of LASALLE BANK NATIONAL ASSOCIATION (“Lender”) at the Agent’s office at 135 South LaSalle Street, Chicago, Illinois 60603, or such other place as the Agent may designate from time to time hereafter, the principal sum of Thirty-Five Million and 00/100 Dollars ($35,000,000.00) or, if less, the aggregate unpaid principal amount of all Loans made by Lender under the Revolving Credit Facility pursuant to that certain Second Amended and Restated Loan and Security Agreement dated of even date herewith, among Borrowers, Agent and the Lenders party thereto (herein, as the same may be amended, modified or supplemented from time to time, the “Loan Agreement”) as shown on a schedule attached hereto or in the Agent’s records. All capitalized terms used herein without definition shall have the same meanings ascribed to such terms in the Loan Agreement.

This Note evidences certain Loans under the Revolving Credit Facility made from time to time to Borrowers by the Lender under the Loan Agreement, and the Borrowers hereby promise to pay interest at the offices described above on the Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Loan Agreement.

Repayments of principal hereon, shall be recorded by the Agent on a schedule to this Note or recorded on the Agent’s books and records. Borrowers agree that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so recorded on a schedule to this Note or recorded on the books and records of the Agent shall, absent demonstrable error be conclusive evidence of the amount of the Loans made by Lender to Borrowers and the interest and payments thereon.

This Note is issued by the Borrowers under the terms and provisions of the Loan Agreement and is secured by, among other things, the Collateral, the Amended and Restated ModusLink Pledge Agreement and this Note and the holder hereof is entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity on the terms set forth in the Loan Agreement. Voluntary prepayments may be made on this Note, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Loan Agreement.

All of Lender’s rights and remedies are cumulative and non-exclusive. The acceptance by Lender of any partial payment made hereunder after the time when any of the Liabilities hereunder become due and payable will not establish a custom, or waive any rights of Lender to enforce prompt payment thereof. Lender’s failure to require strict performance by Borrowers of any provision of this Note shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any waiver of an Event of Default hereunder shall not suspend, waive or affect any other Event of Default hereunder. Borrowers and every endorser waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note. Borrowers further waive any and all notice or demand to which Borrowers might be entitled with respect to this Note by virtue of any applicable statute or law (to the extent permitted by law).

This Note is issued in replacement of that certain First Amended and Restated Revolving Credit Note dated December 31, 2004 in the original principal amount of $20,000,000.00 (the “Prior Note”). The Prior Note shall be deemed terminated and of no further force and effect by the acceptance by Lender of this Note.

THE LOANS EVIDENCED HEREBY HAVE BEEN MADE, AND THIS NOTE HAS BEEN DELIVERED, AT CHICAGO, ILLINOIS, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS. BORROWERS (i) WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS NOTE; (ii) IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN COOK COUNTY, ILLINOIS, OVER ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS NOTE; (iii) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT BORROWERS MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING; (iv) AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (v) AGREE NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST LENDER OR ANY OF LENDER’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR PROPERTY, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS NOTE IN ANY COURT OTHER THAN ONE LOCATED IN COOK COUNTY, ILLINOIS.

[signature page attached]

IN WITNESS WHEREOF, this Second Amended and Restated Revolving Credit Note has been duly executed as of the day and year first written above.

MODUSLINK CORPORATION a Delaware corporation		SALESLINK LLC a Delaware limited liability company

By:		By:
Name:	Thomas Oberdorf	Name:	Thomas Oberdorf
Title:	Chief Financial Officer and Treasurer	Title:	Chief Financial Officer and Treasurer

SALESLINK MEXICO HOLDING CORP. a Delaware corporation

By:
Name:	Thomas Oberdorf
Title:	Treasurer

Exhibit C (§2.11(A)(vii))

Form of Opinion of Borrowers’ Counsel

BROWNE ROSEDALE

& LANOUETTE LLP

October 31, 2005

LaSalle Bank National Association

135 South LaSalle Street

Chicago, Illinois 60603

Citizens Bank of Massachusetts

20 South State Street

Boston, Massachusetts 02109

Ladies and Gentlemen:

We have acted as special counsel to ModusLink Corporation, a Delaware corporation, SalesLink LLC, a Delaware limited liability company, and SalesLink Mexico Holding Corp., a Delaware corporation (each, a “Borrower” and collectively, the “Borrowers”). We are furnishing this opinion letter to you in connection with (i) the Second Amended and Restated Loan and Security Agreement dated as of October 31, 2005 among the Borrowers, the Agent and the Lenders party thereto (the “Loan Agreement”) and (ii) the Ancillary Agreements, each dated as of October 31, 2005, including, but not limited to, the Amended and Restated ModusLink Pledge Agreement and the Amended and Restated Intercreditor (Subordination) Agreement (the Loan Agreement and Ancillary Agreements are collectively referred to as, the “Loan Documents”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

We have examined such documents and made such other investigations as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification or investigation, on, and assumed the truth and accuracy of, representations made in the Loan Agreement and certificates and other inquiries of officers of the Borrowers. We have also relied on certificates of public officials. With respect to our opinions in paragraphs 5 and 7, we have not searched the dockets or records of any court, government agency or other office in any jurisdiction.

The opinions expressed below are limited to Massachusetts law, the Delaware General Corporation Law statute and the federal law of the United States of general application to transactions in the Commonwealth of Massachusetts. We note that the Loan Documents provide that they are governed by Illinois law. With your permission, we are rendering the opinions expressed below as though the Loan Documents provide they are governed by Massachusetts law.

31 St. James Avenue, Suite 850, Boston, Massachusetts 02116 MAIN: (617) 399-6931 FAX: (617) 399-6930

References to “our knowledge” or to matters “known to us” or equivalent words means the actual knowledge of Thomas B. Rosedale of this firm.

In rendering this opinion to you, we have also assumed, with your permission, (i) each document and instrument submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, and (ii) each certificate issued by a governmental office or agency and each document supplied to us, directly or indirectly, is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

We express no opinion with respect to the effect or enforceability of any provision of any Loan Document that (i) increases the rate of interest upon any default or imposes a late fee to the extent either is determined to be a penalty, (ii) provides for collection of interest on overdue interest, (iii) purports to establish evidentiary standards, (iv) waives any statutory, constitutional or other legal right, (v) provides for recourse or exercise of any remedial rights in the absence of notice and a hearing, (vi) relates to the appointment of a receiver, (vii) provides for submission to exclusive jurisdiction or the exclusive choice of venue, (viii) purports to grant rights of set-off or similar rights, (ix) purports to grant a power of attorney which is against public policy, (x) relates to the election or cumulation of remedies to the extent such remedies are not enforced in a commercially reasonable manner or (xi) relates to the effect of any failure to exercise any right or remedy provided to you in the Loan Documents.

We express no opinion with respect to the attachment, perfection or priority of any lien or security interest in any collateral granted pursuant to any Loan Document.

Without limiting the generality of any other exception, limitation or qualification, we have not considered and do not express an opinion with respect to any federal or state securities, environmental, tax, bankruptcy, or antitrust laws and regulations.

Our opinions below as to the validity and enforceability of the Loan Documents are subject to, and may be limited or otherwise affected by, bankruptcy, insolvency, reorganization, liquidation, readjustment of debt, receivership, moratorium, fraudulent conveyance, equitable subordination, equity of redemption, recharacterization or other similar legal principles now or hereafter in effect governing or affecting the rights and remedies of debtors and creditors generally, or general principles of equity, regardless of whether considered in a proceeding at law or in equity.

Based upon and subject to the foregoing, and subject to the additional qualifications, limitations and assumptions set forth below, we are of the opinion that:

1.	The Borrowers are corporations or limited liability companies, as applicable, duly incorporated or formed, validly existing and in good standing under the laws of their states of incorporation or formation. Each Borrower has the power and authority to execute and deliver the Loan Documents to which any of them are parties and to perform their obligations thereunder.

2.	The execution and delivery by each Borrower of the Loan Documents to which such Borrower is a party, and the performance by them of their obligations thereunder, have been duly and properly authorized by all requisite corporate action of each such Borrower. The Loan Documents to which any Borrower is a party have been duly executed and delivered by such Borrower.

3.	Assuming the due authorization, execution and delivery thereof by the other parties thereto, if any, the Loan Documents to which any Borrower is a party constitute valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their terms.

4.	The execution and delivery of the Loan Documents to which any Borrower is a party by such Borrower do not, and the performance by such Borrower of their respective obligations thereunder will not, (i) violate any provision of such Borrower’s Certificate of Incorporation or Certificate of Formation, as applicable, (ii) violate any provision of such Borrower’s By-laws or Operating Agreement, as applicable, or (iii) result in the creation of any Lien under any agreement or instrument known to us to which such Borrower is a party or by which its property may be bound (other than the Loan Documents).

5.	The execution and delivery by any Borrower of the Loan Documents to which such Borrower is a party do not, and the performance of such Borrower’s obligations thereunder will not, to our knowledge, violate (i) any law covered by this opinion applicable to such Borrower, or (ii) any applicable order, writ, injunction, or decree of any court, administrative agency or other governmental authority known to us.

6.	No approval, authorization, consent, review, adjudication or order of any state or federal authority, which has not been obtained by any Borrower, is required to be obtained by such Borrower in connection with the execution and delivery of the Loan Documents to which such Borrower is a party, or in connection with the performance of such Borrower’s obligations thereunder, except for such filings and other actions as may be required to perfect any Lien which any such agreement purports to create.

7.	To our knowledge, there are no judgments outstanding against any Borrower nor is there any pending litigation or proceeding to which such Borrower is a named party which places into question the validity or enforceability, or seeks to enjoin the performance, of the Loan Documents to which such Borrower is a party.

8.	No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

The opinions expressed herein are matters of professional judgment, are not a guarantee of result and are effective only as of the date hereof. We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinions set forth herein. We express no opinion other than as hereinbefore expressly set forth. No expansion of the opinions expressed herein may or should be made by implication or otherwise. This opinion is being furnished only in connection with the transaction described above and may not be relied on for any other purpose or by anyone else without our prior written consent.

Very truly yours,

BRL Law Group LLC*

*	On October 14, 2005, Browne Rosedale & Lanouette LLP, a Massachusetts limited liability partnership, merged into BRL Law Group LLC, a Massachusetts limited liability company.

Exhibit D (§ 2.11(A)(ix))

Form of Amended and Restated ModusLink Pledge Agreement

AMENDED AND RESTATED MODUSLINK PLEDGE AGREEMENT

THIS MODUSLINK PLEDGE AGREEMENT (this “Agreement”), is made on October     , 2005 between LaSalle Bank National Association as agent for the Lenders (as defined below) (herein, in such capacity, called the “Agent”) and ModusLink Corporation, a Delaware corporation (the “Pledgor”).

WHEREAS, the Pledgor, SalesLink LLC, a Delaware limited liability company (“SalesLink”), and SalesLink Mexico Holding Corp., a Delaware corporation (“SalesLink Mexico”), the lenders parties thereto (the “Lenders”) and the Agent entered into to that certain First Amended and Restated Loan and Security Agreement dated as of December 31, 2004, as amended by (i) that certain Consent and First Amendment to First Amended and Restated Loan and Security Agreement dated as of June 30, 2005 and (ii) that certain Second Amendment to First Amended and Restated Loan and Security Agreement dated as of September 30, 2005 (the “Existing Loan Agreement”);

WHEREAS, in connection with the execution of the Existing Loan Agreement, the Pledgor and the Agent entered into that certain ModusLink Pledge Agreement dated as of December 31, 2004;

WHEREAS, the Pledgor, the Subsidiaries, the Agent and the Lenders have entered into a Second Amended and Restated Loan and Security Agreement of even date herewith (such Second Amended and Restated Loan and Security Agreement, as the same may be amended, modified, supplemented or restated from time to time hereafter is referred to as the “Loan Agreement”) pursuant and subject to the terms on and conditions of which the Lenders have agreed to make Loans and make other financial accommodations to the Pledgor and the Subsidiaries from time to time;

WHEREAS, as a condition to the making of Loans and the issuance of Letters of Credit under the Loan Agreement and as security for all of the Liabilities of the Borrowers under the Loan Agreement, Agent and the Lenders are requiring that Pledgor enter into this Agreement and grant the security interests contemplated hereby; and

WHEREAS, Pledgor is the record and beneficial owner of all the shares of stock and membership interests of SalesLink, SalesLink Mexico, ModusLink B.V., a corporation organized under the laws of the Netherlands, f/k/a Modus Media International B.V. (“ModusLink B.V.”) and ModusLink Tilburg B.V., a corporation organized under the laws of the Netherlands, f/k/a SalesLink International B.V., f/k/a Logistical Processing B.V. (“Tilburg B.V.”) (SalesLink, SalesLink Mexico, ModusLink BV and Tilburg B.V. are hereinafter referred to each as a “Subsidiary” and collectively as, the “Subsidiaries”) as more fully described on Schedule I hereto.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and to induce the Lenders to make Loans and to issue Letters of Credit under the Loan Agreement, it is agreed to enter into this Agreement as follows:

1. Definitions. Unless otherwise defined herein, terms defined in the Loan Agreement are used herein as therein defined, and the following shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Bankruptcy Code” shall mean Title 11, United States Code, as amended from time to time, and any successor statute thereto.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2 hereof.

“Pledged Interests” shall be those membership interests in SalesLink listed on Schedule I hereto.

“Pledged Shares” shall be those shares listed on Schedule I hereto.

“Secured Liabilities” shall have the meaning assigned to such term in Section 3 hereof.

2. Pledge. Pledgor hereby pledges to Agent, for its benefit and for the ratable benefit of the Lenders, and grants to Agent, for its benefit and the ratable benefit of the Lenders, a first priority security interest in all of the following (collectively, the “Pledged Collateral”):

(a) the Pledged Shares and the certificates representing the Pledged Shares, if any, and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares of Pledgor;

(b) the Pledged Interests and the certificates representing the Pledged Interests, if any, and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests of Pledgor; and

(c) such portion, as determined by Agent as provided in Section 6(d) below, of any additional shares of stock, membership interests or other equity interest of any Subsidiary from time to time acquired by Pledgor in any manner (which shares shall be deemed to be part of the Pledged Shares), and the certificates representing such additional shares, and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or interests; provided, however, that Agent shall not take, as Pledged Collateral, equity interests of any foreign Subsidiary of Pledgor totaling more than 65% of the total equity interest of such foreign Subsidiary.

3. Security for Liabilities. This Agreement secures, and the Pledged Collateral is security for, the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, and performance of all Liabilities now or hereafter existing under and as defined in the Loan Agreement and all obligations of Pledgor now or hereafter existing under this Agreement including, without limitation, for all fees, costs and expenses whether in connection with collection actions hereunder or otherwise (collectively, the “Secured Liabilities”).

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4. Delivery of Pledged Collateral; Registration on SalesLink Books and Records. All certificates representing or evidencing the Pledged Shares shall be delivered to and held by or on behalf of Agent, for its benefit and the ratable benefit of the Lenders, pursuant hereto and shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Agent. Pledgor shall cause the pledge of the Pledged Interests to be registered on the books and records of SalesLink and the pledge of the Pledged Shares of ModusLink B.V. and Tilburg B.V. to be registered on the books and records of ModusLink B.V. and Tilburg B.V.

5. Representations and Warranties. Pledgor represents and warrants to Agent and the Lenders that:

(a) Pledgor is, and at the time of delivery of the Pledged Shares to Agent and the registration of the Pledged Interests on the books and records of SalesLink pursuant to Section 4 hereof will be, the sole holder of record and the sole beneficial owner of the Pledged Collateral pledged by Pledgor free and clear of any Lien thereon or affecting the title thereto, except for (i) any Lien created by this Agreement, (ii) as described on Schedule 1.1.4 of the Loan Agreement and (iii) any Lien or security interest in favor of the Lenders.

(b) All of the Pledged Shares and all of the Pledged Interests have been validly issued and are fully paid and non-assessable.

(c) Pledgor has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Collateral pledged by Pledgor to Agent, for its benefit and the ratable benefit of the Lenders, as provided herein.

(d) None of the Pledged Shares or the Pledged Interests have been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(e) All of the Pledged Shares are presently owned by Pledgor, and are presently represented by the stock certificates listed on Schedule I hereto, if applicable. As of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Shares other than those in favor of the Lenders.

(f) All of the Pledged Interests are presently owned by Pledgor. As of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Interests other than those in favor of the Lenders.

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(g) No consent, approval, authorization or other order of any Person and no consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority is required (i) for the pledge by Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor or (ii) for the exercise by the Agent, for its benefit and the ratable benefit of the Lenders, of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(h) Except for Pledged Collateral which constitutes equity interests of a foreign Subsidiary, the pledge, assignment and delivery of the Pledged Collateral pursuant to this Agreement will create a valid first priority Lien on and a first priority perfected security interest in the Pledged Collateral pledged by Pledgor, and the proceeds thereof, securing the payment of the Secured Liabilities, subject to no other Lien or security interest except those in favor of the Lenders.

(i) This Agreement has been duly authorized, executed and delivered by Pledgor and constitutes a legal, valid and binding obligation of Pledgor enforceable against Pledgor in accordance with its terms.

(j) With respect to domestic Subsidiaries, the Pledged Shares and the Pledged Interests constitute 100% of the issued and outstanding shares of capital stock or membership interests of each of the Subsidiaries. With respect to foreign Subsidiaries, the Pledged Shares and the Pledged Interests constitute 65% of the issued and outstanding shares of capital stock or membership interests of each of the Subsidiaries.

The representations and warranties set forth in this Section 5 shall survive the execution and delivery of this Agreement.

6. Covenants. Pledgor covenants and agrees that until the termination of this Agreement:

(a) Without the prior written consent of Agent, Pledgor will not sell, assign, transfer, pledge or otherwise encumber any of its rights in or to the Pledged Collateral pledged by Pledgor, or any unpaid dividends or other distributions or payments with respect to the Pledged Collateral or grant a Lien in the Pledged Collateral except as otherwise permitted by the Loan Agreement.

(b) Pledgor will, at its expense, promptly execute, acknowledge and deliver all such instruments and take all such action as Agent from time to time may reasonably request in order to ensure to Agent the benefits of the Liens in and to the Pledged Collateral intended to be created by this Agreement, including authorizing the Agent’s filing of any necessary financing statements, which may be filed by Agent with or without the signature of Pledgor, and will cooperate with Agent, at Pledgor’s expense, in obtaining all necessary approvals and making all necessary filings under federal or state law in connection with such Liens or any sale or transfer of the Pledged Collateral.

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(c) Pledgor has and will defend the title to the Pledged Collateral and the Liens of Agent in the Pledged Collateral against the claim of any Person and will maintain and preserve such Liens until the termination of all Commitments and indefeasible payment in full of the Secured Liabilities.

(d) Subject to the limitations set forth in Section 2(c), Pledgor will, upon obtaining any additional shares of stock of any of the Subsidiaries, which shares are not already Pledged Collateral, or upon the formation of any new subsidiary, promptly (and in any event within five (5) Business Days) deliver to Agent a Pledge Amendment, duly executed by Pledgor, substantially in the form of Schedule II hereto (a “Pledge Amendment”) in respect of any such additional shares pledging to Agent, for itself and the ratable benefit of the Lenders, all of such additional shares. Pledgor hereby authorizes Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares or Pledged Interests listed on any Pledge Amendment delivered to Agent shall for all purposes hereunder be considered Pledged Collateral.

7. Pledgor’s Rights. As long as no Default or Event of Default shall have occurred and be continuing and until written notice shall be given to Pledgor in accordance with Section 8(a) hereof:

(a) Pledgor shall have the right, from time to time, to vote and give consents with respect to the Pledged Collateral, or any part thereof for all purposes not inconsistent with the provisions of this Agreement, the Loan Agreement, and any other Ancillary Agreement; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of Agent in respect of the Pledged Collateral or which would authorize or effect (except as and to the extent expressly permitted by the Loan Agreement) (i) the dissolution or liquidation, in whole or in part, of any of the Subsidiaries, (ii) the consolidation or merger of any of the Subsidiaries with any other Person, (iii) the sale, disposition or encumbrance of all or substantially all of the assets of any of the Borrowers, (iv) any change in the authorized number of shares, the stated capital or the authorized share capital of any of the Subsidiaries or the issuance of any additional shares of any Borrower’s stock or (v) the alteration of the voting rights with respect to the stock of any of the Subsidiaries;

(b) (i) Pledgor shall be entitled, from time to time, to collect and receive for its own use all cash dividends paid in respect of the Pledged Collateral to the extent not in violation of the Loan Agreement other than any and all (A) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution and (C) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Collateral; provided, however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Agreement and

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(ii) all dividends (other than such cash dividends as are permitted to be paid to Pledgor in accordance with clause (i) above) and all other distributions in respect of any of the Pledged Collateral of Pledgor, whenever paid or made, shall be delivered to Agent to hold as Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of Agent, for its benefit and the ratable benefit the Lenders, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Agent as Pledged Collateral in the same form as so received (with any necessary indorsement).

8. Defaults and Remedies.

(a) Upon the occurrence of an Event of Default (as defined in the Loan Agreement) and during the continuation of such Event of Default, then on or at any time after such declaration (provided that such declaration is not rescinded by the Agent) and upon written notice to Pledgor, Agent (personally or through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Shares or Pledged Interests for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a stockholder with respect thereto, to collect and receive all cash dividends and other distributions made thereon, to sell in one or more sales after ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale is to take place (which notice Pledgor agrees is commercially reasonable) the whole or any part of the Pledged Collateral and to otherwise act with respect to the Pledged Collateral as though Agent was the outright owner thereof, and Pledgor hereby irrevocably constitutes and appoints Agent as the proxy and attorney-in-fact of Pledgor, with full power of substitution to do so, and which appointment shall remain in effect until the Liabilities are indefeasibly paid in full; provided, however, Agent shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so. Any sale shall be made at a public or private sale at Agent’s place of business, or at any place to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as Agent may deem fair, and Agent or any Lender may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or any right of redemption. Each sale shall be made to the highest bidder, but Agent reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate. Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of Agent.

(b) If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Liabilities, or if the Pledged Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to Agent, in its discretion, the

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unlikelihood of the proceeds of the sales of the whole of the Pledged Collateral being sufficient to discharge all the Secured Liabilities, Agent may, on one or more occasions and in its discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after ten (10) days’ notice to Pledgor.

(c) The proceeds of any sale, disposition or other realization upon all or any part of the Pledged Collateral shall be distributed by Agent, for the benefit of Agent and Lenders, upon receipt, in the following order of priorities.

First, to Agent in an amount sufficient to pay in full the expenses of Agent in connection with such sale, disposition or other realization, including all expenses, liabilities and advances incurred or made by Agent in connection therewith, including reasonable attorneys’ fees and expenses;

Second, in accordance with Section 8.7 of the Loan Agreement; and

Third, upon indefeasible payment in full of all of the Secured Liabilities, to Pledgor or its representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

(d) If, at any time when Agent shall determine to exercise its right to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as amended (or any similar statute then in effect) (the “Act”), Agent may, in its discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as Agent may deem necessary or advisable. Without limiting the generality of the foregoing, in any such event, Agent in its discretion (i) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under said Act (or similar statute), (ii) may approach and negotiate with a single possible purchaser to effect such sale and (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledged Collateral or part thereof. In addition to a private sale as provided above in this Section 8, if any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 8, then Agent shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions (i) as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale, (ii) as to the content of legends to be placed upon any certificates representing the Pledged Collateral sold in such sale, including

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restrictions on future transfer thereof, (iii) as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about Pledgor and such Person’s intentions as to the holding of the Pledged Collateral so sold for investment for its own account and not with a view to the distribution thereof and (iv) as to such other matters as Agent may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

(e) Pledgor acknowledges that notwithstanding the legal availability of a private sale or a sale subject to the restrictions described above in paragraph (d), Agent may, in its discretion, elect to register any or all the Pledged Collateral under the Act (or any applicable state securities law) in accordance with its rights hereunder. Pledgor, however, recognizes that Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Pledgor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the registrant to register such securities for public sale under the Act, or under applicable state securities laws, even if Pledgor would agree to do so.

(f) Pledgor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and Pledgor waives the benefit of all such laws to the extent it lawfully may do so. Pledgor agrees that it will not interfere with any right, power and remedy of Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Agent of any one or more of such rights, powers or remedies. No failure or delay on the part of Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon Pledgor by Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against Pledgor in any respect.

9. Waiver. No delay on Agent’s part in exercising any power of sale, Lien, option or other right hereunder, and no notice or demand which may be given to or made upon Pledgor by Agent with respect to any power of sale, Lien, option or other right hereunder, shall constitute a waiver thereof, or limit or impair Agent’s right to take any action or to exercise any power of sale, Lien, option, or any other right hereunder, without notice or demand, or prejudice Agent’s rights as against Pledgor in any respect.

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10. Assignment. Agent or any Lender may assign, indorse or transfer any instrument evidencing all or any part of the Secured Liabilities as provided in, and in accordance with, the Loan Agreement, and the holder of such instrument shall be entitled to the benefits of this Agreement.

11. Termination. Upon the indefeasible payment in full of all Secured Liabilities and termination of the Commitments under the Loan Agreement, Agent shall deliver to Pledgor the Pledged Collateral pledged by Pledgor at the time subject to this Agreement and all instruments of assignment executed in connection therewith, free and clear of the Liens hereof and, except as otherwise provided herein, all of Pledgor’s obligations hereunder shall at such time terminate.

12. Lien Absolute. All rights of Agent and Lenders hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Loan Agreement, the Notes, any other Ancillary Agreements or any other agreement or instrument governing or evidencing any Secured Liabilities;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Liabilities, or any other amendment or waiver of or any consent to any departure from the Loan Agreement, the Notes, any other Ancillary Agreement or any other agreement or instrument governing or evidencing any Secured Liabilities;

(c) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Liabilities; or

(d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor.

13. Release. Pledgor consents and agrees that Agent and Lenders may at any time, or from time to time, in their discretion (a) renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Secured Liabilities and (b) exchange, release and/or surrender all or any of the Pledged Collateral, or any part thereof, by whomsoever deposited, which is now or may hereafter be held by Agent in connection with all or any of the Secured Liabilities; all in such manner and upon such terms as Agent and Lenders may deem proper, and without notice to or further assent from Pledgor, it being hereby agreed that Pledgor shall be and remain bound upon this Agreement, irrespective of the value or condition of any of the Pledged Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Liabilities may, at any time, exceed the aggregate principal amount thereof set forth in the Loan Agreement, or any other agreement governing any Secured Liabilities. Pledgor hereby waives notice of acceptance of this Agreement,

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and also presentment, demand, protest and notice of dishonor of any and all of the Secured Liabilities, and promptness in commencing suit against any party hereto or liable hereon, and in giving any notice to or of making any claim or demand hereunder upon Pledgor. No act or omission of any kind on Agent’s part shall in any event affect or impair this Agreement.

14. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Pledgor or any Subsidiary for liquidation or reorganization, should Pledgor or any Subsidiary become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Pledgor’s or any of the Subsidiaries’ assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Liabilities, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Liabilities, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Liabilities shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

15. Miscellaneous.

(a) Agent may execute any of its duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

(b) Pledgor agrees to promptly reimburse Agent for actual out-of-pocket expenses, including, without limitation, reasonable counsel fees, incurred by Agent in connection with the administration and enforcement of this Agreement.

(c) Neither Agent nor any Lender nor any of their respective officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

(d) THIS AGREEMENT SHALL BE BINDING UPON PLEDGOR AND ITS SUCCESSORS AND ASSIGNS, AND SHALL INURE TO THE BENEFIT OF, AND BE ENFORCEABLE BY, AGENT, FOR ITS BENEFIT AND THE RATABLE BENEFIT OF THE LENDERS, AND THEIR SUCCESSORS AND ASSIGNS, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS IN EFFECT IN THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS, AND NONE OF THE TERMS OR PROVISIONS OF THIS AGREEMENT MAY BE WAIVED, ALTERED, MODIFIED OR AMENDED EXCEPT IN WRITING DULY SIGNED FOR AND ON BEHALF OF AGENT AND PLEDGOR.

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16. Severability. If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair or affect the operation of those portions of this Agreement which are valid.

17. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other a communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

(a)	If to Agent, at:

135 South LaSalle Street

Chicago, Illinois 60603

Attention: David Bacon

Fax No.: (312) 904-0409

With copies to:

Ungaretti & Harris LLP

3500 Three First National Plaza

Chicago, Illinois 60602

Attention: Gary I. Levenstein

Fax No.: (312) 977-4405

(b)	If to Pledgor, at:

1100 Winter Street

Suite 4600

Waltham, MA 02451

Attention: Chief Financial Officer

Fax No.: (        )         -

With copies to:

BRL Law Group LLC

31 St. James Avenue

Boston, Massachusetts 02116

Attention: Thomas B. Rosedale

Fax No.: (617) 399-6930

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, transmitted and confirmed by facsimile transmission answerback or five (5) Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

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18. Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

19. Counterparts. This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.

20. Continuation of Security Interest. Pledgor agrees and confirms that nothing in this Agreement shall be construed to release, cancel, terminate or otherwise adversely affect all or any part of any lien or other encumbrance granted with respect to loans under the Existing Loan Agreement and such security shall continue to secure the Secured Liabilities.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated ModusLink Pledge Agreement to be duly executed as of the date first written above.

MODUSLINK CORPORATION
a Delaware corporation

By:
Name:	Thomas Oberdorf
Title:	Chief Financial Officer and Treasurer

Accepted and Acknowledged by:
LASALLE BANK NATIONAL ASSOCIATION, as Agent

By:
Name:	David Bacon
Title:	Vice President

SCHEDULE I

TO

AMENDED AND RESTATED MODUSLINK PLEDGE AGREEMENT

PLEDGED SHARES

Stock Issuer	Class of Stock	Stock Certificate Number(s)	Number of Shares	Percentage of Outstanding Shares
SalesLink Mexico Holding Corp.	Capital Stock	2	1,000	100%
ModusLink B.V.	Capital Stock	N/A	28.6	65%
ModusLink Tilburg B.V.	Capital Stock	N/A	130	65%

PLEDGED INTERESTS

Company Name	Percentage of Outstanding Membership Interests
SalesLink LLC	100%

SCHEDULE II

TO

AMENDED AND RESTATED MODUSLINK PLEDGE AGREEMENT

PLEDGE AMENDMENT

This Pledge Amendment, dated                             ,              is delivered pursuant to Section 6(d) of that certain Amended and Restated ModusLink Pledge Agreement (the “ModusLink Pledge Agreement”), dated as of October     , 2005, by the undersigned, as Pledgor, to LaSalle Bank National Association as Agent for the Lenders party thereto. The undersigned hereby certifies that the representations and warranties in Section 4 of the ModusLink Pledge Agreement are and continue to be true and correct, both as to the shares pledged prior to this Pledge Amendment and as to the shares pledged pursuant to this Pledge Amendment. The undersigned further agrees that this Pledge Amendment may be attached to the ModusLink Pledge Agreement and that the Pledged Shares and/or Pledged Interests listed on this Pledge Amendment shall be and become a part of the Pledged Collateral referred to in said ModusLink Pledge Agreement and shall secure all Secured Liabilities referred to in said ModusLink Pledge Agreement. The undersigned acknowledges that any shares in the Issuers listed below which are owned by the undersigned and not included in the Pledged Shares at the discretion of Agent may not otherwise be pledged or otherwise used as security by Pledgor.

MODUSLINK CORPORATION a Delaware corporation

By:

Name:

Title:

Name and Address of Pledgor	Issuer	Class of Stock	Certificate Number(s)	Number of Shares

PLEDGED INTERESTS

Name and Address of Pledgor	Company Name	Percentage of Outstanding Membership Interests

Exhibit E (§2.11(A)(x))

Form of Amended and Restated Intercreditor (Subordination) Agreement

AMENDED AND RESTATED INTERCREDITOR (SUBORDINATION) AGREEMENT

THIS AMENDED AND RESTATED INTERCREDITOR (SUBORDINATION) AGREEMENT (this “Agreement”) is made as of October     , 2005 by and among CMGI, INC., a Delaware corporation (“Creditor”), CITIZENS BANK OF MASSACHUSETTS, as a Lender, LASALLE BANK NATIONAL ASSOCIATION, as a Lender and as agent for the Lenders (herein, in such capacity, called the “Agent”) and MODUSLINK CORPORATION, a Delaware corporation (“Obligor”).

WHEREAS, Obligor is indebted to Creditor pursuant to (i) that certain Secured Demand Note dated as of August 2, 2004 executed by Obligor in favor of Creditor in the principal amount of $25,000,000, (ii) that certain Secured Promissory Note dated as of December     , 2004 executed by Obligor in favor of Creditor in the principal amount of $10,000,000 and (iii) that certain Secured Promissory Note dated as of December     , 2004 executed by Obligor in favor of Creditor in the principal amount of $17,151,705 (collectively, the “CMGI Notes”);

WHEREAS, as security for Obligor’s obligations to Creditor under the CMGI Notes, Obligor granted a security interest in all of its assets to Creditor pursuant to that certain Security Agreement dated as of August 2, 2004 by and between Obligor and Creditor, as amended (the “Security Agreement”);

WHEREAS, Obligor, Agent and the Lenders party thereto are party to that certain Second Amended and Restated Loan and Security Agreement dated as of even date herewith (as amended, modified or supplemented from time to time, and together with all Ancillary Documents executed and delivered pursuant thereto, the “Loan Agreement”);

WHEREAS, Agent is requiring, as a condition to maintaining the Loans and for continuing to issue Letters of Credit pursuant to the Loan Agreement, that Creditor and Obligor execute and deliver this Agreement;

WHEREAS, Creditor deems the ongoing extension of credit to Borrowers pursuant to the Loan Agreement necessary to the conduct and operation of Obligor’s business and therefore beneficial to its interest as a shareholder of Obligor; and

WHEREAS, the term “Creditor Obligations” shall mean Obligor’s now existing and hereafter arising indebtedness, obligations, and liabilities to Creditor arising out of or under (i) the CMGI Notes, including any amendments, extensions and modifications thereto, (ii) the Security Agreement, including any amendments, extensions and modifications thereto and (iii) all other indebtedness or obligations of Obligor to Creditor (including, without limitation, all debts, claims, indebtedness and all interest thereon), however evidenced or incurred.

NOW, THEREFORE, to induce Lenders to enter into the Loan Agreement and in consideration for making the Loans and for issuing the Letters of Credit pursuant to the Loan Agreement, the extension of credit to Obligor in the future and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned do hereby agree as follows:

1. Creditor hereby subordinates the Creditor Obligations to (i) any and all sums, debts, demands, claims, liabilities or causes of action for which Obligor may be liable to the Lenders pursuant to the Loan Agreement and pursuant to any note, security agreement, guaranty, pledge agreement or other instrument or document executed pursuant thereto or in connection therewith, and all other liabilities of Obligor to Lenders including, but not limited to, all post petition interest (collectively called the “Secured Liabilities”).

2. Creditor hereby subordinates all security interests, liens, encumbrances and claims which in any way secure the Creditor Obligations, pursuant to the Security Agreement or otherwise (herein collectively called the “Creditor Collateral”), to all security interests, liens, encumbrances and claims which in any way secure the payment of the Secured Liabilities, specifically including but not limited to the security interests granted to Agent for its benefit and for the benefit of Lenders in the Loan Agreement, as the same may be modified or amended (herein collectively called the “Agent Collateral”). Creditor agrees that until the Secured Liabilities are paid in full, Creditor will not in any way, manner or respect, assert or seek to enforce by legal proceedings or other proceedings or actions any of its liens, mortgages, security interests or other encumbrances on the Creditor Collateral. Creditor agrees that this subordination and the priority established hereby shall apply regardless of the time or order of attachment or perfection of such security interests, liens, encumbrances or claims or the granting or failure to give notice thereof.

3. Creditor hereby instructs Obligor not to pay the Creditor Obligations in whole or in part, and Creditor agrees not to accept payment of the Creditor Obligations, including interest thereon, or any part thereof or seek to enforce against Obligor the Creditor Obligations or Creditor’s security interests, liens, encumbrances or claims on the Creditor Collateral, unless and until the Agent has notified Creditor, in writing, that the Secured Liabilities have been paid in full. The prohibition on payments provided for in this Section 3 shall be effective regardless of whether such payments are regularly scheduled, due at maturity or upon demand or due upon acceleration or otherwise. Notwithstanding anything to the contrary contained herein, Obligor may make, and Creditor may accept, all payments made on account of the Creditor Obligations which exist as of the date hereof if no Default or Event of Default exists and, after giving effect to any such payment to Creditor, Obligor would have a positive cash flow as reflected on the Financials determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

4. (a) Creditor agrees to hold in trust for Agent, for its benefit and the benefit of Lenders, and promptly turn over to Agent any sum or sums at any time paid, or received by Creditor in violation of the terms of this Agreement and to reimburse Agent for all costs, including reasonable attorneys’ fees, incurred by Agent in the course of collecting the sum or sums should Creditor fail to voluntarily turn over same to Agent. In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of Obligor or the proceeds thereof, in whatever form to creditors of

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Obligor occurring by reason of the liquidation, dissolution or other winding up of Obligor or by reason of any execution sale, receivership, insolvency or bankruptcy proceedings or assignments for the benefit of creditors or proceedings for reorganization or readjustment of Obligor or its properties, then and in such event, the Secured Liabilities shall first be paid in full before any payment is made upon the Creditor Obligations, and any payment or distribution of any kind or character either in cash, property or securities which shall be payable or deliverable upon or in respect of the Creditor Obligations and interest thereon shall be paid or delivered directly to Agent for application in payment of the amounts then due on the Secured Liabilities until the Secured Liabilities have been paid in full.

(b) In order to enable Agent to enforce its rights, for its benefit and for the benefit of Lenders, under the preceding Section 4(a) in any action or proceedings, Agent is hereby irrevocably authorized and empowered in its discretion to make and present for or on behalf of Creditor such proof of claim or claims against Obligor on account of the Creditor Obligations as Agent may deem expedient and proper; to vote such claims in any such proceedings; to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued; and to apply same on account of the Secured Liabilities. Creditor agrees to and does hereby assign all such claims to Agent, and Creditor further agrees to execute such instruments as may be required by Agent to enable it to enforce any and all such claims and collect any and all dividends or other payments or disbursements that may be made on account of the Creditor Obligations.

5. Creditor represents and warrants to Agent that Creditor has not assigned or transferred the Creditor Obligations or Creditor Collateral, or any interest therein, to any person, firm, association, corporation or party, that Creditor will make no such assignment or transfer and that all agreements, instruments and documents evidencing the Creditor Obligations and Creditor Collateral, including, without limitation, the CMGI Notes and the Security Agreement, will be endorsed with a proper notice of this Agreement. Creditor shall have the right to assign the Creditor Obligations provided that any such assignment shall only be made upon prior written consent of Agent, and shall be made expressly subject to the rights of the Agent hereunder conspicuously noted in writing on any such assignment, which assignment shall be in form and substance acceptable to Agent. Creditor agrees to mark the CMGI Notes with the following legend:

“This note is subordinated to all indebtedness now or hereafter owed by maker to LaSalle Bank National Association, as Agent, as provided in that certain Amended and Restated Intercreditor (Subordination) Agreement dated October , 2005.”

6. Agent is hereby authorized by Creditor to: (a) renew, compromise, extend or otherwise change the time of payment or any other terms of the Secured Liabilities under the Loan Agreement; (b) exchange, enforce, waive or release any security therefor; (c) apply such security and direct the order or manner of sale thereof in such manner as the Agent may in its sole discretion

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determine; or (d) amend and restate the Loan Agreement, all without notice to Creditor and without affecting the subordination provided by this Agreement; provided that Agent shall not accelerate the time of payment of the Secured Liabilities unless otherwise permitted by the Loan Agreement or related documents or increase the rate of interest payable thereon or any part thereof other than as permitted in the Loan Agreement or related documents.

7. This Agreement shall continue in full force and effect until (i) Creditor shall receive from Agent notice in writing of its termination after the payment in full of the entire Secured Liabilities and (ii) SalesLink is not indebted in any manner to any Lender and the Commitments have been terminated. Creditor agrees that it will not challenge the liens and security interests of the Agent for its benefit and the benefit of the Lenders securing payment of the Secured Liabilities and that as between the Agent, Lenders and Creditor, the terms of this Agreement shall govern even if part or all of the Secured Liabilities or the liens or security interests securing payment thereof are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

8. All notices, payments, requests, reports, information and demands which any party may desire or may be required to give or make to any other party shall be given or made upon such party in writing by hand delivery, by facsimile or by the deposit in the United States mail, postage prepaid, certified or registered addressed as follows:

To Agent:

135 South LaSalle Street

Chicago, Illinois 60603

Attention: David Bacon

Fax No.: (312) 904-0409

With copies to:

Ungaretti & Harris LLP

3500 Three First National Plaza

Chicago, Illinois 60602

Attention: Gary I. Levenstein

Fax No.: (312) 977-4405

To Creditor:

CMGI, Inc.

1100 Winter Street

Suite 4600

Waltham, MA 02451

Attention: Chief Financial Officer

Fax No.: (    )     -

4

With copies to:

BRL Law Group LLC

31 St. James Avenue

Boston, Massachusetts 02116

Attention: Tom Rosedale

Fax No.: (617) 399-6930

Said notice shall be deemed given when delivered, if delivered by hand; when sent with confirmation of transmission, if sent by facsimile; or three (3) days after deposit in the mail, postage prepaid, if mailed as aforesaid. Creditor hereby agrees that if at any time or times it notifies Obligor that Obligor is in default in respect of the Creditor Obligations, it shall simultaneously provide notice thereof to Agent.

9. Creditor irrevocably agrees that subject to Agent’s sole and absolute election, all actions or proceedings in any way, manner or respect, arising out of or from or related to this Agreement, the other agreements, or any Agent Collateral may be litigated only in the courts having situs within the City of Chicago, State of Illinois. Creditor hereby consents and submits to the jurisdiction of any local, state or federal court located within the City of Chicago and State of Illinois. Creditor hereby waives any rights it may have to transfer or change venue of any litigation brought against Creditor by Agent in accordance with this paragraph.

10. This Agreement shall be binding upon the successors and assigns of Creditor, Obligor and Agent. This Agreement and any existing or future claim of Agent hereunder may be assigned by Agent, in whole or in part, without notice to Creditor. Agent may, without notice, assign this Agreement in whole or in part in connection with an assignment of all or part of the Loan Agreement or a sale of a participation thereunder.

11. No amendment to or waiver of any provision of this Agreement nor consent to any departure by Creditor or Obligor herefrom shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12. References herein to Sections are references to Sections of this Agreement unless otherwise indicated. Capitalized terms not otherwise defined herein shall have the meanings provided in the Loan Agreement.

13. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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14. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

15. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS. THIS AGREEMENT CONSTITUTES THE ENTIRE UNDERSTANDING BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

16. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (i) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION HEREWITH OR (ii) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature page attached]

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IN WITNESS WHEREOF, the undersigned have caused this Amended and Restated Intercreditor (Subordination) Agreement to be duly executed on the date first above written.

CMGI, INC.
a Delaware corporation

By:
Name:	Thomas Oberdorf
Its:	Chief Financial Officer and Treasurer

LASALLE BANK NATIONAL ASSOCIATION, as Agent and a Lender

By:
Name:	David Bacon
Its:	Vice President

AGREED AND ACKNOWLEDGED BY:

CITIZENS BANK OF MASSACHUSETTS, as a Lender

By:

Name:

Title:

ACCEPTANCE OF OBLIGOR

The undersigned hereby accepts and consents to the foregoing Agreement and agrees to be bound by all of the provisions thereof and to recognize all priorities and rights granted thereby to LaSalle Bank National Association, as a Lender and as agent for the Lenders, and its successors and assigns and to perform in accordance therewith.

MODUSLINK CORPORATION
a Delaware corporation

By:
Name:	Thomas Oberdorf
Its:	Chief Financial Officer and Treasurer

Amended and Restated Intercreditor (Subordination) Agreement

Exhibit F (§ 2.11C))

Form of Landlord Waiver

LANDLORD’S WAIVER AND CONSENT

THIS LANDLORD’S WAIVER AND CONSENT (“Waiver and Consent”) is made and entered into as of                     , 2005 by and between                                          (“Landlord”) and                                          (“Tenant”).

A. Landlord is the owner of certain real property commonly known as                                          (the “Premises”).

B. Tenant entered into that certain lease with Landlord dated                     , as amended by                                         , to lease the Premises (the “Lease”).

C. Tenant and other borrowers entered into a Second Amended and Restated Loan and Security Agreement with LaSalle Bank National Association (“Agent”) and the lenders party thereto, dated October     , 2005 (the “Loan Agreement”), pursuant to which Agent and the other lenders agreed to make extensions of credit to Tenant and other borrowers and granted to Agent a security interest in and lien upon the general business assets of Tenant and the other borrowers.

D. As a condition to making such extensions of credit, Tenant agreed to cause Landlord to enter into this Waiver and Consent.

E. Landlord will benefit from this Waiver and Consent as a result of Tenant’s continued tenancy at the Premises.

NOW, THEREFORE, in consideration of any financial accommodations extended by Agent to Tenant, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Landlord acknowledges the validity of Agent’s security interest in the Collateral (as such term is defined in the Loan Agreement) located on the Premises and, until such time as the obligations of Tenant to Agent are indefeasibly paid in full, Landlord hereby subordinates any interest in the Collateral it may have and agrees not to assert any landlord lien, right of distraint or other claim against the Collateral for any reason, including Collateral consisting of trade fixtures.

2. Landlord represents and warrants that: (i) a true and correct copy of the Lease is attached hereto as Exhibit A, (ii) the Lease, as attached, is in full force and effect, (iii) the Lease has not been modified, changed, altered, assigned, supplemented or amended in any respect and (iv) Landlord is not aware of any existing default by Tenant under the Lease.

3. Landlord will provide Agent with written notice of any default by Tenant under the Lease (a “Default Notice”). Agent shall have at least fifteen (15) days following receipt of such Default Notice to cure such default, but Agent shall not be under any obligation to cure any default by Tenant under the Lease. No action by Agent pursuant to this Waiver and Consent shall be deemed to be an assumption by Agent of any obligation under the Lease and, except as provided in paragraphs 5, 6 and 7 below, Agent shall not have any obligation to Landlord.

4. Prior to a termination of the Lease, Agent or its representatives or invitees may enter upon the Premises at any time without any interference by Landlord to inspect or remove any or all of the Collateral or exercise of its other rights under the Loan Agreement or the Uniform Commercial Code of Illinois (the “UCC”), including, without limitation, conduct a private sale pursuant to the provisions of paragraph 6 below.

5. Upon a termination of the Lease, Landlord will permit Agent and its representatives and invitees to occupy and remain on the Premises and exercise its rights under the Loan Agreement or under the UCC; provided, that (a) such period of occupation (the “Disposition Period”) shall not exceed up to ninety (90) days following receipt by Agent of a Default Notice or, if the Lease has expired by its own terms (absent a default thereunder), up to thirty (30) days following Agent’s receipt of written notice of such expiration, (b) for the actual period of occupancy by Agent, Agent will pay to Landlord the basic rent due under the Lease pro-rated on a per diem basis determined on a 30-day month, and shall provide and retain liability and property insurance coverage, electricity and heat to the extent required by the Lease and (c) such amounts paid by Agent to Landlord shall exclude any rent adjustments, indemnity payments or similar amount for which Tenant remains liable under the Lease for default, holdover status or other similar charges. If any injunction or stay is issued that prohibits Agent form removing the Collateral, the commencement of the Disposition Period will be deferred until such injunction or stay is lifted or removed.

6. During any Disposition Period, (a) Agent and its representatives and invitees may inspect, repossess, remove and other wise deal with the Collateral, and Agent may advertise and conduct private sales of the Collateral at the Premises, in each case without interference by Landlord or liability of Agent to Landlord and (b) Agent shall make the Premises available for inspection by Landlord and prospective tenants and shall cooperate in Landlord’s reasonable efforts to re-lease the Premises. If Agent conducts a private sale of the Collateral at the Premises, Agent shall use reasonable efforts to notify Landlord first and to hold such sale in a manner which would not unduly disrupt Landlord’s or any other tenant’s use of the Premises.

7. Agent shall promptly repair, at Agent’s expense, or reimburse Landlord for any physical damage to the Premises actually caused by the conduct of such sale and any removal of Collateral by or through Agent (ordinary wear and tear excluded). Agent shall not be liable for any diminution in value of the Premises caused by the absence of Collateral removed, and Agent shall not have any duty or obligation to remove or dispose of any Collateral left on the Premises by Tenant.

8. All notices hereunder shall be in writing to the respective parties and the addresses set forth on the signature page or at such other address as the receiving party shall designate in writing.

9. This Waiver and Consent may be executed in any number of several counterparts, shall be governed and controlled by, and interpreted under, the internal laws of the State of Illinois, and shall inure to the benefit of Agent and its successors and assigns and shall be binding upon Landlord and its successors and assigns (including any transferees of the Premises).

[signature page attached]

IN WITNESS WHEREOF, this Landlord’s Waiver and Consent is entered into as of the date first set forth above.

LANDLORD:

By:

Name:

Title:

AGENT:

LASALLE BANK NATIONAL ASSOCIATION

135 South LaSalle Street Chicago, Illinois 60603 Attention: David Bacon Fax: (312) 904-0409
By:

Name:

Title:

Exhibit G (§7.2(C)(ii))

Form of Financial Condition and Compliance Certificate

[to be provided by Agent]

Exhibit H (§7.2(C)(iv))

Form of Borrowing Base Certificate

[to be provided by Agent]

Schedule 1.1.1

Commercial Tort Claims

None.

Schedule 1.1.2

Eligible Collateral Locations

8356 Central Avenue

Newark, California 94550

7245 Corporate Center Dr

Suite D-E

Miami, Florida 33126

415 Lies Road

Carol Stream, Illinois

343 Lies Road

Carol Stream, Illinois

6112 West 73rd Street

Bedford Park, Illinois 60638

7955 Zionsville Road

Indianapolis, Indiana 46268

1100 Winter Street, Suite 4600

Waltham, Massachusetts 02451

425 Medford Street

Charlestown, Massachusetts 02129

501 Innovation Ave.

Morrisville, North Carolina

409-A Airport Boulevard

Suite 200

Morrisville, NC 27560

7205 NW Evergreen Pkwy.

Hillsboro, Oregon 97124

Space Park Distribution Center #8

Building J 1001 – 1010

Space Park Drive

Nashville, Tennessee

Crystal Park

116 E. Old Settler’s Blvd., Buildings A and B

Round Rock, Texas 78664

500 South 500 West

Lindon, Utah 84042

4640 South 5400 West

West Valley City, Utah

Parque Industrial Tecnológico II

Anillo Periferico Sur # 7980

Nave 5, Esq. Av. Colon

Tlaquepaque, Jalisco

C.P. 45600 Mexico

ModusLink SA de CV

Parque Industrial Martel

Avenida E #561

Entre Av. G y calle Milagro

Apodaca, N.L.

C.P. 66634 Mexico

Schedule 1.1.3

Existing Permitted Debt

None.

Schedule 1.1.4

Existing Permitted Liens

ModusLink

Liens and encumbrances in favor of CMGI were granted by ModusLink pursuant to that certain Guarantee and Security Agreement dated as of July 31, 2003 by and among CMGI, SalesLink and certain additional parties thereto, the rights and obligations under which were assigned by SalesLink to ModusLink pursuant to that certain Assignment Agreement and Agreement to Amend and Restate by and among CMGI, SalesLink, ModusLink and certain additional parties thereto dated as of December 31, 2004. CMGI has filed UCC-1 financing statements to record such Liens and encumbrances on the collateral defined therein and will file amendments to such UCC-1 financing statements to reflect the assignment of such collateral by SalesLink to ModusLink.

Schedule 2.1

Initial Revolving Credit Commitments:

Lender	Revolving Credit Commitment
LaSalle Bank National Association	$32,083,333.33
Citizens Bank of Massachusetts	$22,916,666.67

Total	$55,000,000.00

Final Revolving Credit Commitments:

Lender	Revolving Credit Commitment
LaSalle Bank National Association	$35,000,000.00
Citizens Bank of Massachusetts	$25,000,000.00

Total	$60,000,000.00

Schedule 6.1(B)

Fictitious Names

ModusLink Corporation

“iLogistix”

“InSolutions Incorporated”

“Lavender Acquisition Corp.”

“Lone Star”

“MMI”

“Modus”

“Modus Media”

“Modus Media International”

“OnDemand Solutions, Inc.”

“Pacific Direct Marketing Corp.”

“Pacific Link”

“Pacific Link International”

“PacLink”

“SalesLink Corporation”

“SalesLink LLC”

“SL Supply Chain Services International Corp.”

Schedule 6.1(I)

Litigation; Indebtedness; Guarantees

Litigation

None.

Indebtedness; Guarantees

ModusLink Corporation has guaranteed the debt of third parties under the following documents:

•	Office Lease between BHX, LLC and Open Channel Solutions, Inc. for premises located at Building #1, 1400 Providence Highway, Norwood, Massachusetts

•

Corporate Guaranty, dated February 2, 2000 in connection with the Operating Lease between ABN AMRO Onroerend Goed Lease en Financieringen B.V. and Modus Media International B.V. for financing and lease of planned construction in Apeldoorn, dated February 4, 2000, as amended

Schedule 6.1(K)

Collateral

Sun Microsystems, Inc. (“Sun”) has filed UCC financing statements in Delaware and Utah regarding certain inventory of Sun held on various business premises of ModusLink. While such financing statements name ModusLink as a debtor, the inventory subject to such financing statements is owned by Sun. ModusLink serves merely as the bailee of such property, rather than as the owner of property subject to a Lien or other encumbrance, and such financing statements were filed to clarify such ownership.

Schedule 6.1(R)

Subsidiaries

ModusLink Corporation

Subsidiaries:

Sol Holdings, Inc.

Sol Services Corporation S.A. de C.V.

Modus Media International, S.A. de C.V.

Modus Media International Leinster Unlimited

Modus Media International (Ireland) Limited

Modus Media International Documentation Services (Ireland) Ltd.

Modus Media International Ireland (Holdings)

Modus Media International Dublin

ModusLink Kildare

ModusLink Services Europe

Modus Media International Financial Services Ltd

Lieboch Limited

ModusLink France SAS

Modus Media International Angers SAS

ModusLink B.V.

ModusLink Ltd

ModusLink Packaging Hungary Limited Liability Company

ModusLink Pte Ltd

ModusLink Solution Services Pte. Ltd.

ModusLink (Taiwan) CD Service Limited

ModusLink Software (Shenzhen) Co., Ltd.

ModusLink Electronic Technology (Shenzhen) Co., Ltd.

ModusLink (Shanghai) Co., Ltd.

ModusLink (Kunshan) Co., Ltd.

ModusLink (Songjiang) Co., Ltd.

ModusLink (Hong Kong) Pte Limited

ModusLink (M) Sdn Bhd

ModusLink Korea LLC

ModusLink Tilburg B.V.

Logistix Holdings Europe Ltd.

SalesLink Solutions International Ireland Limited (formerly known as Logistix Ireland Ltd.)

SalesLink International (Singapore) Pte. Ltd.

SalesLink International (Malaysia) Sdn. Bhd.

(formerly known as iLogistix Supply Chain Management (M) Sdn. Bhd.)

(100% owned by SalesLink International (Singapore) Pte. Ltd.)

SalesLink International UK Ltd.

SalesLink Hungary Kft.

SalesLink China

SalesLink LLC (formerly known as “SalesLink Corporation”)

SalesLink Mexico Holding Corp.

Owns Equity Interest (50% or less):

Modus Media Japan K.K.

GMD Korea, Inc.

Open Channel Solutions, Inc.

Twin Solutions LLC

SalesLink LLC (formerly known as “SalesLink Corporation”)

Subsidiaries:

SalesLink Mexico Holding Corp.

SalesLink de Mexico, S. de R.L. de C.V.

SalesLink Servicos S. de R.L. de C.V.

SalesLink Mexico Holding Corp.

Owns Equity Interest (50% or less):

SalesLink de Mexico, S. de R.L. de C.V.

SalesLink Servicos S. de R.L. de C.V.

Schedule 6.1(T)

Collateral

Please see Schedule 6.1 (K) above.

Schedule 6.1(V)

Intellectual Property

ModusLink Corporation

Trademark	USPTO Registration Number	Registration Date
MODUSLINK	78/469,055	08/17/04

MMI (and design)	2461359	6/19/01

MMI (and design)	2516520	12/11/01

MODUS MEDIA INTERNATIONAL (and 2- line design)	2413647	12/19/00

MODUS MEDIA INTERNATIONAL (and 2- line design)	2401568	11/7/00

MODUS MEDIA INTERNATIONAL (and 3- line design)	2399426	10/31/00

MODUS MEDIA INTERNATIONAL (and 3- line design)	2401567	11/7/00

InSolutions Incorporated (with logo)	2054299	4/22/97

IS (logo)	2183258	8/25/98

ILOGISTIX	2592251	7/9/02

@PRIORI	2364500	7/4/00

LOGISTIX	1948078	1/16/96

LOGISTIX	1465769	11/17/87

SalesLink LLC (formerly known as “SalesLink Corporation”)

Trademark	USPTO Registration Number	Registration Date
SALESLINK	1620344	10/30/90

In addition, ModusLink has protected its name and derivatives thereof in jurisdictions outside of the United States.